              Filed pursuant to Rule 424(b)4 File Number 333-84557


P_R_O_S_P_E_C_T_U_S

                                9,000,000 SHARES

                                  [ZAPME! LOGO]

                                  COMMON STOCK

                                 --------------


    This is ZapMe! Corporation's initial public offering of common stock. Prior to the offering, there has been no public market for the common stock.



    The shares of common stock have been approved for quotation on the Nasdaq National Market under the symbol "IZAP."


    INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                               -----------------


                                                               PER SHARE       TOTAL
                                                               ----------  --------------
Public offering price........................................     $11.00      $99,000,000
Underwriting discount........................................       $.77       $6,930,000
Proceeds, before expenses, to ZapMe! Corporation.............     $10.23      $92,070,000


    The underwriters may also purchase up to an additional 1,350,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


    The shares of common stock will be ready for delivery in New York, New York on or about October 25, 1999.


                               ------------------

MERRILL LYNCH & CO.
           DEUTSCHE BANC ALEX. BROWN
                       THOMAS WEISEL PARTNERS LLC
                                   WIT CAPITAL CORPORATION

                               ------------------


                The date of this prospectus is October 19, 1999.

                            INSIDE FRONT COVER PAGE
                      DIAGRAMS, DESCRIPTIONS AND CAPTIONS

1.  Top caption: ZapMe! Network.

2. Center: The front inside cover contains a map of the United States that shows the range of ZapMe!'s broadband interactive network. A satellite is pictured sending communications to ZapMe!'s network operation centers, as well as to states where ZapMe! has either already installed computer labs or has contracted to do so.

    Caption: Our broadband interactive network provides: Free high-end PC's, software, installation and support to schools; the latest technology tools and educational resources, including over 10,000 indexed third-party educational sites and Microsoft software; free "always on" satellite connection to the Internet; engaging, media-rich experience designed primarily for students aged 13-19; advanced communications tools to network students, teachers and parents.

                             INSIDE BACK COVER PAGE
                            PHOTOGRAPHS AND CAPTIONS

1.  Top caption: ZapMe! Network.

2.  Center: Color photo of students using the ZapMe! network in school.

3.  Bottom: Color photo of six students.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           1
Risk Factors...............................................................................................           5
Special Note Regarding Forward-Looking Statements..........................................................          20
Use of Proceeds............................................................................................          21
Dividend Policy............................................................................................          21
Capitalization.............................................................................................          22
Dilution...................................................................................................          25
Selected Financial Data....................................................................................          27
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          28
Business...................................................................................................          37
Management.................................................................................................          52
Certain Transactions.......................................................................................          63
Principal Stockholders.....................................................................................          66
Description of Capital Stock...............................................................................          68
Shares Eligible for Future Sale............................................................................          72
Underwriting...............................................................................................          74
Legal Matters..............................................................................................          76
Experts....................................................................................................          77
Available Information......................................................................................          77
Index to Financial Statements..............................................................................         F-1


                            ------------------------
    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you different information. If anyone provides you different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY
    THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH IN "RISK FACTORS."
OUR COMPANY
    ZapMe! is building a broadband interactive network that brings the latest technology tools and educational resources to schools for free. For each school participating in the ZapMe! network, we provide free PCs, software, installation and support, as well as a free, "always on" connection to the Internet using a satellite system. The ZapMe! network, which is designed primarily for students aged 13-19, makes education more engaging and entertaining by providing a rich media computer experience that is free and easy to use. We plan to extend the ZapMe! network into the home in order to enhance a student's educational experience and promote better communication among students, teachers and parents.
    Each school participating in the ZapMe! network typically receives 15 high-end, multimedia PCs with 17-inch monitors, a computer server that is equipped to receive satellite transmissions, and a laser printer, as well as broadband access to the ZapMe! Netspace and the Internet. The ZapMe! Netspace is our proprietary, easy-to-use interface that provides access to over 10,000 Internet sites that we identify, review and index for easy reference and other aggregated content, applications, and services, including Microsoft Word, Excel and PowerPoint. In addition, we provide a range of educational and communication tools, including ZapMail, our network email program, and ZapPoints, a membership program that rewards students for using the ZapMe! network. Because ZapMe!'s network employs a satellite system, a ZapMe! lab does not require extensive rewiring to connect to the Internet.
    We believe that by providing schools with free PCs and broadband connectivity to the Internet, we will help to alleviate the significant technology funding gap in schools, and provide greater educational and economic opportunity to students of all demographic backgrounds by giving them access to the digital tools and electronic information that are critical in today's knowledge-based economy. Moreover, the ZapMe! network will provide a platform for the school community to engage in many important activities, including providing teachers and administrators with access to Internet-based educational content, cost-effective school e-commerce solutions, and school fundraising opportunities. In connection with many of these core activities, the ZapMe! network has established strategic alliances with a wide range of companies to further enhance the educational experience. In addition, we plan to enter into additional strategic alliances to enhance our technology, gain access to compelling educational content, add new features and functionality, or generate sponsorship and e-commerce revenues.
    In particular, in the Fall of the 1999-2000 school year, the ZapMe! network will:
    - Enable schools and students to obtain equipment from leading technology and document management companies, including Dell, the primary provider of PC's and servers for our network, and Xerox, the primary provider of printers for our network;
    - Offer access to educational testing and training programs, through an exclusive strategic relationship with Sylvan, a leading provider of educational services to students in grades K-12;
    - Create convenient, low-cost purchasing options for teachers and administrators interested in purchasing school supplies, software and supplementary materials from School Specialty, Inc., the largest supplier of non-textbook education products to educators in the U.S.; and
    - Facilitate safe and effective implementation of school fundraising activities, such as online magazine drives with New Sub Services, the world's largest provider of magazine subscriptions.
    Funding for the development, installation and maintenance of the ZapMe! network is provided by a combination of corporate sponsorships and e-commerce relationships. We expect to derive additional revenue from partners and other sources from after-school use of ZapMe! labs and participation in fundraising activities. In particular, we will receive additional revenue from Sylvan, which has committed to sharing a percentage of its profits resulting from joint activities on the ZapMe! network. Participating sponsors have the opportunity to underwrite public service messages, as well as corporate sponsorships appropriate for ZapMe! network users, including students aged 13-19, teachers and administrators.
    We intend to aggressively grow our installed base of schools and increase our number of users by installing ZapMe! labs in schools throughout the country. As our installed base of schools and number of users grow, we intend to stimulate demand for, and use of, our educational network at home. Students and parents will be able to log on to the ZapMe! network from home in order to communicate with other ZapMe! users, as well as access ZapMe! applications and features unique to the home version. We believe that ZapMe! will increase parental involvement in schools by facilitating communication with teachers.
    As of July 31, 1999, there were more than 250 school districts, representing over 6,000 K-12 schools, including more than 2,000 middle and high schools, that have approved and signed a three-year contract with us that permits us to install a ZapMe! lab at those districts' schools. As of July 31, 1999, we had installed ZapMe! labs in over 220 schools, which had an average of more than 1,000 students, representing over 220,000 students, each of whom has access to a free ZapMe! account upon request. While the home version of the ZapMe! Network is free and is designed to work with a home user's existing Internet access account, ZapMe! plans on directly offering home users a modestly priced ZapMe! branded Internet access account in the event the home user does not have an existing account or wishes to purchase Internet access through ZapMe!. In the Fall of the 1999-2000 school year, ZapMe! will expand current programs and incentives to encourage network usage.
CORPORATE INFORMATION
    We incorporated in California in June 1997 under the name Satellite Online Solutions, Inc. In October 1998 we changed our name to ZapMe! Corporation. Our principal executive offices are located at 3000 Executive Parkway, San Ramon, CA, 94583, and our telephone number at that location is (925) 543-0300. Our main web site address is WWW.ZAPME.COM. The reference to our Internet address does not constitute incorporation by reference of the information contained at this web site.
    ZapMe! and the ZapMe! logo, ZapMail, ZapPoints, ZapSearch, ZapMe! Home, and I Need To Know are unregistered trademarks of ZapMe!. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.
ASSUMPTIONS
    Except as otherwise noted, all information in this prospectus assumes:

    - our reincorporation from California to Delaware, which was completed prior to the effectiveness of this offering;


    - the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering on October 25, 1999;

    - no exercise of the underwriters' over-allotment option; and

    - the sale of a total of 488,753 shares to various Series D shareholders associated with Gilat Satellite Networks in a concurrent public offering at the initial public offering price minus the underwriting discount and commissions.

CONCURRENT OFFERING

    Concurrently with our underwritten public offering, we are offering directly to various Series D shareholders associated with Gilat Satellite Networks, at the initial public offering price minus the underwriting discount and commissions, an aggregate of 488,753 shares of our common stock. Although these shareholders have indicated an intention to purchase the shares in the concurrent offering, they are not obligated to do so. The sale of shares to any of these shareholders in the concurrent offering is not dependent on the sale of shares to the others, and we might not sell any shares in the concurrent offering. If these shareholders do not purchase their full allotment of shares in the concurrent offering, we will not sell any of the remainder of those allotted shares. In this prospectus, we refer to the offering of the 9,000,000 shares hereby as the "underwritten offering," to the offering of 488,753 shares of common stock as the "concurrent offering" and to the underwritten offering and the concurrent offering together as the "offerings."

THE OFFERINGS


Common stock offered in the underwritten
  offering...................................  9,000,000 shares
Common stock offered in the concurrent
  offering...................................  488,753 shares
Common stock to be outstanding after the
  offerings..................................  42,476,277 shares
Use of proceeds..............................  For general corporate purposes, including expansion of operations, working capital,
                                               product development and other corporate
                                               expenses.
Nasdaq National Market symbol................  IZAP


    The above table is based on shares outstanding as of June 30, 1999. This table excludes, as of June 30, 1999:
    - 2,512,857 shares of common stock issuable upon exercise of options outstanding under our 1997 Stock Option Plan and 1998 Stock Option Plan at a weighted average exercise price of $1.87 per share and 386,493 shares reserved for future issuance under the plans; and
    - 895,890 shares of common stock issuable upon exercise of outstanding warrants, of which 755,890 shares at a weighted average exercise price of $3.84 per share were outstanding at June 30, 1999.
    "Common stock to be outstanding after the offering" in the above table includes:
    - 2,030,000 shares of Series E Preferred Stock sold in August 1999;

    - 309,260 additional shares issuable to holders of the Series C preferred stock on closing of this offering;


    - 501,732 additional shares issuable to holders of the Series D preferred stock on closing of this offering; and


    - 35,371 additional shares issuable to holders of the Series E preferred stock on closing of this offering.


    See "Management--Incentive Stock Plans," beginning on page 58, for a detailed description of our incentive stock plans; "Description of Capital Stock," beginning on page 68, for a detailed description of our capital stock; and note 3 of "Notes to Financial Statements," beginning on page F-12, for a detailed description of our stockholders' equity.

                             SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  JUNE 25,
                                                                    1997
                                                                (INCEPTION)                   SIX MONTHS ENDED
                                                                  THROUGH      YEAR ENDED         JUNE 30,
                                                                DECEMBER 31,  DECEMBER 31,  ---------------------
                                                                    1997          1998        1998        1999
                                                                ------------  ------------  ---------  ----------
                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenue.....................................................   $       --    $       --   $      --  $      147
  Loss from operations........................................         (570)       (4,995)     (1,028)     (9,096)
  Net loss....................................................         (581)       (5,031)     (1,063)     (9,067)
  Net loss applicable to common stockholders..................         (581)       (5,637)     (1,063)    (12,838)
  Net loss per share, basic and diluted.......................   $    (0.05)   $    (0.48)  $   (0.09) $    (0.95)
  Shares used in calculation of net loss per share, basic and
    diluted...................................................       11,183        11,685      11,859      13,517
  Pro forma net loss per share, basic and diluted
    (unaudited)...............................................                 $    (0.32)             $    (0.36)
  Shares used in computing pro forma net loss per share, basic
    and diluted (unaudited)...................................                     15,993                  25,462

    See note 1 of notes to financial statements, beginning on page F-9, for an explanation of the determination of the number of shares used in computing per share data.


                                                                                 JUNE 30, 1999
                                                             -----------------------------------------------------
                                                                                      PRO FORMA     PRO FORMA AS
                                                              ACTUAL     PRO FORMA   AS ADJUSTED  FURTHER ADJUSTED
                                                             ---------  -----------  -----------  ----------------
                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents................................  $  19,855   $  29,355    $ 120,425     $    125,425
  Working capital..........................................     15,597      25,097      116,167          121,167
  Total assets.............................................     32,146      41,646      132,716          137,716
  Capital lease obligations................................      6,705       6,705        6,705            6,705
  Redeemable convertible preferred stock...................      6,080       6,080           --               --
  Stockholders' equity.....................................     14,960      24,460      121,610          126,610


    The balance sheet data table set forth above summarizes:
    - actual balance sheet data;

    - pro forma balance sheet data giving effect to the sale of 2,030,000 shares of Series E preferred stock in August 1999, with net proceeds of approximately $9.5 million;


    - pro forma as adjusted balance sheet data, adjusted to give effect to the sale by ZapMe! in the underwritten offering of 9,000,000 shares of common stock offered through this prospectus, at an initial public offering price of $11.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us and the conversion of all outstanding shares of preferred stock, including the shares of Series E preferred stock, into shares of common stock; and


    - pro forma as further adjusted balance sheet data, adjusted to give effect to the underwritten offering and the sale of an additional 488,753 shares in the concurrent offering at an initial public offering price of $11.00 per share, less the underwriting discount and commissions.

                                  RISK FACTORS

    THIS OFFERING AND AN INVESTMENT IN OUR COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK. OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED BY ANY OF THE FOLLOWING RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

WE HAVE AN UNPROVEN BUSINESS MODEL AND A LIMITED OPERATING HISTORY WHICH MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT

    Because we were incorporated in June 1997 and only launched our network in June 1998, we have a limited operating history on which investors can base an evaluation of our business and prospects. Our revenue and income potential are unproven and our business model is unique, constantly evolves and will continue to evolve. We only recently began generating revenue from sponsorships and to date we have not generated any revenue from e-commerce or network services. We have limited insight into trends that may emerge and affect our business.

    An investor in our common stock must carefully consider the risks and difficulties frequently encountered by companies in an early stage of development, as well as the risks we face due to our participation in a new and rapidly evolving market. Our business strategy may not be successful and we may not successfully overcome these risks. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations," beginning on page 28, for more detailed information on our limited operating history.

WE HAVE A HISTORY OF LOSSES, AND WE EXPECT LOSSES AND SIGNIFICANT INCREASES IN OUR OPERATING EXPENSES FOR THE FORESEEABLE FUTURE

    We incurred net losses of approximately $14.7 million for the period of inception through June 30, 1999. These losses resulted primarily from costs related to developing the ZapMe! network, deploying the ZapMe! network to schools and developing content and features for the ZapMe! network. We have not achieved profitability. We expect to have increasing net losses and negative cash flows for the foreseeable future. The size of these net losses will depend, in part, on the rate of growth in our revenues from our sponsors, e-commerce offerings and network services and on the level of our expenses. We intend to increase our operating expenses substantially as we:

    - increase the number of users of our network through the deployment of our network to additional schools;

    - increase our network usage through marketing activities and the addition of new features; and

    - increase our general and administrative functions to support our growing operations.

    As a result, we expect that our operating expenses will increase significantly for the foreseeable future. With increased expenses, we will need to generate significant additional revenues to achieve profitability. Consequently, it is possible that we will never achieve profitability, and even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If we do not achieve or sustain profitability in the future, then we may be unable to continue our operations.

WE EXPECT OUR QUARTERLY FINANCIAL RESULTS TO FLUCTUATE AND OUR EARLY STAGE OF DEVELOPMENT LIMITS OUR ABILITY TO PREDICT REVENUES AND EXPENSES PRECISELY

    Our quarterly and annual operating results have varied in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Factors that might cause quarterly fluctuations in our operating results include the factors described in the subheadings below. To respond to these and other factors, we may need to make business decisions that could impact our quarterly operating results. Most of our expenses, such as lease payment obligations, employee compensation and rent, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if total revenues for a particular quarter are below our expectations we could not proportionately reduce our operating expenses for that quarter. Therefore, this revenue shortfall would have a disproportionate effect on our expected operating results for that quarter. Consequently, we believe that period-to-period comparisons of our operating results are not necessarily meaningful, and should not be viewed as indicators of our future performance. In addition, during future periods our quarterly or annual operating results may fail to meet the expectations of securities analysts or investors. In this case the trading price of our common stock would likely decrease.

OUR METHODS OF GENERATING REVENUES ARE NEW AND LARGELY UNTESTED AND IF WE ARE UNABLE TO ESTABLISH AND CONTINUE TO GENERATE MULTIPLE REVENUE STREAMS OUR FUTURE REVENUE GROWTH WILL SUFFER

    The success of our business will depend on our ability to generate revenue. We have only recently begun to generate revenue, and because our methods of generating revenue are new and largely untested we may generate lower revenues than we expect. Further, if we are unable to generate multiple new sources of revenue, our future revenue growth will suffer. We initially expect to receive the majority of our revenue from:

    - sponsorships;

    - e-commerce; and

    - network services, including marketing and profit sharing fees.

    From inception through June 30, 1999, we generated approximately 90% of our revenue from sponsorships. Although we expect to generate a portion of our future revenue through e-commerce, we have not generated any e-commerce revenue through June 30, 1999. As a result, our expected primary methods of generating revenue are relatively new to us and largely untested.

    We expect that revenue from sponsorships will make up a significant amount of our revenue for the foreseeable future, although we may never achieve significant sponsorship revenue. If Internet and online advertising do not continue to grow, or if sponsorship on the ZapMe! network does not achieve market acceptance, our revenues generated from sponsorships will be lower than expected, and may be insufficient to support our business model. See "Business--Our Strategy," beginning on page 41, for more detailed information regarding sponsorship revenue.

    The success of our e-commerce initiative depends on our users being willing to engage in commerce over our network and more generally upon the adoption of the Internet as a medium for commerce by a broad base of customers and our users. If this market fails to develop or develops more slowly than expected, or if our e-commerce services do not achieve market acceptance, our revenue generated from e-commerce will be lower than expected.

    In the future, we expect to generate revenue through network services. For example, we have entered into an agreement with a strategic partner who will use the ZapMe! labs after school hours and, in return, will pay us a portion of its revenue or profits. We anticipate entering into other arrangements like this one; however, if we are unable to structure such arrangements, if they develop more slowly then expected, or if our partners are unable or unwilling to make full and effective use of our ZapMe! labs and network, our revenue generated from network services will be lower then expected.

OUR BUSINESS AND FUTURE REVENUE GROWTH WILL SUFFER IF WE FAIL TO RETAIN AND GROW OUR USER BASE, GENERATE FREQUENT AND RECURRING USAGE BY OUR USERS, OR DEMONSTRATE THAT OUR USERS ARE ACTUALLY USING OUR SERVICE

    The success of our business will depend on our ability to add users and demonstrate to sponsors that our users are using the ZapMe! network on a regular basis. Our ability to grow our user base depends largely on our ability to deploy our network to additional schools and extend our network to home users. If we are unable to rapidly deploy our network to a large number of additional schools, we will not be able to grow our core school user base, and our ability to generate revenue and implement our strategy will be severely limited. Our ability to grow our user base also depends on our success with the development and implementation of programs designed to help schools encourage their students to register.

    We must also encourage our users to use our service regularly and for long periods of time. We have developed programs and features to encourage this type of use of our network; however, these programs could fail, in whole or in part. There are also a variety of reasons why our users might not continue to regularly use our service. Some users may dislike our dynamic billboard, which is always present. Users may find that our features and content are not sufficiently compelling to continue regular use, or may turn to other Internet providers for such services, such as email. A number of our users may not actively use our service for periods of time. If we are not able to demonstrate to our sponsors that we have an active and growing user base, sponsors may choose not to enter into sponsorship agreements with us and our revenue generated from sponsorships would suffer.

WE RELY HEAVILY ON OUR KEY PARTNERS AND IF THEY TERMINATE THEIR STRATEGIC ALLIANCES WITH US OR IF THE ARRANGEMENT FAILS TO MEET OUR OBJECTIVES WE MAY EXPERIENCE DIFFICULTY OR DELAYS IN INSTALLING AND MAINTAINING OUR NETWORK AND OUR REVENUE GROWTH MAY SUFFER

    Our current strategic alliance relationships include: Dell, Gilat and Spacenet, Microsoft, New Sub Services, School Specialty, Sylvan, Toshiba and Xerox. We rely heavily on our strategic alliance relationships. These agreements involve many aspects of our business and in some cases include the sale of equity securities to these companies. These types of arrangements are complex and will require a great deal of effort to operate successfully. As a result, there are many risks related to these arrangements, including some that we may not have foreseen. It is difficult to assess the likelihood of occurrence of these risks, including the lack of success of the overall arrangement to meet the parties' objectives. If we fail to maintain these relationships, or if our partners do not perform to our expectations, our ability to deploy our network to additional schools, the performance of our network, and our ability to generate revenues may all be harmed. Specific examples of these strategic alliance relationships include: (1) our agreements with Sylvan relating to the use of our network and labs outside of school hours, (2) our agreement with Dell relating to the acquisition and integration of our computer lab equipment, and
(3) our agreements with Spacenet relating to the installation of our network and labs as well as the operation of our network.

WE ARE DEPENDENT ON THIRD PARTIES TO DEPLOY OUR NETWORK TO SCHOOLS AND SUPPORT IT ONCE INSTALLED

    We plan to rapidly deploy our network to additional schools across the country. We have used, and plan to continue to use, third parties such as Gilat and Spacenet, and Inacom, to install and support the ZapMe! network in each school. In the past we have experienced difficulties resulting from the failure of former third party integrators to manage successfully a wide-scale deployment into a school environment. Such failures resulted in delays in the scheduled deployment of our network to additional schools. We have recently entered into relationships with nationally recognized parties to install software on the computers, to install the ZapMe! lab in each school site and to serve as the general contractor to oversee the installation process. However, these parties may not be able to install schools on a wide scale according to our schedule. While we do not currently anticipate additional changes of our third party installers, any further changes would cause delays in the deployment of the ZapMe! network and any inability to install schools according to our plan could limit or eliminate revenue generated from sponsorships, e-commerce and network services. Further, if we do need to hire substitute or additional third party installers of our network we cannot assure you that we will be able to do so on terms as favorable as our current arrangements, or at all, which could result in higher installation costs to us as well as potential delays in our deployment.

    We also rely on third parties to provide the majority of support necessary to maintain the ZapMe! network and labs once installed. Any inability to maintain or delays to the maintenance of this equipment would lead to lower revenue generated from sponsorship and network services.

OUR DEPENDENCE ON SHORT-TERM SPONSORSHIP CONTRACTS EXPOSES US TO GREATER PRESSURE ON OUR SPONSORSHIP PRICES AND ALLOWS SPONSORS TO QUICKLY CEASE THEIR SPONSORSHIPS

    A substantial portion of our sponsorship revenue is and will continue to be derived from short-term contracts. Consequently, we may not be able to command higher prices typically associated with more comprehensive arrangements. Further, many of our sponsors will be able to cease advertising on our network quickly and without penalty, thereby increasing our exposure to competitive pressures. Our current sponsors may not continue to purchase advertisements and we may not be able to secure new contracts from existing or future sponsors at attractive rates or at all.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUE FROM A SMALL NUMBER OF SPONSORS AND OUR REVENUE MAY DECLINE SIGNIFICANTLY IF ANY MAJOR SPONSOR CANCELS OR DELAYS A PURCHASE

    A small number of sponsors account for a significant portion of our revenue, and we anticipate that this trend will continue. For example, in the near-term we expect to derive a substantial portion of our revenue from an agreement with Sylvan, and anticipate that this agreement will continue to account for a meaningful percentage of our revenue through December 31, 2003, when it expires. GE Americom accounted for approximately 87% of our revenue during the six-month period ended June 30, 1999. Our revenue from sponsorships will not increase if we are unable to renew our material agreements, replace such agreements with similar agreements with new sponsors, or sufficiently diversify our sponsor base so that we do not rely on a small number of sponsors for a significant portion of our revenue.

OUR VARIED SALES CYCLES COULD HARM OUR RESULTS OF OPERATIONS IF FORECASTED SALES ARE DELAYED OR DO NOT OCCUR

    The length of time between the date of initial contact with a potential sponsor and the execution of a contract with the potential sponsor varies significantly and depends on the nature of the arrangement. Furthermore, contracting with potential sponsors is subject to delays over which we have little or no control, including:

    - potential sponsors' adoption of the ZapMe! network, which is an entirely new advertising medium, as an acceptable use of advertising budgets;

    - potential sponsors' budgetary constraints;

    - potential sponsors' internal acceptance reviews; and

    - the possibility of cancellation or delay of projects by sponsors.

    During any given sales cycle, we may expend substantial funds and management resources and yet not obtain sponsorship revenue. Our results of operations for a particular period may suffer if sales to sponsors forecasted in a particular period are delayed or do not otherwise occur.

OPPOSITION TO OUR NETWORK, ADVERTISING IN SCHOOLS AND UNRESTRICTED INTERNET ACCESS MAY LEAD TO NEGATIVE PUBLICITY, REGULATORY CONTROL, LEGAL ACTION, BOYCOTTS OR OTHER ACTIONS THAT COULD HARM OUR BUSINESS

    We expect to generate a significant portion of our revenue from sponsorships purchased by marketers interested in addressing our student population across the ZapMe! network in schools. This business model may prove controversial and lead to negative publicity as well as action by the government or private interests to restrict or stop our network. To date, some third parties that oppose corporate advertising in schools, as well as sponsorships on the ZapMe! network, have engaged in publicity campaigns to deter sponsors from dealing with the companies engaging in advertising or sponsorship activities and have sought legislation to curb this practice. In particular, California recently enacted a law that imposes additional procedural requirements before local public school boards can enter into contracts involving advertising in schools. In particular, starting in the year 2000, California public school boards must (a) notice a public hearing and make certain findings regarding the importance and affordability of a covered product or service, such as the ZapMe! network, before entering into new contracts and (b) give parents the right to opt in writing that their children not participate. This law could delay deployment of the ZapMe! network and reduce student participation in California. Similar or more restrictive legislation is possible in other states and at the local and federal levels. Anti-school-advertising groups have had some successes in the past seeking regulation and boycotts of companies that advertise in schools, such as Channel One, a wholly owned subsidiary of Primedia, Inc. Moreover, any new restriction, law or regulation pertaining to online media, sponsorships or e-commerce in schools, or the application or interpretation of existing laws, could decrease the demand for our service, increase our cost of doing business or otherwise have a negative impact on our business.

    The Internet is the subject of an increasing number of laws and regulations. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. In addition, these new laws have not yet been interpreted by the courts, and consequently their applicability and reach are not defined. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership, copyright, defamation, obscenity and personal privacy is uncertain and developing. We may be subject to claims that our services violate such laws. Any new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could impose significant restrictions, requirements or additional costs on our business, require us to change our operating methods, or subject us to additional liabilities and cause the price of our common stock to decline. Please see "Business--Government Regulation," beginning on page 50, for more detailed information on regulations that might affect our business.

WE ARE DEPENDENT ON OUR NETWORK INFRASTRUCTURE, AND IN PARTICULAR ON SATELLITES AND SATELLITE TRANSMISSION TECHNOLOGY, AND ANY FAILURE OF OUR NETWORK WOULD HARM OUR OPERATIONS

    Our business plan calls for rapidly deploying our network to many additional schools. Our network infrastructure may not be able to support the demands this growth places on it and its performance and reliability may decline. We have experienced and may in the future experience interruptions in service as a result of outages and other delays occurring throughout our network infrastructure. If these outages or delays occur frequently in the future, use of our network could grow more slowly or decline.

    Our network operations center and our communications and other computer hardware are also subject to disruptions which are beyond our control and for which we may not have adequate insurance. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage our communications hardware and other network operations.

    Each school installed with the ZapMe! network is connected to our network through a satellite link. The complete or partial loss of the satellite used to transmit data to schools could affect the performance of our network. Our network currently uses a single satellite. Orbiting satellites are subject to the risk of failing prematurely due to mechanical failure, a collision with objects in space or an inability to maintain proper orbit. Any such loss of the use of the satellite could prevent us from delivering our services. This interruption in services would continue until either a new substitute satellite is placed into orbit, or until our services were moved to a different satellite. Moving to an alternate satellite would require us to redirect all of the satellite dishes in our network which is a very time consuming and expensive process. The loss of a satellite could also result in increased costs of using satellites. We are dependent on transmissions from the satellite to our customer sites, and these transmissions may be interrupted or experience other difficulty, which could result in service interruptions and delays in our network. In addition, the use of the satellite to provide transmissions to our customers requires a direct line of sight between the satellite and the receiver at the school and is subject to distance and rain attenuation. In markets which experience heavy rainfall we may need to use greater power to maintain transmission quality. Such changes may require Federal Communications Commission, or FCC, approval which may not be granted.

WE MAY BE SUBJECT TO THIRD PARTY ABUSES OF OUR NETWORK, SUCH AS "SPAM" OR "HACKING," WHICH COULD LEAD TO INTERRUPTIONS IN OUR SERVICE AND OTHER ADVERSE CONSEQUENCES WHICH COULD BE EXPENSIVE TO FIX, SUBJECT US TO LIABILITY OR RESULT IN LOWER USE OF OUR NETWORK THAN WE EXPECT

    The future success of our business depends on the security of our network. Computer viruses or problems caused by our users or other third parties, such as the sending of excessive volumes of unsolicited bulk email or "spam," could lead to interruptions, delays, or cessation in service to our users. In addition, the sending of "spam" through our network could result in third parties asserting claims against us. We may not prevail in such claims and our failure to do so could result in large judgments which would harm our business. Users or other third parties could also potentially jeopardize the security of confidential information stored in our computer systems by their inappropriate use of the Internet, including "hacking," which could cause losses to us or our users or deter persons from using our services. Users or third parties may also potentially expose us to liability by "identity theft," or posing as another ZapMe! user. Unauthorized access by current and former employees or others could also potentially jeopardize the security of confidential information stored in our computer systems and those of our users.

    We expect that our users will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed at all, or completed with compromised security. Users or others may assert claims of liability against us as a result of any failure by us to prevent these network malfunctions and security breaches, and may deter others from using our services, which could cause our business prospects to suffer. Although we intend to continue using industry-standard security measures, such measures have been circumvented in the past, and we cannot assure you that these measures will not be circumvented in the future. In addition, to alleviate problems caused by computer viruses or other inappropriate uses or security breaches, we may have to interrupt, delay, or cease service to our users, which could severely harm our business.

WE ARE DEPENDENT ON OUR LEASED SATELLITE BANDWIDTH AND IF SUCH LEASES WERE TERMINATED OR OTHERWISE UNAVAILABLE TO US WE COULD BE SUBJECTED TO SIGNIFICANT ADDITIONAL COSTS OR RESTRICTIONS ON OUR BUSINESS

    We currently lease satellite bandwidth from GE Americom and in the future expect to sublease satellite bandwidth from Spacenet. If, for any reason, the leases were to be terminated, we might not be able to renegotiate new leases with GE Americom or Spacenet or another satellite provider on favorable terms, if at all.

    The satellite industry is a highly regulated industry. In the United States, operation and use of satellites requires licenses from the FCC. As a lessee of satellite space, we could in the future be indirectly subject to new laws, policies or regulations or changes in the interpretation or application of existing laws, policies or regulations, any of which may modify the present regulatory environment in the United States. While we believe that our satellite access providers will be able to obtain all U.S. licenses and authorizations necessary to operate effectively, they may not continue to be successful in doing so. Our failure to indirectly obtain some or all necessary licenses or approvals could impose significant additional costs and restrictions on our business, require us to change our operating methods, or result in our no longer being able to provide our service to affected users.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY AGAINST OUR CURRENT AND POTENTIAL COMPETITORS THEN WE MAY LOSE USERS TO OTHER SERVICES WHICH COULD RESULT IN LOWER USAGE OF OUR NETWORK AS WELL AS LOWER THAN EXPECTED REVENUES

    The market for the ZapMe! network is new and rapidly evolving, and we expect competition in and around this market to intensify in the future. While we do not believe any of our competitors currently offer the functionality offered by the ZapMe! network, we face competition from a number of companies who provide services and functionality similar to portions of our network, who market products and services to a similar base of users, or both, and who could in the future seek to compete more directly with us. In this light, we believe our current and potential competitors (and potential partners) include America Online and Channel One, as well as Disney and Hughes Electronics. For more information on our competitive position and our competitors, please see "Business-- Competition," which begins on page 48.

    Many of our existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their products and services. Many of these competitors offer a wider range of products and services than we do. These products and services may attract users to our competitors' sites and, consequently, result in lower usage of our network.

SCHOOLS MAY USE ALTERNATIVE MEANS TO ACQUIRE COMPUTERS AND INTERNET ACCESS, WHICH COULD REDUCE OUR POTENTIAL USER BASE AND MAY LEAD TO LOWER THAN EXPECTED REVENUES

    An immediate attraction of deploying our network is free access to computers and the Internet. However, for a variety of reasons, schools may decide to use other methods to acquire computers and Internet access. If schools decide to use means other than deployment of our network, it will limit our user base, and consequently we will have lower than expected revenues from sponsorships, e-commerce and network services. Aside from purchasing the computers and Internet access from already existing budgets or from donations from parents or other members of the community, some other methods of acquiring computer equipment and Internet access that schools may turn to include the government subsidized E-Rate and various free computer equipment and Internet access companies and offerings. See "Business--Alternative Sources of Computer Equipment and Internet Access," beginning on page 49, for additional information on the other alternatives.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND OUR OPERATIONS WHEN
NEEDED

    We expect to use the net proceeds of this offering primarily for general corporate purposes, including expanding our sales and marketing activities, continuing investments in technology and product development and other capital expenditures, as well as working capital and other corporate expenses, including the funding of net losses from operations. We believe that such proceeds, together with our existing capital resources, will be sufficient to meet our cash requirements for at least the next twelve months. However, our cash requirements are large, and depend on several factors, including cash outflows due to lease obligations, the rate of expansion of our installed school base, the availability of equipment leases on competitive terms, our success in generating revenues, the growth of sales and marketing, and other factors. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated.

    If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or these equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, such securities would have rights, preferences and privileges senior to holders of common stock and the term of such debt could impose restrictions on our operations. Additional financing may not be available when needed on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to deploy our network, develop or enhance our services, take advantage of future opportunities or respond to competitive pressures.

WE ARE DEPENDENT ON THE CONTINUED GROWTH IN USE AND POPULARITY OF OUR NETWORK AND THE INTERNET BY OUR USERS AND OUR ABILITY TO SUCCESSFULLY ANTICIPATE THE FREQUENTLY CHANGING TASTES OF OUR USERS

    Our business is unlikely to be successful if the popularity of the Internet and related media in school as an educational tool and among students in general does not continue to increase. Even if the popularity of the Internet and related media does increase, the success of our network in particular depends on our ability to anticipate and keep current with the frequently changing tastes of our users, primarily students age 13-19. Any failure on our part to successfully anticipate, identify or react to changes in styles, trends or preferences of our users would lead to reduced interest in and use of the ZapMe! network and therefore limit opportunities for sponsorship sales as well as e-commerce. Moreover, the ZapMe! brand could be eroded by misjudgments in service offerings or a failure to keep our content current with the evolving preferences of our audience.

SEASONAL AND CYCLICAL PATTERNS MAY AFFECT OUR REVENUE AND RESULTS OF OPERATIONS

    We believe that in-school advertising and e-commerce sales will be lower during the Summer, in late December and early January and during other school holiday periods when most users of the ZapMe! network will be on vacation and away from school. In addition, advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If our market makes the transition from an emerging to a more developed market, these traditional seasonal and cyclical patterns may develop in the future. These patterns would exacerbate seasonality to which we are subject by further reducing advertising revenues in the first and third calendar quarter of each year. Seasonal and cyclical patterns in online advertising and e-commerce in general may also affect our revenue. Because our operating history is so limited, it is difficult for us to accurately predict these trends and plan accordingly. Since our operating expenses are based on future revenue performance, it is possible that seasonal fluctuations could materially and adversely affect our revenue and results of operations.

OUR NETWORK IS NEW AND WE MAY NEED TO DEVELOP TOOLS TO ATTRACT SPONSORS AND PARTNERS

    It is important to our sponsors that we accurately measure the user base demographics and sponsorship delivery on our network. We are currently implementing systems designed to leverage known non-identifying demographic data about our users, including age, gender, and location identified by zip code, in such a way as to permit sponsors to address their intended market segment. This effort may be complicated by the remote nature of the ZapMe! labs in which this information is generated and recorded before being transmitted back to our network operations center. If we fail to implement these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our users. Sponsors may choose not to advertise on our network or may pay less for sponsorships if they perceive our measurements to be unreliable.

    No standard measurement currently exists to determine the effectiveness or market reach of the advertising that is available on our network. We may need to develop standard measurements in order to support and promote our network as a significant advertising medium. If such standards do not develop, it could be difficult to attract sponsors and sponsorship revenue.

OUR EFFORTS TO DEVELOP WIDESPREAD BRAND RECOGNITION ARE LIKELY TO BE EXPENSIVE AND MAY FAIL

    The development of our brand is important to our future success. If we fail to develop sufficient brand recognition, our ability to attract advertising and sponsorship revenue may be impaired, and our revenue will suffer. In order to build our brand awareness we must succeed in our brand marketing efforts, deliver features and services that are engaging to our users, provide high-quality content and increase user traffic to the ZapMe! network. These efforts have required, and will continue to require, significant expenses. We cannot assure you that we will be successful in developing our brand.

WE MAY BE LIABLE OR INCUR ADDITIONAL COSTS FOR OUR USE OR DISTRIBUTION OF OUR USERS' INFORMATION

    We could be subject to liability claims for misuses of information collected from our users, such as for unauthorized marketing purposes, and will face additional expenses to analyze and comply with increasing regulation in this area. In addition, the Federal Trade Commission, or FTC, is in the process of issuing final regulations governing collection of personal information from children under 13, has submitted proposals to the Internet industry regarding the rights and safety of children using the Internet, and is expected to issue additional regulations in this area. We are sensitive to the impetus for these regulations, and accordingly, we currently collect only non-personally identifying information during user registration, including age, gender, and location by zip code. We use this non-personal information internally to determine how to improve our service, applications and features and to focus our advertisements and communications. We also use this information externally on an aggregated, non-individually identifiable basis to provide our sponsors with the demographics of our user base and response rate to their media. We may in the future collect names and other personal information for users over 13 in connection with contests and other promotions, but will not distribute this information externally, and may sell our user information on an aggregated, non-individual basis. We could incur additional expenses, or be required to alter, or eliminate, various current practices if new regulations regarding the use or distribution of personal and other information collected online are introduced or if our privacy practices are investigated.

WE MAY BE SUBJECT TO LIABILITY FOR PRODUCTS SOLD THROUGH OUR NETWORK

    To date, we have had very limited experience in the sale of products online and the development of relationships with manufacturers or suppliers of such products. However, we plan to develop a range of e-commerce opportunities. Consumers may sue us if any of the products that we sell online are defective, fail to perform properly or injure the user. Liability claims resulting from our sale of products could require us to spend significant time and money in litigation or to pay significant damages.

WE MAY BE SUBJECT TO LIABILITY FOR PUBLISHING OR DISTRIBUTING CONTENT OVER OUR NETWORK

    We may be subject to claims relating to content that is published on or downloaded from the ZapMe! network. We also could be subject to liability for content that is accessible from our network through links to other web sites or that is posted by members in chat rooms or bulletin boards. Although we carry general liability insurance, our insurance may not cover potential claims of this type, such as defamation or trademark infringement, or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. In addition, any claims like this, with or without merit, could require us to change our network in a manner that could be less attractive to our customers and would result in the diversion of our financial resources and management personnel.

WE MAY NOT BE ABLE TO DELIVER VARIOUS SERVICES IF THIRD PARTIES FAIL TO PROVIDE RELIABLE SOFTWARE, SYSTEMS AND RELATED SERVICES TO US

    All of our advertisements are served using software licensed from NetGravity. While there is other software available, it would substantially disrupt our business in the near term to switch to another provider. As such, we are reliant on NetGravity and its software. If NetGravity's software fails to perform as expected, or if we are not able to renew such agreement or license or internally develop similar software in the future, we may not be able to effectively display advertisements to our users. In such event, our revenue from sponsorships would likely suffer. On July 13, 1999, DoubleClick, an Internet advertising provider, and NetGravity announced that they had entered into a merger agreement pursuant to which DoubleClick will acquire NetGravity in a stock-for-stock transaction. We cannot predict how this acquisition will affect our relationship with NetGravity.

    In addition we are dependent on various third parties for other software, systems and related services. Several of the third parties that provide software and services to us have a limited operating history, have relatively immature technology and are themselves dependent on reliable delivery of services from others. As a result, our ability to deliver various services to our users may suffer due to the failure of these third parties to provide reliable software, systems and related services to us.

THE INABILITY TO OBTAIN KEY SOFTWARE FROM THIRD PARTIES MAY HARM OUR BUSINESS

    We rely on software licensed from third parties, including applications that are integrated with internally developed software and used in our products. Most notably, we license remote management software and Windows NT. These third-party technology licenses may not continue to be available to us on commercially reasonable terms, or at all, and we may not be able to obtain licenses for other existing or future technologies that we desire to integrate into our products. Our business could be seriously harmed if we cannot maintain existing third-party technology licenses or enter into licenses for other existing or future technologies needed for our products.

OUR SUCCESS DEPENDS UPON THE SUCCESSFUL DEVELOPMENT OF NEW SERVICES AND FEATURES IN THE FACE OF RAPIDLY EVOLVING TECHNOLOGY

    Our market is characterized by rapidly changing technologies, frequent new service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance, features and reliability of our network. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new features, content or network services. In addition, our new enhancements must meet the requirements of our current and prospective users and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructures to adapt to these changes.

FAILURE TO MANAGE THE GROWTH OF OUR OPERATIONS COULD HARM OUR BUSINESS AND STRAIN OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES


    We have rapidly and significantly expanded our operations. We anticipate that further significant expansion will be required to grow our user base if we are to be successful in implementing our business strategy. We may not be able to implement management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to manage growth effectively, our business would suffer. During 1998, we increased the number of employees from 12 to 45, and during the first six months of 1999, we added 43 additional employees. This expansion is placing a significant strain on our managerial, operational and financial resources. Most of our existing senior management personnel, including Rick Inatome, our Chief Executive Officer and President, Don Kingsborough, our Senior Vice President, Sales and Marketing, William S. Burwell, our Chief

Information Officer and Bob Rudy, our Vice President of Operations, joined us within the last six months. Some other key managerial, technical and operations personnel have not yet been fully integrated. To manage the expected growth of our operations and personnel, we will be required to:

    - improve existing and implement new operational, financial and management controls, reporting systems and procedures;

    - install new management information systems; and

    - train, motivate and manage our sales and marketing, engineering, technical and customer support employees.

THE LOSS OF KEY PERSONNEL MAY HURT OUR ABILITY TO OPERATE OUR BUSINESS
EFFECTIVELY

    Our success depends to a significant degree upon the continued contributions of the principal members of our sales, engineering and management departments, many of whom perform important management functions and would be difficult to replace. Specifically, we believe that our future success is highly dependent on our senior management, and in particular on Lance Mortensen, our Chairman, and Rick Inatome, our Chief Executive Officer. We do not have employment contracts with our key personnel. The loss of the services of any key personnel, particularly senior management, could seriously harm our business.

IF WE ARE UNABLE TO RETAIN AND HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY, WE MAY NOT BE ABLE TO SUCCESSFULLY ACHIEVE OUR OBJECTIVES

    We have recently hired and anticipate continuing to hire additional engineering, sales, marketing, e-commerce, customer support and accounting personnel. We may not be able to attract and retain the necessary personnel to accomplish our business objectives, and we may experience constraints that will adversely affect our ability to deploy the ZapMe! network in a timely fashion or to support our users and operations. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. Recruiting qualified personnel is an intensely competitive and time-consuming process.

WE ARE CURRENTLY IN ARBITRATION WITH ONE OF OUR FORMER OFFICERS, WHICH IF RESOLVED AGAINST US COULD RESULT IN OUR OBLIGATION TO PAY LARGE DAMAGES OR ACCELERATED VESTING OF THE OFFICER'S ZAPME! STOCK

    We filed a demand for arbitration with our former President and Director, Frank J. Vigil, related to his employment at and departure from ZapMe!. Mr. Vigil filed a response to our demand and a counterclaim. We cannot assure you that we will prevail in this arbitration, and any decision against us could result in an obligation to pay some or all of the damages Mr. Vigil has sought in his counterclaim. These damages could be substantial. Notably, under the terms of his employment agreement and related agreements, Mr. Vigil was permitted to purchase 1.35 million shares of common stock of ZapMe!. Some of those shares were subject to a right of repurchase by ZapMe! at the time of Mr. Vigil's separation from ZapMe!. Mr. Vigil may claim that, under the terms of his employment agreement, the closing of this offering could result in the cancellation of the right of repurchase and the full vesting of his stock. A decision against us with regard to the validity of the employment contract and related agreements could therefore result in the complete vesting of Mr. Vigil's stock. See "Business--Legal Proceedings" on page 51 for more detailed information on this arbitration.

THE PURCHASERS IN THE OFFERING WILL EXPERIENCE DILUTION DUE TO OUR OBLIGATION TO ISSUE ADDITIONAL SHARES TO VARIOUS PREFERRED STOCKHOLDERS IN CONNECTION WITH THE OFFERING

    On August 27, 1998 we sold 600,000 shares of Series C preferred stock. On December 3, 1998, February 1, 1999, March 31, 1999 and May 28, 1999, we sold an aggregate of 5,894,110 shares of Series D preferred stock. On August 4, 1999, we sold 2,030,000 shares of Series E preferred stock. Generally, the shares of Series C, Series D and Series E preferred stock will convert to common stock on a one-to-one basis. However, rights granted to the holders of the Series C, Series D and Series E preferred stock under our Certificate of Incorporation will require us to issue additional shares of common stock.

    The holders of our Series C preferred stock, Series D preferred stock and Series E preferred stock are entitled to per annum dividends equal to ten percent, fifteen percent and seven and one half percent, respectively, of the liquidation value of their stock, initially set at $5 per share. The dividend will be payable upon the closing of this offering in shares of additional common stock in the amount equal to the dividend amount.


    The holders of our Series C preferred stock and Series D preferred stock are also entitled to receive additional newly issued shares of common stock upon the closing of this offering if the offering price does not exceed $15 per share in the case of the Series C preferred stock and $10 per share in the case of the Series D preferred stock.



    Because the offering price is $11.00 per share and the offering will close on October 25, 1999, the Series C stockholders, Series D stockholders and Series E stockholders are entitled to receive on closing approximately 309,260 shares, 501,732 shares and 35,371 shares, respectively. When such issuance of additional shares of common stock occurs, current and prospective stockholders will suffer additional dilution with a resulting increase in net loss applicable to common stockholders of approximately $4,933,000 which will also result in an increase in net loss per share applicable to common stockholders. Please see "Description of Capital Stock--Preferred Stock," beginning on page 68, for more information about our preferred stock.


WE COULD BE REQUIRED TO RECORD A SIGNIFICANT ACCOUNTING EXPENSE UPON THE VESTING OF A WARRANT

    As part of our agreement with Sylvan, we issued a warrant to purchase 150,000 shares of our common stock at $5.00 per share. This warrant becomes exercisable if Sylvan meets a specified milestone by December 31, 2003. The Company recorded deferred stock compensation of approximately $974,000 during the six months ended June 30, 1999. The amount was computed using the Black-Scholes option valuation model, and will be remeasured at each measurement date. The Company could be required to record additional significant non-cash accounting expense based on the value of the warrant during the life of the warrant. The value of the warrant at each measurement date will depend on the value of our common stock at that time.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE OUR STOCKHOLDERS AND RESULT IN INCREASED DEBT AND ASSUMPTION OF CONTINGENT LIABILITIES

    As part of our business strategy, we expect to review acquisition prospects that would complement our current product offerings, augment our market coverage, enhance our technical capabilities, or otherwise offer growth opportunities. While we have no current agreements or negotiations underway with respect to any such acquisitions, we may acquire businesses, products or technologies in the future. In the event of such future acquisitions, we could:

    - issue equity securities which would dilute current stockholders' percentage ownership;

    - incur substantial debt; or

    - assume contingent liabilities.

    Such actions by us could have a detrimental effect on our results of operations and/or the price of our common stock. Acquisitions also entail numerous risks, including:

    - difficulties in assimilating acquired operations, technologies, products or personnel;

    - unanticipated costs associated with the acquisition that could materially adversely affect our results of operations;

    - negative effects on our reported results of operations from acquisition related charges and of amortization of acquired technology and other intangibles;

    - diversion of management's attention from other business concerns;

    - adverse effects on existing business relationships with suppliers and customers;

    - risks of entering markets in which we have no or limited prior experience; and

    - potential loss of key employees of acquired organizations.

CONTROL BY EXISTING STOCKHOLDERS MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL

    Upon completion of the offerings, our executive officers, directors and principal stockholders and their affiliates will own 24,292,501 shares or approximately 56.6% of the outstanding shares of common stock (54.9% if the underwriters' over-allotment option is exercised in full), assuming that the preferred stock converts to common stock at a ratio of one-to-one. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us. These results could in turn have a negative effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. For information about the ownership of common stock by our executive officers, directors and principal stockholders please refer to "Principal Stockholders," which begins on page 66.

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL SHARES AT OR ABOVE THE OFFERING PRICE


    A public market for our common stock has not previously existed. We cannot predict the extent to which investor interest in ZapMe! will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares was determined by negotiations between us and the representatives of the Underwriters and may not be indicative of prices that will prevail in the trading market. The trading price of our common stock could be subject to wide fluctuations in response to factors unrelated to our operating results such as:


    - announcements of technological innovations, significant acquisitions, strategic alliance relationships, joint ventures or capital commitments by us or our competitors;

    - new products or services offered by us or our competitors;

    - changes in financial estimates by securities analysts;

    - additions or departures of key personnel; and

    - sales of common stock.

    In addition, the stock market in general and the Nasdaq National Market and technology companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. Some of these fluctuations may be due to speculative trading by individual investors, including investors commonly referred to as "day traders." The trading prices of many technology companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustained. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

POSSIBLE INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS

    We seek to protect our intellectual property and to respect the intellectual property rights of others. To protect our own intellectual property, we rely on U.S. and international law regarding copyright, patents, trademarks and trade secrets as well as confidentiality agreements with employees, consultants, contractors and business partners. We cannot guarantee that we will succeed in obtaining, registering, policing or defeating challenges to our intellectual property rights, or that we will avoid claims that we are infringing the rights of others. Please refer to "Business--Intellectual Property," beginning on page 49, for information on steps we have taken to protect our intellectual property.

    Despite our efforts to protect our intellectual property, we may be unsuccessful in doing so. We may be unable to obtain patents or register trademarks for a variety of reasons, including a mistaken belief that these items are eligible for intellectual property protection or that we are the entity entitled to this protection, if any. Our copyrights and trade secrets may similarly turn out to be ineligible for legal protection. In addition, parties may attempt to disclose, obtain or use its proprietary information despite, or in the absence of, a confidentiality agreement. Some foreign countries do not protect intellectual property rights to the same extent as the United States, and intellectual property law in the United States is still uncertain and evolving as applied to Internet-related industries. The status of domain names and the regulatory bodies in charge of them is also unsettled. Any inability to register or otherwise protect our intellectual property rights could seriously harm our business since it could enable competitors to copy important features on our network.

    Furthermore, third parties may assert intellectual property infringement claims against ZapMe!. These claims, possibly including those from companies from which we license key technology for its operations, could result in significant liability, the inability to use key rights and technologies, and the invalidation of our own proprietary rights. In addition, regardless of the outcome, any litigation could be time-consuming, expensive, and distracting of management's time and attention.

FAILURE OF COMPUTER SYSTEMS AND SOFTWARE PRODUCTS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

    Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00," which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations causing disruptions to our operations. The failure of systems maintained by third parties to be Year 2000 compliant could cause us to incur significant expense to remedy any problems, reduce our revenues from such third parties or otherwise seriously damage our business. A significant Year 2000-related disruption of the network services or equipment that third-party vendors provide to us could also cause our members or visitors to consider seeking alternate providers or cause an unmanageable burden on our technical support.

    Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, some of our normal business activities or operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure," beginning on page 34, for a detailed description of our state of year 2000 readiness.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR STOCK PRICE TO FALL

    Sales of a large number of shares of our common stock in the public market after this offering or the perception that such sales could occur could cause the market price of our common stock to drop. Upon completion of this offering a significant number of shares will be freely transferable without restriction or registration under the Securities Act of 1933.

    In addition, as soon as practicable after the date of this prospectus, we intend to file a registration statement on Form S-8 with the Securities and Exchange Commission covering the shares of common stock reserved for issuance under our 1997 Stock Option Plan, 1998 Stock Plan and 1999 Employee

Stock Purchase Plan and for options issued outside such plans. Sales of a large number of shares could have an adverse effect on the market price for our common stock.


    After this offering, the holders of a significant number of shares will have rights with respect to registration of such shares for sale to the public. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for our common stock. If we were to include in a company-initiated registration shares held by such holders pursuant to the exercise of their registration rights, such sales may have an adverse effect on our ability to raise needed capital. Please see "Shares Eligible for Future Sale," beginning on page 72, for additional details on the number of shares which may be sold in the public market.


OUR CHARTER DOCUMENTS WILL MAKE IT MORE DIFFICULT TO ACQUIRE US AND MAY DISCOURAGE TAKE-OVER ATTEMPTS AND THUS DEPRESS THE MARKET PRICE OF OUR STOCK

    Provisions of our Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, stockholder meetings may be called only by our board of directors, the chairman of the board or the president. Further, advanced notice is required prior to stockholder proposals and stockholders may not act by written consent. We also have authorized preferred stock that is undesignated, making it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of ZapMe!.

    Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

THE PURCHASERS IN THE OFFERING WILL IMMEDIATELY EXPERIENCE SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE

    Because our common stock has been sold previously at prices substantially less than the initial public offering price that you will pay, you will suffer immediate and substantial dilution in pro forma net tangible book value. The exercise of outstanding options and warrants, or the issuance of additional shares of preferred stock, may result in further dilution. See "Dilution," beginning on page 25, for further information regarding the dilution in the net tangible book value of the shares purchased in this offering, and "Description of Capital Stock," beginning on page 68, for information regarding potential additional dilution to the value of our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by such forward-looking statements.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS


    The net proceeds to ZapMe! from the sale of the common stock in the offerings are approximately $96.1 million (approximately $109.9 million if the underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and estimated offering expenses.


    We currently expect to use the net proceeds of the offerings for various purposes, including expanding our sales and marketing activities (approximately $8.0 million), continuing investments in technology and product development (approximately $1.0 million), paying fees required under a service agreement to establish and maintain school sites (approximately $3.3 million), as well as working capital and other corporate expenses (approximately $59.7 million), including principal payments on debt and the funding of net losses from operations. We expect to use approximately $2.6 million of the net proceeds for principal and interest payments on capital lease obligations due within the next twelve months. From November 1998 to June 1999, we incurred lease obligations of approximately $7.1 million primarily to acquire computer equipment at schools. The leases have a term of 36 months and bear per annum interest rates ranging from 9.0% to 18.6%. These amounts are preliminary estimates based on management's current plans, which are based on currently available information and market conditions, and may change as a result of future developments. The amounts we actually expend for such working capital and other purposes may also vary significantly based on the amount of our future revenues and the other factors described under "Risk Factors." In addition, while we intend to finance the cost of deploying our network into schools through third party or OEM lease finance programs, it is likely that not all the costs of network equipment will be covered by such finance programs. To this extent, we currently intend to utilize approximately $8.0 million of the proceeds from the offering for such purpose. Our management will retain broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. However, we have no current plans, agreements or commitments with respect to any such acquisition, and we are not currently engaged in any negotiations with respect to any such transaction. Pending such uses, the net proceeds of this offering will be invested in short term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

    We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and such other factors as the board of directors may deem relevant.

                                 CAPITALIZATION

    The table below sets forth the following information:

    - our actual capitalization as of June 30, 1999;

    - our pro forma capitalization after giving effect to our sale of 2,030,000 shares of Series E preferred stock in August 1999, with net proceeds of approximately $9.5 million;


    - our pro forma as adjusted capitalization to give effect to the sale by ZapMe! of 9,000,000 shares of common stock offered through this prospectus, at an initial public offering price of $11.00 per share after deducting the underwriting discount and estimated offering expenses payable by us and the conversion of all outstanding shares of preferred stock into shares of common stock; and



    - our pro forma as further adjusted capitalization, adjusted to give effect to the underwritten offering and the sale of an additional 488,753 shares in the concurrent offering at an initial public offering price of $11.00 per share, less the underwriting discount and commissions.

    This information should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.


                                                                                JUNE 30, 1999
                                                            ------------------------------------------------------
                                                                                      PRO FORMA     PRO FORMA AS
                                                              ACTUAL     PRO FORMA   AS ADJUSTED  FURTHER ADJUSTED
                                                            ----------  -----------  -----------  ----------------
                                                                                 (UNAUDITED)
                                                                         (IN THOUSANDS, EXCEPT SHARE
                                                                            AND PER SHARE AMOUNTS)
Capital lease obligations, net of current portion.........  $    4,613   $   4,613    $   4,613     $      4,613
Redeemable convertible preferred stock, $0.01 par value,
  issuable in series; 600,000 shares authorized, issued
  and outstanding, actual; no shares authorized, issued or
  outstanding pro forma, pro forma as adjusted and pro
  forma as further adjusted...............................       6,080       6,080           --               --
Stockholders' equity:
  Convertible preferred stock, $0.01 par value; 16,357,671
    shares authorized (including 600,000 shares designated
    as redeemable convertible preferred stock), 15,151,781
    shares issued and outstanding, actual; 5,000,000
    shares authorized, 17,181,781 shares issued and
    outstanding pro forma and no shares issued and
    outstanding, pro forma as adjusted and pro forma as
    further adjusted......................................      30,155      39,655           --               --
  Common stock, $0.01 par value; 50,000,000 shares
    authorized, 14,359,380 shares issued and outstanding,
    actual; 200,000,000 shares authorized, 14,359,380
    shares outstanding, pro forma; 200,000,000 shares
    authorized, 41,906,289 shares issued and outstanding,
    pro forma as adjusted and 42,476,277 shares issued and
    outstanding, pro forma as further adjusted............      10,478      10,478      152,216          157,216
Deferred stock compensation...............................      (6,617)     (6,617)      (6,617)          (6,617)
Accumulated deficit during the development stage..........     (19,056)    (19,056)     (23,989)         (23,989)
                                                            ----------  -----------  -----------  ----------------
Total stockholders' equity................................      14,960      24,460      121,610          126,610
                                                            ----------  -----------  -----------  ----------------
Total capitalization......................................  $   25,653   $  35,153    $ 126,223     $    131,223
                                                            ----------  -----------  -----------  ----------------
                                                            ----------  -----------  -----------  ----------------


    The above table is based on shares outstanding as of June 30, 1999. This table excludes, as of June 30, 1999:

    - 2,512,857 shares of common stock issuable upon exercise of options outstanding under our 1997 Stock Option Plan and 1998 Stock Option Plan at a weighted average exercise price of $1.87 per share and 386,493 shares reserved for future issuance under the plans; and

    - 895,890 shares of common stock issuable upon exercise of outstanding warrants, of which 755,890 shares at a weighted average exercise price of $3.84 per share were outstanding at June 30, 1999.

    The pro forma as adjusted column in the above table also includes:


    - 309,260 additional shares issuable to holders of the Series C preferred stock on closing of this offering;



    - 501,732 additional shares issuable to holders of the Series D preferred stock on closing of this offering; and



    - 35,371 additional shares issuable to holders of the Series E preferred stock on closing of this offering.



    - A dividend of approximately $9,310,000, attributable to the issuance of additional preferred stock noted above, of which approximately $4,377,000 was recorded as of June 30, 1999.


    See "Management--Incentive Stock Plans," beginning on page 58, for a detailed description of our incentive stock plans; "Description of Capital Stock," beginning on page 68, for a detailed description of our capital stock; and note 3 of "Notes to Financial Statements," beginning on page F-12, for a detailed description of our stockholders' equity.

                                    DILUTION


    The pro forma net tangible book value of our common stock after giving effect to our sale of 2,030,000 shares of Series E preferred stock in August 1999 with net proceeds of approximately $9.5 million, on June 30, 1999 was approximately $30.5 million or $0.95 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of outstanding shares of our common stock on a pro forma basis after giving effect to the conversion of all outstanding shares of our preferred stock into 17,781,781 shares of common stock upon the closing of the offerings. After giving effect to our sale of 9,000,000 shares of common stock in the underwritten offering at an initial public offering price of $11.00 per share and the sale of 488,753 shares in the concurrent offering at an initial public offering price of $11.00 per share, less the underwriting discount and commissions and our receipt of the net proceeds from the offerings, after deducting the underwriting discount and our estimated offering expenses, our pro forma net tangible book value at June 30, 1999 would have been $126.6 million or $2.98 per share of common stock. This represents an immediate increase of pro forma net tangible book value of $2.03 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.02 per share to new investors. In other words, the new investors will pay $11.00 per share for our common stock in the offering, which is substantially greater than the $2.98 per share value, after the offering, of our tangible assets after subtracting our liabilities. The following table illustrates this per share dilution:



Initial public offering price per share......................................             $   11.00
  Pro forma net tangible book value per share as of June 30, 1999............  $    0.95
  Increase in pro forma net tangible book value per share attributable to new
    investors................................................................       2.03
                                                                               ---------
Pro forma net tangible book value per share after offering...................                  2.98
                                                                                          ---------
Dilution per share to new investors (including the investors in the
  concurrent offering).......................................................             $    8.02
                                                                                          ---------
                                                                                          ---------



    The following table sets forth, as of June 30, 1999, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and the average price per share paid by existing stockholders, by the new investors in this offering at an initial public offering price of $11.00 per share (before deducting the underwriting discounts and commissions and estimated offering expenses payable) and by the investors in the concurrent offering at an offering price of $11.00 per share, less the underwriting discount and commissions. The table below indicates that while investors in the offering will contribute 70.2% of the total amount provided by investors to fund ZapMe! to date, they will own 22.3% of ZapMe!.



                                                        SHARES PURCHASED           TOTAL CONSIDERATION
                                                    -------------------------  ---------------------------  AVERAGE PRICE
                                                       NUMBER       PERCENT        AMOUNT        PERCENT      PER SHARE
                                                    ------------  -----------  --------------  -----------  -------------
Existing stockholders.............................    32,987,524        77.7%  $   44,186,000        29.8%    $    1.34
New investors.....................................     9,000,000        21.2%      99,000,000        66.8%        11.00
Investors in concurrent offering..................       488,753         1.1%       5,000,000         3.4%        10.23
                                                    ------------       -----   --------------       -----        ------
    Total.........................................    42,476,277       100.0%  $  148,186,000       100.0%
                                                    ------------       -----   --------------       -----
                                                    ------------       -----   --------------       -----


    If the underwriters exercise their over-allotment in full, the following will occur:

    - the percentage of shares of common stock held by existing stockholders will decrease to approximately 75.3% of the total number of shares of our common stock outstanding; and


    - the number of shares held by new public investors will increase to 10,838,753, or approximately 24.7% of the total number of shares of our common stock outstanding after this offering.

    The above computations are based on shares outstanding as of June 30, 1999. They exclude, as of June 30, 1999:

    - 2,512,857 shares of common stock issuable upon exercise of options outstanding under our 1997 Stock Option Plan and 1998 Stock Option Plan at a weighted average exercise price of $1.87 per share and 386,493 shares reserved for future issuance under the plans; and

    - 895,890 shares of common stock issuable upon exercise of outstanding warrants, of which 755,890 shares at a weighted average exercise price of $3.84 per share were outstanding at June 30, 1999.

    The above computations include:


    - 309,260 additional shares issuable to holders of the Series C preferred stock on closing of this offering;



    - 501,732 additional shares issuable to holders of the Series D preferred stock on closing of this offering; and



    - 35,371 additional shares issuable to holders of the Series E preferred stock on closing of this offering.

                            SELECTED FINANCIAL DATA

    The statements of operations data for the period from June 25, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998, and the balance sheet data at December 31, 1997 and December 31, 1998, are derived from our financial statements which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the six month periods ended June 30, 1998 and 1999 and the balance sheet data at June 30, 1999, are derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. Historical results are not necessarily indicative of future results and the results for interim periods are not necessarily indicative of results to be expected for the entire year or for any future period. When you read this selected financial data, it is important that you also read the financial statements and related notes included in this prospectus, as well as the section of this prospectus related to "Management's Discussion and Analysis of Financial Condition and Results of Operations, beginning on page 28."

                                                   PERIOD FROM
                                                    JUNE 25,
                                                      1997
                                                   (INCEPTION)
                                                     THROUGH    YEAR ENDED     SIX MONTHS ENDED
                                                    DECEMBER     DECEMBER          JUNE 30,
                                                       31,          31,      --------------------
                                                      1997         1998        1998       1999
                                                   -----------  -----------  ---------  ---------
                                                                                 (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue..........................................   $      --    $      --   $      --  $     147
Costs and expenses:
  Cost of services...............................          --          135           8      1,247
  Research and development.......................         231        1,140         429      1,034
  Sales and marketing............................          40        1,197         176      2,456
  General and administrative.....................         299        1,458         415      1,975
  Amortization of deferred stock compensation....          --        1,065          --      2,531
                                                   -----------  -----------  ---------  ---------
    Total costs and expenses.....................         570        4,995       1,028      9,243
                                                   -----------  -----------  ---------  ---------
Loss from operations.............................        (570)      (4,995)     (1,028)    (9,096)
Interest income (expense), net...................         (11)         (36)        (35)        29
                                                   -----------  -----------  ---------  ---------
Net loss.........................................        (581)      (5,081)     (1,063)    (9,067)
Accretion and dividend on redeemable convertible
  preferred stock................................          --         (606)         --     (3,771)
                                                   -----------  -----------  ---------  ---------
Net loss applicable to common stockholders.......   $    (581)   $  (5,637)  $  (1,063) $ (12,838)
                                                   -----------  -----------  ---------  ---------
                                                   -----------  -----------  ---------  ---------
Net loss per share:
  Basic and diluted..............................   $   (0.05)   $   (0.48)  $   (0.09) $   (0.95)
                                                   -----------  -----------  ---------  ---------
                                                   -----------  -----------  ---------  ---------
  Pro forma basic and diluted (unaudited)........                $   (0.32)             $   (0.36)
                                                                -----------             ---------
                                                                -----------             ---------
Shares used in calculation of net loss per share:
  Basic and diluted..............................      11,183       11,685      11,859     13,517
                                                   -----------  -----------  ---------  ---------
                                                   -----------  -----------  ---------  ---------
  Pro forma basic and diluted (unaudited)........                   15,993                 25,462
                                                                -----------             ---------
                                                                -----------             ---------

                                                                      DECEMBER 31,
                                                                  --------------------
                                                                                         JUNE 30,
                                                                    1997       1998        1999
                                                                  ---------  ---------  -----------
                                                                                        (UNAUDITED)
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......................................  $     275  $     815   $  19,855
Working capital (deficit).......................................       (111)    (1,013)     15,597
Total assets....................................................        349      3,603      32,146
Capital lease obligations.......................................         --        387       6,705
Redeemable convertible preferred stock..........................         --      3,352       6,080
Stockholders' equity (deficit)..................................       (512)    (2,123)     14,960

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES AS WELL AS THE OTHER FINANCIAL INFORMATION IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE, WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF FACTORS SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    ZapMe! is building a broadband interactive network that brings the latest technology tools and educational resources to schools for free. For each school participating in the ZapMe! network, we provide free PCs, software, installation and support, as well as a free, "always on" connection to the Internet using a satellite system. The ZapMe! network, which is designed primarily for students aged 13-19, makes education more engaging and entertaining by providing a rich media computer experience that is free and easy to use. We plan to extend the ZapMe! network into the home in order to enhance a student's educational experience and promote better communication among students, teachers and parents.

    We commenced operations in June 1997 and began offering sponsorships through our proprietary network in December 1998. From inception through June 30, 1999, we were in the development stage, and our activities primarily consisted of:

    - marketing the ZapMe! network to school districts;

    - entering into agreements with school districts for the placement of the ZapMe! network in schools;

    - developing our proprietary user interface and satellite multicasting capabilities;

    - raising capital;

    - recruiting personnel;

    - conducting research and development activities; and

    - purchasing assets to support our operations.

    Since December 1998, we have been:

    - deploying our network in schools;

    - developing our operations, technology and support capabilities;

    - forming strategic alliance relationships; and

    - continuing to invest in research and development.

    In order to achieve our strategic plan, we intend to continue to invest heavily in deploying our network, marketing and promotion, technology and operations. We purchase the computer equipment we install in schools--including PCs, monitors, servers and printers--on customary terms for sales made for educational purposes from our partners, some of which are also sponsors.

    As of July 31, 1999, there were more than 250 school districts, representing over 6,000 K-12 schools, including more than 2,000 middle and high schools, that have approved and signed a three-year contract with us that permits us to install a ZapMe! lab at those districts' schools. As of

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July 31, 1999, we had installed ZapMe! labs in over 220 schools, which had an average of more than 1,000 students, representing over 220,000 students, each of whom has access to a free ZapMe! account upon request. In the Fall of the 1999-2000 school year, ZapMe! will expand current programs and incentives to encourage network usage.

    We have incurred net losses of approximately $14.7 million for the period of inception through June 30, 1999. We expect to incur additional losses for the foreseeable future due to the increased cost of sales and marketing, advertising and promotion, expanded network features and research and development. We expect that the size of these losses will fluctuate from quarter to quarter and that these fluctuations may be substantial. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

    REVENUE. To date, ZapMe! has generated revenue primarily from content sponsorship fees paid by strategic partners. Two sponsors, Toshiba and General Electric, accounted for approximately 90% of our revenue in the six months ended June 30, 1999. We intend to derive revenue from three primary activities: sponsorship, e-commerce and network services and other. Sponsorship revenue, which is expected to account for between 90-95% of revenues when we are fully operational, includes content and public service announcement sponsorships, banner advertising and full screen interactive ads, consists of fees charged for messages delivered over our network. Revenue related to sponsorship of content on our network is generally recognized ratably over the time periods that the sponsorship is acknowledged unless such sponsorship is based on delivery of a minimum number of impressions, in which case revenue is recognized as the impressions are delivered. We expect to generate sponsorship revenue both at school and at home. Advertising revenue is recognized in the period in which the advertisement message is displayed on the network, provided that no material obligations remain and collection of the related account receivable is reasonably certain. E-commerce revenue, which is expected to account for between 3-6% of revenues when we are fully operational, consists of referral fees and commissions on transactions facilitated through our network as well as referred transactions. Revenue from e-commerce is recognized upon notification from the contracting partner of the fact of the referral or sale upon which referral fees or commissions is due. Network services and other revenue consist of revenue from the distribution of content and products which is delivered through our network, and from educational services delivered in the ZapMe! labs such as teacher training, tutoring and other educational programs offered through a strategic alliance with Sylvan Learning Systems. Network services and other revenue is expected to account for between 2-4% of revenues when we are fully operational and is recognized in the time period in which the underlying service is delivered. Network services and other revenue also include revenue from our five-year agreement with Sylvan which provides for a sharing of revenue derived from the delivery of Sylvan programs in ZapMe! computer labs. This agreement allows Sylvan to offer student tutoring, teacher training, and other programs in the ZapMe! computer labs. For the calendar year 1999, Sylvan is committed to pay ZapMe! minimum fees. Thereafter, fees will be based on a rate for installed schools available for use by Sylvan. To date, no programs have been offered under this arrangement, and additionally no material e-commerce or network services have been delivered and no significant revenue has been recognized by ZapMe!.

    COST OF SERVICES. Cost of services consist primarily of depreciation on network equipment, including computers placed in schools, allowances for the cost of equipment replacement not covered by manufacturers' warranties, and the cost of operating our satellite communications network. The costs associated with this form of telecommunication include (1) the cost of land-based equipment, or "earth segment," such as the satellite dish, hubs, send and receive cards located inside the network servers and land-based phone service and (2) the cost of the link to and from the satellite, or "space segment." ZapMe! provides much of its earth segment to schools by purchasing satellite dishes, hubs and send/receive cards for its network servers. ZapMe! purchases space segment from GE Americom, a

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unit of General Electric Corporation, and from Spacenet, a wholly-owned subsidiary of Gilat Satellite Networks, pursuant to fixed price agreements. Commencing July 1999, Spacenet began to install and lease satellite dishes and lease receive and transmit cards as well as provide space segment under a long-term fixed-price per school contract. Cost of services varies directly with the number of schools.

    OPERATING EXPENSES. Our operating expenses consist primarily of sales and marketing, research and development and general and administrative expenses. Research and development expenses consist primarily of compensation and consulting expenses associated with the development and refinement of the ZapMe! user interface, the satellite network, content and quality assurance. To date, we have not capitalized any software development costs under Statement of Financial Accounting Standards ("SFAS") No. 86 because we believe that our process for developing software is essentially completed concurrent with the establishment of technological feasibility; as a result, all development costs have been expensed as incurred. Sales and marketing expenses consist primarily of salaries, commissions, travel expenses, advertising expenses, costs of promotional programs such as ZapPoints, trade show expenses, seminars and costs of marketing materials. General and administrative expenses consist primarily of salaries and related costs for our executive, administrative, finance, legal and information technology personnel, support services, facilities costs and professional services fees.

    AMORTIZATION OF DEFERRED STOCK COMPENSATION. We recorded deferred stock compensation of approximately $6.0 million during the year ended December 31, 1998, and approximately $3.0 million during the six months ended June 30, 1999 as a result of stock options granted during 1998 and 1999 and shares of common stock granted to an officer of ZapMe! at a price below the deemed fair market value at the date of grant. We will record deferred stock compensation of approximately $9.1 million as a result of stock options granted during the quarter ended September 30, 1999. Amortization of deferred stock compensation of approximately $1.1 million was recognized in 1998 and approximately $2.5 million was recognized for the six months ended June 30, 1999. Deferred stock compensation is amortized over the vesting period of the options, generally three to four years, or the performance period for various warrants we granted using a graded vesting method. As a result, amortization of deferred stock compensation will adversely impact our operating results for the next four years.

    Including deferred compensation which will be recorded for option grants made during the three months ended September 30, 1999, future amortization expense is estimated to be approximately $3.7 million for the remaining six months of 1999, and approximately $6.7 million, $2.9 million, $1.1 million and $99,000 for 2000, 2001, 2002 and 2003, respectively.

    INCOME TAXES. There was no provision for federal or state income taxes for any period since inception due to our operating losses. At December 31, 1998, we had net operating loss carryforwards for federal income tax purposes of approximately $4.1 million which will expire beginning in fiscal year 2012 if not utilized. Utilization of our net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization. A valuation allowance has been established and, accordingly, no benefit has been recognized for our net operating losses and other deferred tax assets. The net valuation allowance increased by approximately $1.6 million during the year ended December 31, 1998. We believe that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include our history of net losses since inception and expected near-term future losses. We will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results. See note 4 of notes to financial statements, beginning on page F-19.

    NET LOSS APPLICABLE TO COMMON SHAREHOLDERS. We recorded accretion and a dividend on our redeemable convertible preferred stock of approximately $606,000 for the year ended December 31, 1998 and approximately $936,000 for the six months ended June 30, 1999. For the six months ended

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June 30, 1999, we have also recorded approximately $1.0 million for accretion of a liquidation preference for our convertible preferred stock and approximately $1.8 million for accretion of a guaranteed initial public offering price for our redeemable convertible preferred stock based upon an initial public offering of $11.00 per share. These preferred stockholders are entitled to these amounts in the event of an initial public offering.


RESULTS OF OPERATIONS

    Because (1) we were a development stage company through June 30, 1999, (2) first earned revenue in the quarter ended March 31, 1999 and (3) have a short operating history, we believe that year-over-year comparisons are less meaningful than an analysis of recent quarterly operating results. Accordingly, we are providing a discussion and analysis of our results of operations that is focused on the year ended December 31, 1998 and the quarters ended March 31, 1999 and June 30, 1999.

    REVENUE. Total revenue for the quarters ending March 31 and June 30, 1999 were $5,000 and $142,000, respectively. We began earning revenue in the quarter ending March 31, 1999. Revenue is primarily attributed to content sponsorship of our network. One sponsor, General Electric, accounted for substantially all of our revenue in the quarter ended June 30, 1999.

    COST OF SERVICES. Cost of services were $135,000, $212,000 and approximately $1.0 million for the year ending December 31, 1998 and for the quarters ending March 31 and June 30, 1999, respectively. The increase in the level of expense was due primarily to depreciation associated with increased levels of school network equipment which were placed in service. We expect cost of services to increase in absolute dollars in future periods due to increasing depreciation on network equipment and to additional costs for space segment associated with the deployment of the ZapMe! network in additional schools.

    RESEARCH AND DEVELOPMENT. Research and development expenses were approximately $1.1 million, $472,000 and $562,000 for the year ending December 31, 1998 and for the quarters ending March 31 and June 30, 1999, respectively. Approximately $75,000 of the $90,000 increase in the quarter ending June 30, 1999 over the quarter ending March 31, 1999 is attributable to labor and temporary help. We believe that continued investment in research and development will contribute to attaining our strategic objectives and, as a result, expect research and development expenses to increase in absolute dollars in future periods.

    SALES AND MARKETING. Sales and marketing expenses were approximately $1.2 million, $864,000 and approximately $1.6 million for the year ending December 31, 1998 and for the quarters ending March 31 and June 30, 1999, respectively. The increase in the level of expense was due primarily to compensation associated with the increased number of sales and marketing personnel and related overhead, and increased travel costs associated with our direct selling efforts. We expect selling and marketing expenses to increase in absolute dollars in future periods as we hire additional personnel, promote our home client, and develop incentive programs to increase in-school and at home usage of the ZapMe! network.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were approximately $1.5 million, $885,000 and approximately $1.1 million for the year ending December 31, 1998 and for the quarters ending March 31 and June 30, 1999, respectively. The increase in the level of expenses is due primarily to increased personnel and related overhead necessary to support our increased scale of operations. We expect general and administrative expenses to increase in absolute dollars in future periods as we expand our management and staff, incur additional costs related to expansion of our operations and continue to incur the additional costs associated with being a publicly-traded company.

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    Our revenue, operating expenses and operating results may vary significantly from quarter to quarter. The fluctuations may be due to a number of factors, many of which are beyond our control. These factors include:

    - the rate of expansion of our network through deployment into additional schools;

    - the rate of usage of our network in schools and at home;

    - our ability to generate and sustain significant levels of sponsorship revenue;

    - fluctuations in the use of our network and in demand for our products and services related to the school calendar, including vacations and holidays;

    - the burden of lease payment obligations;

    - government action to regulate or otherwise restrict our access to schools;

    - our ability to manage costs, including personnel costs; and

    - costs relating to possible acquisitions and integration of technologies or businesses.

    Due to all of the foregoing factors, our quarterly revenue and operating results are difficult to forecast, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful and should not be relied upon as an indication of future performance.

INCEPTION TO DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998

    Because we were a development stage company during 1997 and the year ended December 31, 1998, we generated no revenue for these periods. Costs and operating expenses increased to approximately $4.1 million in 1998 from $570,000 in the period from June 25, 1997 through December 31, 1997 ("inception period"). During our inception period, we incurred primarily general and administrative and development expenses as our primary focus was on developing the ZapMe! network. Research and development expenses in 1998 totaled approximately $1.1 million, an increase of $909,000 from $231,000 in fiscal 1997, of which $820,000 was attributable to increased product development, network engineering, satellite engineering and content department labor costs. In the year ended December 31, 1998, sales and marketing expenses totaled approximately $1.2 million, compared to $40,000 for fiscal 1997. Approximately $511,000 of this increase was due primarily to increased labor and temporary help. Additionally, in 1998 we began to build our infrastructure and added finance, legal, business development, information technology, executive management and administrative personnel and related costs, which amounted to approximately $1.5 million for fiscal 1998 compared to $299,000 for fiscal 1997. Sales and marketing expenses were not significant in fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception through June 30, 1999, we used approximately $7.9 million of cash for operating activities, resulting primarily from operating losses of approximately $14.7 million. During this same period, we used approximately $3.7 million of cash for investing activities, consisting primarily of the purchase of equipment.

    We have financed our cash needs primarily through the private placement of preferred stock and lease financings. Placements of preferred stock through June 30, 1999 provided net proceeds totaling approximately $30.2 million. At June 30, 1999, we had approximately $20.4 million in cash and cash equivalents and short-term investments, including restricted cash of $560,000, which represents an increase of approximately $19.6 million as compared to $815,000 at December 31, 1998. We currently have no significant capital commitments other than obligations under capital equipment and facilities leases as well as commitments under cancelable outstanding purchase orders.

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    Net cash used in operating activities was approximately $2.3 million and
$5.4 million in fiscal 1998 and for the six-month period ending June 30, 1999, respectively. In each period, cash used by operating activities was primarily a result of the net losses for such period.

    Net cash used in investing activities was approximately $2.4 million and $1.3 million in fiscal 1998 and for the six-month period ending June 30, 1999, respectively. In each period, cash used by investing activities was primarily for the acquisition of property and equipment.

    Cash provided by financing activities was approximately $5.2 million and $25.8 million in fiscal 1998 and for the six-month period ending June 30, 1999, respectively. The primary source of cash provided by financing activities was proceeds from the issuance of preferred stock and, to a lesser extent, borrowings. In addition, in August 1999 we received net proceeds of approximately $9.5 million from the issuance of preferred stock.

    Capital leases incurred were approximately $390,000 and $6.8 million in fiscal 1998 and for the six-month period ending June 30, 1999, respectively. Lease financing was used primarily to acquire and install computer equipment in schools.

    In June 1999, the Company entered into an agreement whereby a minimum number of school sites would be established and maintained for a fixed monthly fee for a minimum of three years. In the event the Company fails to establish the minimum number of sites within three months, an unordered minimum site fee would be assessed per site until the site was installed. As of June 30, 1999, the maximum obligation on installed sites is $3,978,000. In July 1999, the agreement was amended and the fixed monthly fee on the minimum number of site was reduced, which reduced the maximum obligation on installed sites to $3,330,000.

    In August 1999, we issued 2,030,000 shares of our Series E preferred stock at $5.00 per share, with gross proceeds of approximately $10,150,000. The $5.00 share price does not necessarily represent fair value of the preferred stock issued. We will record approximately $12,000,000 as an increase to the Series E preferred stock to reflect an estimated fair value of $11.00 per share.

    Our deferred revenue balance includes deferred revenue attributable to billings in advance of earnings on content sponsorship activities. We record an account receivable and deferred revenue upon billing for sponsorships. We recognize revenue ratably over the period the sponsorship is acknowledged on the network.

    Our agreements with school districts do not require that we incur capital expenditures. However, we anticipate incurring substantial capital expenditures in connection with our expansion of our school network. Subject to the availability of cash or other capital financing arrangements, we expect that capital expenditures for 1999 for school network equipment will be approximately $50.0 million. We estimate that this level of expenditure will enable us to install approximately 1,600 schools during 1999. Under our agreements with school districts, as of July 31, 1999, we are permitted to install ZapMe! labs in approximately 6,000 schools. Such expenditures are expected to be made pursuant to cancelable purchase orders when made. Although we have no other material commitments other than our capital equipment and facilities leases and cancelable commitments to purchase school network equipment in the ordinary course which aggregate approximately $3.8 million, we anticipate that we will experience an increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel. For more information on these commitments, please see note 5 of notes to financial statements starting on page F-19. We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future related to expansion of our network, including increasing research and development spending, increasing our sales and marketing operations, developing supporting business and technical infrastructures, improving our operational and financial systems and broadening our user support capabilities. Such operating expenses will be a material use of our cash resources.

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    We believe that our available cash resources and amounts available under financing facilities will be sufficient to meet our expected working capital and capital expenditure requirements for at least the next full operating cycle.

    We may need to raise additional funds in order to support more rapid expansion, develop new vertical markets, respond to competitive pressures, acquire complementary businesses or technologies, or respond to unanticipated developments. We may seek to raise additional funds through private or public sales of securities, strategic financial and business relationships, bank debt, lease financing, or otherwise. If additional funds are raised through the issuance of equity securities, the percentage of ZapMe! owned by existing stockholders will be reduced, stockholders may experience additional dilution, and these equity securities may have rights, preferences, or privileges senior to those of the holders of ZapMe!'s common stock. Additional financing may not be available on acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to deploy or enhance our network and Netspace, take advantage of future opportunities, or respond to competitive pressures or unanticipated developments, which could severely harm our business.

YEAR 2000 READINESS DISCLOSURE

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    OUR STATE OF READINESS

    We are engaged in an ongoing assessment of the Year 2000 readiness of all our relevant operating, financial and administrative systems, including the hardware and software that support our information technology ("IT") and non-IT systems. Our assessment plan consists of:

    - quality assurance testing of our internally developed proprietary software;

    - contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our network services to our users;

    - contacting vendors of third-party systems;

    - assessing repair and replacement requirements and implementing appropriate procedures; and

    - creating contingency plans in the event of Year 2000 failures.

    We are currently reviewing our Year 2000 readiness and developing a plan for verifying the proper operation of our internally developed software. We expect to complete and execute our verification plan by October 1999. Although our Year 2000 readiness assessment will not be totally complete until October 1999, we have by now received readiness assurances from nearly all of our vendors. Most of the vendors have indicated that they are Year 2000 compliant. In the few cases where a vendor has indicated that it is not Year 2000 compliant, we have determined that any possible resulting problems are small and the costs of remediation, if any, are small. In addition, the transition from year 1999 to year 2000 was simulated for our material IT and non-IT systems to test our system readiness. These simulations revealed no notable Year 2000 issues.

    All of our third party hardware and software vendors for critical systems have provided written statements to us or have posted them to their public web sites, indicating that they are Year 2000 compliant. We read the assurances and the documentation backing up those assurances that third parties have provided regarding their Year 2000 compliance. We then evaluated the assurances and

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documentation against our experience and knowledge to determine the credibility of the third party's assurances that it is Year 2000 compliant. If we determined that the third party assurances were not adequate, which has to date not occurred, then we would make additional requests for assurances and documentation and do our own testing of the third party's product. Our review of the internal systems of third parties with whom we have material relationships is ongoing.

    COSTS TO ADDRESS YEAR 2000 ISSUES

    We do not separately account for Year 2000 related expenses but estimate that our expenses incurred to date to address Year 2000 issues have not been material and, although we have not completed our assessment of our Year 2000 readiness, we do not expect to incur expenses in excess of $100,000 in connection with any required future remediation efforts. Such costs, if higher than anticipated, could adversely impact our operating results.

    RISKS ASSOCIATED WITH YEAR 2000 ISSUES

    We are not currently aware of any Year 2000 compliance problems relating to our network applications or our IT or non-IT systems that would have a material adverse effect on our business, results of operations and financial condition, notwithstanding efforts to detect and correct such problems. However:

    - we may discover Year 2000 compliance problems in our network and other software that will require substantial revisions or replacements;

    - there can be no assurance that third-party hardware or software incorporated into our material IT and material non-IT systems will not need to be revised or replaced, which could be time consuming and expensive; and

    - the failure to adequately address Year 2000 compliance issues in our IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and bring about litigation, which could be costly to defend.

    Any such worst-case scenario, if not quickly remedied, could result in lost revenues, increased expenses and business interruptions, which could have a material adverse effect on our business, results of operations and financial condition.

    In addition, we cannot guarantee that Internet access companies, governmental agencies, utility companies, third-party service providers and others not within our control will be Year 2000 compliant. The failure of such entities to be Year 2000 compliant could result in a failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could prevent us from operating our network.

    CONTINGENCY PLAN

    Because our needs for hardware and software continually change, we are engaged in an ongoing Year 2000 compliance assessment. We have not identified any significant non-compliance issues with our products that have not already been corrected. However, the results obtained from our ongoing effort will be considered in determining the need for and the extent of any contingency plan which, if required, will be implemented by October 31, 1999. The cost of developing and implementing such a plan could be material.

    The information set forth above and elsewhere in this prospectus relating to Year 2000 issues constitute "Year 2000 Readiness Disclosures," as such term is defined by the Year 2000 Information and Readiness Disclosure Act of 1998, enacted October 19, 1998 (Public Law 105-271, 112 Stat. 2386).

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INTEREST RATE RISK

    Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay with respect to our various outstanding debt instruments. The risk associated with fluctuating interest expense is limited, however, to the expense related to those debt instruments and credit facilities which are tied to market rates. We do not use derivative financial instruments in our investment portfolio. We ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We mitigate default risk by investing in safe and high-credit quality securities. A hypothetical increase or decrease in market interest rates by 10% from the market interest rates at June 30, 1999 would not cause the fair value of our cash and cash equivalents or the interest expense paid with respect to our outstanding debt instruments to change by a material amount. Declines in interest rates over time will, however, reduce our interest income while increases in interest rates over time will increase our interest expense.

RECENT ACCOUNTING PRONOUNCEMENTS

    The FASB issued Statement No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. We adopted SFAS 131 in the year ended December 31, 1998, and operate in one business segment which is building a broadband interactive network that brings technology tools and educational resources to schools at no cost.

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                                    BUSINESS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    ZapMe! is creating a broadband interactive network--featuring "always on" satellite technology-- which brings the latest technology tools and educational resources to schools for free. We believe that by providing free PCs, software, installation, support and broadband connectivity to the Internet, we will help ease the technology funding gap in schools, and provide students of all social and economic backgrounds access to the technology and information that are critical in today's knowledge-based economy.

    Our turnkey technology solution provides several benefits to each school that participates in the ZapMe! network. Each school typically receives 15 high-end, multimedia PCs with 17-inch monitors, a satellite-ready computer server, a laser printer and broadband access to the Internet. In addition, we offer a proprietary, easy-to-use interface--the ZapMe! Netspace--that provides access to over 10,000 pre-selected and indexed third-party educational Internet sites and other aggregated content and services as well as applications such as Microsoft Word, Excel and Powerpoint. Features of the ZapMe! Netspace include various educational and communication tools such as discussion boards, free e-mail and an affinity marketing program that rewards students for using the ZapMe! network.

    The ZapMe! network makes education more engaging and entertaining by providing a rich media computer experience and facilitating greater parental involvement in schools by enabling electronic communication among parents and teachers. In addition, the ZapMe! network provides students, teachers and administrators access to Internet-based educational content, cost-effective school e-commerce solutions and school fundraising opportunities. In connection with many of these core activities, the ZapMe! network has established strategic alliances with a wide range of companies, including Dell; Gilat Satellite Networks and its subsidiary, Spacenet; Microsoft; New Sub Services; School Specialty; Sylvan Learning Systems and Xerox to further enhance the educational experience. In addition, we plan to enter into additional new strategic alliances to enhance our technology, gain access to compelling educational content, add new features and functionality, or generate sponsorship and e-commerce revenues.

    Funding for the development, installation and maintenance of the ZapMe! network is provided by a combination of corporate sponsorships and e-commerce relationships. We expect to derive additional revenue from partners and other sources from after-school use of ZapMe! labs and participation in fundraising activities. In particular, we will receive additional revenues from Sylvan, which has committed to sharing a percentage of its profits resulting from joint activities on the ZapMe! network. Participating sponsors have the opportunity to underwrite public service messages, as well as corporate sponsorships appropriate for ZapMe! network users, including students aged 13-19, teachers and administrators.

    As of July 31, 1999, there were more than 250 school districts, representing over 6,000 K-12 schools, including more than 2,000 middle and high schools, that have approved and signed a three-year contract with us that permits us to install a ZapMe! lab at that school. These districts are located in over 40 states. As of July 31, 1999, we had installed ZapMe! labs in over 220 schools, which had an average of more than 1,000 students, representing over 220,000 students, each of whom has access to a free ZapMe! account upon request. These schools are located in over 33 states. In the Fall of the 1999-2000 school year, ZapMe! will expand current programs and incentives to encourage network usage.

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MARKET OPPORTUNITY

NEED FOR TECHNOLOGY IN K-12 SCHOOLS

    INCREASED IMPORTANCE OF TECHNOLOGY. Throughout the last decade, the U.S. economy has undergone a fundamental shift, moving from a resource-based economy to a knowledge-based economy. Although we estimate, based on industry sources, that over $650 billion is currently spent each year on education and training in the U.S., we believe that this spending falls short of what is necessary. We believe that education and training are becoming more important, and that knowledge is increasingly making the difference in how individuals and companies perform economically. In addition, an understanding of the uses of technology is now essential to achieve superior performance in a knowledge-based economy. In order to respond to these demands, educators, parents and opinion leaders in the U.S. are increasingly looking to technology, not only as a means of improving the essential academic skills of students, but also as the basis for a set of tools students must have to compete effectively. This has created an increased demand for technology in schools.

    TECHNOLOGY FUNDING GAP IN K-12 SCHOOLS. According to the National Center for Education Statistics, during the 1998-1999 school year, there were over 110,000 K-12 schools in the U.S. These schools face inherent resource constraints, including limited budgets and annual budget cycles which limit long term investments. These constraints have, to date, prohibited adequate investment in technology. We estimate, based on industry sources, that the cost to achieve the five-to-one ratio of students-to-computers mandated by the President of the United States and the U.S. Department of Education in their national technology plan is estimated to be $110 billion over 10 years, including initial investments and ongoing costs of implementation. We estimate, based on industry sources, that to wire and equip 88,000 public schools with computers will cost from $40 billion to $100 billion over the next five years, assuming $180 to $450 is spent per student, over 44 million public school students and per student expenditures by schools which have made effective use of technology. Despite the significant expenditures necessary to improve technology available in schools, we estimate, based on industry sources, that only $5.4 billion was spent on technology, defined as hardware, software and services, in public K-12 schools during the 1998-99 school year. Furthermore, we believe, based on industry reports, that lack of technology funding is the number one barrier to increased Internet usage in school. Based on these statistics, we believe schools in the U.S. suffer a multi-billion dollar funding gap for technology.

    NEED FOR EDUCATION NETWORK. Most schools lack the infrastructure to allow students, teachers and parents to communicate electronically. According to the National Center for Education Statistics, there are approximately 53.1 million students in grades K-12 and 3.2 million teachers who teach grades K-12. We estimate, based on industry sources, that only 22.5% of schools have a network capable of connecting the school to the home. We believe that a broadband educational network focused on students aged 13-19 will facilitate the integration of computers into the school's curriculum, improve academic performance, and enhance the student-teacher-parent connection. Stand-alone PCs are useful for preparing a document or doing individual research, but networked PCs provide numerous advantages to students, teachers and parents, enabling timely, effective communication, as well as helping students to collaborate on group projects. Information and ideas can be shared with anyone connected to the network.

THE INTERNET

    GROWTH OF THE INTERNET. The Internet has emerged as a significant global communications medium, enabling millions of people to share information and conduct business electronically and providing advertisers and businesses with an attractive means of marketing and selling their products and services. The growth in the number of web users is expected to continue as Internet access becomes more widely available, bandwidth increases and Internet content improves and incorporates more multimedia

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capabilities. We estimate, based on industry sources, that the number of web users worldwide will increase from approximately 142.2 million at the end of 1998 to approximately 502.4 million by the end of 2002, representing a compound annual growth rate of 37%. We estimate, based on industry sources, that worldwide e-commerce revenue on the Internet will increase from approximately $50.4 billion at the end of 1998 to more than $1.3 trillion in 2003, based on a projected 183 million buyers on the web and an average transaction size of $7,216.

    GROWTH OF ONLINE SPONSORSHIP. The Internet has become an attractive medium for corporate sponsors, offering a level of flexibility, interactivity and measurability not available in traditional media. The Internet enables corporate sponsors to use demographics in delivering their messages to specific groups, as well as to change their messages frequently in response to market factors, current events and consumer feedback. Moreover, the Internet allows corporate sponsors to specify an offering to each user in real-time and receive valuable data on customer tastes, preferences and shopping and buying patterns. We estimate, based on industry sources, that the amount of Internet advertising in the U.S. will grow from approximately $2.1 billion in 1998 to $9.0 billion by 2002, a compound annual growth rate of 45%.

    INCREASING VALUE OF DEFINED DEMOGRAPHIC AUDIENCE. Early Internet sponsorship efforts were directed primarily at a broad audience by placing corporate messages on the most frequently visited web sites. As the Internet has matured, businesses have sought to improve the effectiveness of their corporate sponsorship by directing their messages toward the Internet users they most want to reach. By offering corporate sponsorship efforts to the most relevant users, Internet-based corporate sponsors seek to improve their brand awareness and response rates and reduce costs by eliminating spending that is not directed at their intended audience.

    STUDENTS' IMPORTANCE TO THE INTERNET AND IN THE ECONOMY. Extrapolating from United States Census Bureau data, we estimate that there are more than 25 million individuals aged 13-19. Individuals in this age group are becoming increasingly involved in the Internet. We estimate, based on industry sources, that the number of people aged 13-19 who regularly access the Internet will rise from 8.4 million in 1998 to 16.6 million by 2002. Their increased Internet activity creates a significant opportunity for underwriting corporate sponsorships and offering products and services online to students aged 13-19. We estimate, based on industry sources, that this audience spent in excess of $100 billion in 1998, based on over 25 million teens spending, on average, $84 per week. We estimate, based on industry sources, that teens will spend $1.2 billion on e-commerce alone by 2002.

THE ZAPME! SOLUTION

    ZapMe! has designed a broadband interactive network, using "always on," bi-directional satellite technology, which brings the latest technology tools and educational resources to schools. We believe that by providing free PCs and broadband connectivity to the Internet, we will help to ease the technology funding gap in schools, and provide students of all social and economic backgrounds access to the technology and information that are critical in today's knowledge-based economy. In addition, the ZapMe! network facilitates greater parental involvement in schools by enabling electronic communication among parents and teachers. Moreover, the ZapMe! network provides students, teachers and administrators access to Internet-based educational content, cost-effective school e-commerce solutions and school fundraising opportunities. The ZapMe! network also provides corporate sponsors the opportunity to underwrite public service messages and education content areas and services appropriate for ZapMe! network users. Key elements of our approach are:

    FREE BROADBAND INTERACTIVE NETWORK FOR SCHOOLS. We offer a turnkey technology solution for schools by providing each participating school with access to the ZapMe! network, including PCs and broadband connectivity to the Internet, all at no cost to the school. A participating school typically receives 15 high-end, multimedia PCs with 17-inch monitors, satellite communications hardware, and a

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laser printer, as well as broadband access to the Internet and the ZapMe!
Netspace, our proprietary, easy-to-use interface that provides access to over 10,000 pre-selected, indexed educational sites and other aggregated content and services. We also offer schools a single point of contact for free service, including network implementation, maintenance, training and system upgrading.

    HIGH-SPEED, "ALWAYS ON" SATELLITE DELIVERY. Our "always on" network provides schools with a free broadband connection to the Internet using a satellite system. In addition to providing high-speed Internet access, our design enables us to download and store full motion video, other rich media files, system upgrades and other data directly, quickly and efficiently onto local school servers, where they can be accessed immediately and without the delays typically associated with downloading large media and application files. The "multicasting" capabilities inherent in satellite technology enable us to simultaneously deliver these types of files to many different locations. As a result, our costs of delivery are extremely low even while the speed at which we can transmit these files is extremely high (more than 10 times the rates of the fastest current forms of Internet access such as DSL and T-1 and T-3 access). Because these files are accessed locally, and not over the Internet, we also avoid delays associated with delivering media files using streaming network architectures. We therefore can provide our users with high-speed access to Internet content and new multimedia applications (such as video and high-quality audio) and e-commerce applications.

    ALTERNATIVE SOURCES OF SCHOOL FUNDING. The ZapMe! network provides schools with a wide range of alternative sources for funding the acquisition of technology and related equipment and services. In addition to providing schools with free computing equipment and broadband Internet access, we offer or plan to offer schools the following funding opportunities:

    - Programs which enable safe, effective deployment of school fundraising activities, such as magazine drives. For example, we are currently planning to launch a network-based, Internet-delivered program for fundraising activities with New Sub Services, the world's largest provider of magazine subscriptions.

    - Our ZapPoints program, which provides opportunities for schools to upgrade technology, including PCs and document processing equipment, through the accumulation of ZapPoints. Schools have the opportunity to purchase products and equipment based upon ZapPoints, which measure a school's cumulative usage and participation in ZapMe! programs. Xerox intends to participate in the ZapPoints program.

    We believe there are a wide variety of technology providers and educational organizations which are interested in participating in these programs.

    OPPORTUNITY FOR ONLINE SPONSORSHIP. We believe that ZapMe! appeals to potential sponsors because it combines the following attributes:

    - access to students aged 13-19 who, prior to the ZapMe! network, have been difficult to reach during school hours or who may not otherwise have had access to the Internet;

    - "always on," rich-media, full-screen, full-motion, interactive display that can be used to create more entertaining and engaging messages;

    - delivery of messages that meet the individual preferences of users;

    - ability to engage users, conduct online surveys, test product trials, provide product feedback, and support product launches;

    - access to a quarterly take-home CD-ROM that sponsors can use to explain their programs or services; and

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    - the opportunity to underwrite public service messages and education content areas and services that serve the local community.

    ATTRACTIVE FEATURES DRIVE NETWORK USAGE. We have designed the ZapMe! Netspace to have attractive features, content and functionality, in order to maintain and increase usage of the ZapMe! network. Features incorporated on the ZapMe! Netspace include ZapMail, ZapPoints affinity marketing programs, discussion boards, and a full suite of Microsoft software, including Word, Excel and PowerPoint.

    ZapMe! believes that this combination will lead to above industry average sponsorship rates and more effective and engaging sponsorship models.

OUR STRATEGY

    Our goal is to create the premier broadband educational network for students aged 13-19, as well as for teachers, administrators and parents. We plan to continue installing our network in schools, building brand recognition among students, teachers and parents, and promoting increased use of our network both in school and at home. Key elements of our strategy are as follows:

    ACTIVELY DEPLOY OUR NETWORK AND GROW OUR INSTALLED BASE OF SCHOOLS AND NUMBER OF USERS. We intend to capitalize on our early market entrance to deploy our network, grow our installed base of schools and increase our number of users. As of July 31, 1999, we had installed ZapMe! labs in over 220 schools. Installation on this scale requires significant time and resources; therefore, we believe our progress to date provides us a time-to-market advantage over potential competitors. We have gained experience as we have deployed our network, which we believe will streamline our further expansion. In addition, as of July 31, 1999, there are more than 250 school districts, representing over 6,000 K-12 schools, including more than 2,000 middle and high schools, that have approved and signed a three-year contract with us. We intend to capitalize on our early mover advantage to gain significant market share.

    PROMOTE REPEAT USAGE AND LOYALTY OF USERS. We believe that broadband-delivered rich media networks, such as the ZapMe! network, have an inherent potential for creating loyal users, particularly when combined with free service offerings such as those we provide. As users invest time and energy in ZapMe!'s services, they may become less inclined to switch to alternative services. In particular, we believe that our ZapPoints affinity marketing program will promote user loyalty by providing students incentives to participate, as well as incentives for schools to encourage their students to participate. We intend to promote repeat usage and user loyalty by maintaining and improving our range of no cost services, expanding the breadth and depth of our product offerings and remaining responsive to user trends and suggestions.

    INCREASE FUNDING FROM SPONSORS. We believe that the ZapMe! network will provide sponsors with an attractive means of offering their products and services to schools, students, teachers, administrators and parents. We intend to develop innovative sponsorship relationships with leading brand marketers which support broad marketing objectives, including brand promotion, awareness, product introductions and online research. We expect many of these sponsorship arrangements will involve longer-term contracts and higher dollar values than typical banner deals. We also intend to offer traditional banner advertising options for sponsors. However, since the broadband interactive ZapMe! network is a new and unproven advertising medium, advertisers that have traditionally relied on other advertising media may be reluctant to purchase sponsorships on the ZapMe! network or may face creative challenges in developing media for sponsorships on the ZapMe! network. Potential sponsors may believe that online advertising in general, and sponsorship on our network in particular, is less effective than traditional advertising media for promoting their products and services. Consequently, they may allocate little or none of their advertising budget to sponsorships on the ZapMe! network. In addition, competition for

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Internet-based advertising revenue is intense and the amount of available standard banner advertising space on the Internet is increasing at a significant rate. These factors are causing Internet advertising rates to decline and we expect that these rates may continue to decline in the future. While we have the ability to deliver online advertising in a richer format than standard banner advertising, we may still be subjected to this trend.

    BUILD STRONG BRAND RECOGNITION. We believe that establishing and leveraging the ZapMe! brand is important to our success. We have already benefited from positive news stories and from word-of-mouth marketing. We intend to increase our brand equity through the rapid introduction of the ZapMe! network into schools throughout the country. We believe that the attractive features, content and functionality of the ZapMe! Netspace will strengthen our brand and attract new students, teachers and parents to become users.

    LEVERAGE INSTALLED BASE OF SCHOOLS AND NUMBER OF USERS TO DRIVE USE AT HOME. As our installed base of schools and number of users grow, we intend to stimulate demand for, and use of, ZapMe! at home. As part of its agreement with participating schools, ZapMe! intends to send home to each student a quarterly CD-ROM that includes a home version of the ZapMe! Netspace. In order to stimulate home use of ZapMe!, we also intend to offer communication and entertainment features unique to the home version of the ZapMe! Netspace, as well as our ZapPoints program. ZapMe! has no immediate plans to extend the network into the home environment by satellite. ZapMe! instead is relying on existing home Internet connectivity options, principally dial up, but also through DSL, cable modems, and other connectivity options as they become available.

    PURSUE STRATEGIC ALLIANCES. We plan to increase usage of the network and grow our revenues through strategic alliances that offer opportunities to improve our technology, gain access to compelling content, add new features and functionality or generate sponsorship or e-commerce revenues. ZapMe! also intends to form alliances with other companies to leverage their brands, while incorporating content that is consistent with our educational mission. We may also expand our revenue opportunities through alliances with technology providers, providers of educational goods and services, online service and content providers, commerce providers and advertisers.

    LEVERAGE OUR NETWORK TO CREATE ADDITIONAL REVENUE STREAMS. Our ZapMe! network will enable us to create additional revenue streams through appropriate after-school use of the labs and e-commerce. For example, our agreement with Sylvan provides for Sylvan to use the ZapMe! labs outside of school hours for educational programs and services and we share in the revenue generated from those programs and services. Other opportunities to leverage our network include an alliance to establish computer summer camps utilizing ZapMe! labs and corporations using the labs after hours for training purposes. In addition, we believe that by building a large base of users, we will be able to enter into revenue sharing or other agreements with appropriate e-commerce partners interested in serving students, teachers and parents in both the school market and the home market.

THE ZAPME! NETWORK

    The ZapMe! network offers significant benefits not only to schools, but also to students, teachers, administrators, parents and sponsors.

    WHAT ZAPME! OFFERS TO SCHOOLS. We offer a free turnkey technology solution for schools by providing each school with a complete broadband interactive network with the following components. We will offer the following in the Fall of the 1999-2000 school year:

    - Hardware. An eligible school typically receives 15 high-end, multimedia PCs with 17-inch monitors, satellite communications hardware, and a laser printer, as well as access to broadband Internet connectivity through the ZapMe! Netspace, our proprietary, easy-to-use interface that

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      provides access to over 10,000 Internet sites of third-party independent content providers that we identify, review and index for easy reference and other aggregated content and services;

    - Broadband Connectivity. Our network incorporates broadband Internet connectivity over a bi-directional satellite delivery system. This design permits us to simultaneously multicast data, including full motion video files, to schools. The speed afforded by broadband satellite-delivered multicast data allows ZapMe! to provide our users fast access to graphic-oriented Internet content and new bandwidth-intensive multimedia applications;

    - Software. The ZapMe! school network incorporates two categories of software: the ZapMe! Netspace and third-party software that is accessed directly through the ZapMe! Netspace. The ZapMe! Netspace is a proprietary, easy-to-use interface that uses standard Web browser commands and runs on top of Internet Explorer 4.0 and Windows NT. Microsoft Office applications such as Word, Excel and PowerPoint are also accessed directly through the ZapMe! Netspace; and

    - Services. An eligible school typically also receives installation, customer service and technical support, as well as teacher training.

       - Installation. To enable rapid and reliable deployment, we have agreements with third-parties to provide complete network installation services. These agreements provide for site inspection, installation and testing of both the satellite dish, which is typically installed on the roof of the school, and the balance of the computer lab, which is typically installed in a library or dedicated computer room. We believe that these relationships with third-parties enable us to provide high-quality, nationwide service, and to reach and sustain a much higher deployment scale than if we were to undertake all installation services ourselves. We currently rely on Gilat and Spacenet, and Inacom, for the majority of our installation needs.

       - Customer Service and Technical Support. We have developed a comprehensive approach for managing all customer service and technical support issues, intended to ensure that every interaction a user has with ZapMe! is a positive experience. Participating schools, therefore, are not required to have a dedicated network administrator. Specifically, we have established a four-level escalation process, which is balanced between a national call center partner and internal ZapMe! technical support representatives. Level 1 and 2 are handled through our national call center partner, while more complex problems are routed to our own technical personnel. We believe that we have developed customer support metrics which are directly correlated to the customer satisfaction experience. We intend to manage both our national call center partner and ourselves to achieve high standards for customer support.

       - Teacher Training. We intend to provide enabling training designed for both teachers and administrators, including systems administration, Internet fundamentals, and applications. This training will be delivered through a variety of media, including broadcast, computer-based, online and face-to-face channels.

    WHAT ZAPME! RECEIVES FROM K-12 SCHOOLS. According to the National Center for Education Statistics, during the 1998-1999 school year, there were over 110,000 K-12 schools in the U.S. Our initial focus is on middle and high schools. In order to have a ZapMe! lab installed at a school, a school board must approve and sign a standard three-year contract with us. This contract commits each school that receives a ZapMe! lab to use each PC an average of four hours per school day. Each school must also provide related items such as power, a dedicated phone line, lab space and insurance for the equipment. The standard contract also stipulates that each participating school provides us and our partners with access to the ZapMe! lab during non-school hours. As part of its agreement with participating schools, ZapMe! intends to send home to each student a quarterly CD-ROM that includes a home version of the ZapMe! Netspace.

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    WHAT ZAPME! OFFERS TO USERS.  The ZapMe! network provides our users a rich media computer experience that is easy to use and makes education more engaging and entertaining. We believe that we have designed the ZapMe! Netspace with attractive features, content and functionality, and that students and teachers will use the ZapMe! network in school and at home. We expect the following software features to be available by Fall of the 1999-2000 school year:

    - ZapMail. All ZapMe! users can email students, friends, teachers, and others with this standard feature. ZapMail is accessible through the Internet, so students can also use ZapMail to take their schoolwork home with them. Students can create documents at school and have access to them at home, on vacation or wherever they can connect to the Internet.

    - Message Boards. These message centers, which can be customized by class or topic, allow students to collaborate with peers and teachers, regardless of geographic location. Message boards are valuable tools for asynchronous discussions and collaboration between students. Message boards also enable teachers to build a stronger community, and are vehicles for students to become more involved in extracurricular activities.

    - ZapSearch. This feature allows students to find what they want on the ZapMe! network or the full Internet.

    - Microsoft Office. Microsoft Office applications such as Word, Excel and PowerPoint may be accessed directly through the ZapMe! Netspace.

    - ZapPoints. ZapPoints is an incentive-based program much like a frequent flyer program that rewards students for using the ZapMe! network. Students that log in and use the ZapMe! network will earn ZapPoints that can be redeemed for merchandise with our e-commerce partners. This "earn while you learn" program of rewards can also be extended to academic and athletic achievement, extracurricular activities, community fund raising efforts, ZapMe! network administration, and for purchasing sponsor's products and services. Schools receive matching ZapPoints for each of their students, which are redeemable through ZapMe!'s e-commerce programs. Dependent upon the underlying arrangement, we will record a charge to revenue or to cost of services expense for ZapPoints awards based upon the full dollar equivalent of points which have been awarded and which are expected to be redeemed.

    - My Bookmarks. Bookmarks are an option supplied with most browsers, but the ZapMe! network allows the students' bookmarks to travel with them to any computer on which the ZapMe! Netspace can be accessed. For example, students may work at a different computer each time they enter the lab. The bookmarks are delivered upon log in, and are stored on the ZapMe! network, so no matter where the students log in, their favorite web sites are easily accessible.

    - My Tools. The ZapMe! network allows students to launch their favorite software applications directly through the browser, not separately. Students can toggle back and forth between a web site, a Word document and their email. This allows for easier, quicker work and again provides them the security of knowing that all of their stuff, including homework, is just one click away.

    WHAT ZAPME! OFFERS TO SPONSORS. We believe that ZapMe! offers an appealing opportunity for sponsors because it provides the following:

    - access to students aged 13-19 who, prior to the ZapMe! network, have been difficult to reach during school hours or who may not otherwise have had access to the Internet;

    - our dynamic billboard is a fixed space on the PC screen that displays sponsorship messages. The dynamic billboard is larger than typical banner ads and is always on the left-hand side of the PC screen, regardless of which applications are used or where a user navigates. The dynamic billboard displays new sponsorship messages periodically, for example, every 15 seconds. The

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      ZapMe! network is designed to allow users to click on the dynamic billboard and view the sponsor's message on a full-screen, rich media interactive display, with full motion video and high quality audio.

    - ability to deliver messages that meet the individual preferences of users;

    - ability to interact with users, conduct online surveys, product trials, online recruiting, provide product feedback and support product launches;

    - access to a quarterly take-home CD-ROM that sponsors can use to explain their programs or services; and

    - opportunity to underwrite public service messages that serve the local community.

STRATEGIC ALLIANCES

    We plan to enter into strategic alliances in order to capitalize on our infrastructure, improve our technology, gain access to compelling content, add new features and functionality, and generate sponsorship and e-commerce revenues. We may also expand our revenue opportunities through alliances with technology providers, providers of educational goods and services, online service and content providers, commerce providers and advertisers. ZapMe!'s current strategic alliances include:

    DELL COMPUTER CORPORATION. Dell has agreed to be a principal supplier of hardware for our labs. ZapMe! is installing Dell equipment, including PCs, monitors, and high-end servers in schools across the country. Dell has indicated that it plans to participate in our e-commerce and ZapPoints programs. Dell has also made an equity investment in ZapMe!.

    GILAT SATELLITE NETWORKS. Gilat supplies our satellite uplink equipment and satellite receiver cards for each school installation. Gilat's wholly-owned subsidiary, Spacenet, provides us with our satellite space segment. Spacenet is also our primary contractor for the network installation process. Gilat has also made an equity investment in ZapMe!.

    MICROSOFT. Through an agreement with Microsoft, ZapMe! will provide Microsoft's Word, Excel and PowerPoint programs to the in-school users of our network. Microsoft's operating system products are the backbone of our network.

    NEW SUB SERVICES. We are currently planning to launch a network-based, Internet-delivered program for safe, effective deployment of school fundraising activities with New Sub Services, the world's largest provider of magazine subscriptions.

    SCHOOL SPECIALTY. ZapMe! and School Specialty, the largest supplier of non-textbook education products to educators in the U.S., have teamed up to offer e-commerce opportunities to schools, teachers and administrators. School Specialty intends to offer a range of school supplies over the ZapMe! Netspace for convenient ordering through the network.

    SYLVAN LEARNING SYSTEMS. We have entered into an agreement with Sylvan which permits Sylvan to offer educational programs and services in ZapMe! labs when not in use. In exchange, Sylvan pays us a percentage of the net profit it generates from those programs and services. Sylvan has also made an equity investment in ZapMe!.

    TOSHIBA. Toshiba is a sponsor of the ZapMe! network and a supplier of hardware for our labs.

    XEROX. Xerox has agreed to be a sponsor of our network and a principal supplier of state-of-the-art printers for our labs. Xerox participates in our ZapPoints program.

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SPONSORSHIP

    We intend to fund the ZapMe! network through a combination of corporate sponsorships and e-commerce relationships. Participating sponsors have the opportunity to underwrite public service messages, as well as corporate sponsorship appropriate for ZapMe! network users, including students aged 13-19, teachers and administrators. Corporate sponsors scheduled for the Fall of the 1999-2000 school year include: Dell, General Electric, Johnson & Johnson, Labtech, Mercury Records, New Sub Services, Proctor & Gamble, Sylvan, Toshiba, the U.S. Navy and Xerox. This list of scheduled sponsors reflects the variety of different industries which might sponsor the ZapMe! network. We believe that we will receive proceeds of at least $10,000 from each of the listed sponsors in the 1999-2000 school year; however, we cannot determine in advance the exact amount of the sponsorship, and furthermore our contracts with these sponsors may allow them to quickly terminate their sponsorship on our network. Please see "Risk Factors--Our dependence on short-term sponsorship contracts exposes us to greater pressure on our sponsorship prices and allows sponsors to quickly cease their sponsorships," on page 8 for more information on risks posed by our dependence on short term sponsorship contracts.

    Our sponsorship arrangements often differ from traditional banner advertising in that they are designed to achieve broad marketing objectives such as brand promotion. We believe the dynamic nature of our network will allow us to design sponsorships programs that cater to the specific goals of sponsors. These goals include delivery of a rich, interactive media experience (including full motion video with audio), impression frequency, ability to conduct online market research, supporting new product launches, product feedback information, online recruiting, new account openings, and fulfilling e-commerce transactions. In addition, we intend to develop educationally-appropriate content to support the marketing and e-commerce initiatives of sponsors. We believe that we will, in a limited number of cases, enter into exclusive sponsorship arrangements in key sponsor categories that may extend for a period of time. As a result of our sponsorship strategy, we believe that ZapMe! will be able to command effective sponsorship rates significantly above the industry average.

SALES AND MARKETING

    As of July 31, 1999, ZapMe! had a direct sales organization consisting of six sales professionals with an average of 11 years of experience, all of whom were hired since February 28, 1999. We intend to hire additional qualified sales professionals in the future. Our sales organization consults regularly with sponsors on design and placement of advertising, provides customers with advertising management analysis and focuses on providing a high level of customer satisfaction. We generally seek to hire individuals who possess significant experience in obtaining sponsorships and preexisting relationships with potential sponsors in a variety of media. In addition to our sponsorship sales organization, we have six internal and four dedicated external sales professionals (including four at a telemarketing firm) focused on marketing to school districts who are candidates for joining the ZapMe! network.

    We employ a variety of methods to promote the ZapMe! brand and to increase network usage by users, including the ZapPoints user rewards program, in-school promotions such as technology incentive programs co-branded with partners, and home CD-ROM co-marketing campaigns integrating student recreational interests such as video games, music videos, movie trailers and fashion. In the Fall of the 1999-2000 school year, ZapMe! will expand current programs and incentives to encourage network usage. In addition, ZapMe! engages in an ongoing public relations campaign which includes speaking engagements, conference participation and press tour activities. Our marketing department, which consists of seven professionals, works in conjunction with our creative services department.

INSTALLED SCHOOL BASE AND USERS

    ZapMe! believes a large and active user base is critical to its success. ZapMe! has launched an aggressive user-acquisition campaign, which includes rapidly growing our installed base of schools and

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
creating free services and support for our users. Registration is available to all students, teachers and administrators in participating schools at no cost to the students or school.

    Recognizing the importance of student privacy, ZapMe! has designed its registration process and created a policy to ensure the privacy of its users. Under our privacy policy, we collect only non-personally identifying information--including age, gender and location by zip code--from our student users. We use collected information internally in order to make appropriate materials available to our student users. Schools are solely responsible for maintaining any personally identifying information about their student users. We may in the future collect names and other personal information from users over 13 in conjunction with contests and other promotions, but will not distribute this information externally. We provide only aggregated versions of non-personally identifying information--such as what percentage of our users are a particular age--to third parties.

    ZapMe! also promotes the protection of students in their use of the network. Students sign on and are known to ZapMe! only by the anonymous user names that they choose. In addition, they pick a password to protect their accounts from use by others. We also provide schools the ability, at their discretion, to provide more or less access to the Internet. Schools can choose to allow access only to our selected 10,000 educational sites, or to sites one or two clicks from these sites. We plan to offer filtering software as well to help schools gain even more flexibility and control over the Internet. Finally, ZapMe! encourages schools to comply with all applicable requirements, including, for example, the collection of acceptable use policies signed by the students and their parents.

INFRASTRUCTURE AND TECHNOLOGY

    The ZapMe! network incorporates "always on" broadband Internet connectivity over a satellite delivery system, application servers located in our network operations center, and a desktop interface and related applications. Our satellite delivery system permits us to simultaneously multicast data, including full motion video files, from our network operations center to each school server in the ZapMe! network. We believe that this is an efficient way of distributing files over a remote network in a school environment.

    Our infrastructure is scalable, allowing us to quickly adjust to our rapidly expanding user base. Currently, we license commercially available technology whenever possible in lieu of dedicating our financial and human resources to developing technology solutions. In particular, we purchase PCs, monitors and servers primarily from Dell and Toshiba and printers primarily through Xerox. We lease satellite equipment and transmission services from Gilat and Spacenet, its wholly-owned subsidiary, under an agreement that runs until 2005. We license the operating system for our web browser, as well as Word, Excel and PowerPoint, from Microsoft under an agreement with no expiration date. We license the technology that allows us to multicast content over our network via satellite from Starburst under a perpetual license agreement. Finally, in order to serve sponsor messages, we have purchased a perpetual license for AdServer technology from NetGravity. We are in the process of implementing fail safe or redundant systems to promote high system availability and ease of maintenance.

    ZapMe! users access the Internet and ZapMe!-provided desktop applications (which typically has been previously multi-casted to the school server) using the ZapMe! Netspace. Users have access to the Internet, third-party applications such as Microsoft Office, and ZapMe! features, including email, search and bulletin boards. The ZapMe! Netspace also presents rich media sponsor messages which are generated at the local school server, within the dynamic billboard portion of the Netspace.

    Our public web site, user registration database, email server, and system backup functions are hosted at Frontier Global Center in California using a set of NT and Unix software systems. Frontier Global Center is manned 24 hours per day, seven days per week by systems administrators and network managers to ensure the highest level of support. Critical data from the servers are regularly archived off site by a third party service.

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COMPETITION

    The market for the ZapMe! network is new and rapidly evolving, and we expect competition in and around our market to intensify in the future. We are not aware of any competitor that currently offers or is planning to offer a broadband interactive network for schools at minimal or no cost. However, we face competition from a number of companies which provide services and functionality similar to portions of the ZapMe! network, market products and services to a similar base of users, or both. For example:

    - America Online provides both Internet access as well as their own content. They also market to a user base similar to ours with their Kids Only section that derives most of its revenue from advertising. America Online has a large amount of high quality content, and a popular user interface. In addition, America Online can leverage its log-in based network to address the demographics of its user base.

    - Channel One owns and operates an advertising-supported educational television service for secondary school students in the U.S. It airs 12 minutes of news and current events each school day via satellite, generating revenues from 2 minutes of advertising included in the program. We may compete with Channel One for sponsors seeking to reach the same audience.

    - Hughes Electronics currently offers satellite-based broadband Internet access to consumers, but does not provide their own content, nor do they market to a user base similar to ours. However, they have recently entered into a strategic alliance with America Online to promote America Online's broadband services and content.

    - Disney offers a wide variety of Internet content that markets to a user base similar to ours. They own or have access to high quality content, and have experience in marketing to a user base similar to ours.

    We believe that our greatest potential competitive threat is posed not by a single company, but a combination of one or more companies which each addresses different parts of our business model. Many of our competitors have significantly greater financial, technical, marketing and distribution resources than we do. Our competitors may engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, partners, sponsors and e-commerce merchants. Our competitors may develop services that are equal or superior to ours or that achieve greater market acceptance. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to better address the needs of sponsors and businesses engaged in e-commerce. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. Competition could reduce our revenues and otherwise harm our business. We therefore believe that we must rapidly deploy our network in order to achieve a leadership position relative to potential competitors or imitators. In addition, we believe that our success in competing with other potential competitors or imitators will depend on various factors, many of which are outside of our control. These factors include:

    - The quality of our network content;

    - The ease of use of our user interface;

    - The timing and market acceptance of new and enhanced services and features; and

    - The sales and marketing efforts by us and our competitors.

    We believe that with respect to each of these factors, we compare favorably to other companies addressing the educational market.

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ALTERNATIVE SOURCES OF COMPUTER EQUIPMENT AND INTERNET ACCESS

    An immediate attraction of deploying our network is free access to computers and the Internet. However, for a variety of reasons, schools may decide to use other methods to acquire computers and Internet access. Aside from purchasing the computers and Internet access from already existing budgets or from donations from parents or other members of the community, some other methods of acquiring computer equipment and Internet access include:

    E-rate. The Education-rate initiative, commonly referred to as "E-rate," is a government sponsored program under which schools can qualify for discounts on a wide variety of networking products, telecommunications services and Internet access. The discount ranges from 20%-90% depending upon whether the school is in an urban or rural area and the economic status of the students. Passed as part of the 1996 Telecommunications Act, the E-rate is an extension of the Universal Service Fund, originally designed to make telephone service ubiquitous in the United States. The FCC recently moved to fund the E-rate program at $2.25 billion for the period from July 1, 1999 to June 30, 2000, the maximum level under its regulations. Schools may choose to utilize the E-rate and purchase their computer and network equipment and Internet access themselves, rather than using the ZapMe! network.

    Free Computer Equipment and Internet Access Companies and Offerings. Various companies have recently begun to offer a variety of low cost computer equipment and Internet access, as well as packages of both. The free equipment and Internet access has to date largely been tied to the user accepting additional advertising or network services from the company providing the equipment or Internet access. In addition, several companies have recently announced that they will subsidize the cost of computer equipment for purchasers who agree to a full price multi-year Internet access commitment. We believe that to date none of these offerings has targeted the school or multiple PC lab markets. New product offerings occur rapidly in our industry, however, and in the future schools may choose to receive their computer equipment and Internet access from these sources rather than use the ZapMe! network.

INTELLECTUAL PROPERTY

    We seek to protect our intellectual property through a combination of U.S. and international law regarding copyright, patents, trademarks and trade secrets as well as confidentiality agreements with employees, consultants, contractors and business partners. We currently have five patent applications on file with the United States Patent and Trademark Office and are in the process of preparing four additional patent applications and two continuations of our existing applications. The proprietary technologies for which ZapMe! is pursuing patents include those allowing ZapMe! to:

    - correlate user's preferences and access privileges with a user name so that the user's experience is consistent regardless of what computer he or she uses;

    - allow a user to keep track of and move between the windows he or she has open more effectively by providing a window management system designed specifically for Internet use;

    - dynamically assign and change the ZapPoints applicable to particular actions on the ZapMe! Netspace in order to encourage use of particular features at different times;

    - transmit sponsor messages and other content via satellite to local school computers for distribution to the appropriate ZapMe! users;

    - simultaneously monitor system usage across multiple ZapMe! computers for diagnostic purposes;

    - manage e-mail and other communications remotely; and

    - multicast information efficiently over ZapMe!'s satellite network.

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
    In addition, we have applied to register ZapMe! and other trademarks in the United States and in a number of foreign countries. We have given copyright notice on our Netspace and many other copyrightable materials by affixing a standard copyright notice in the appropriate places. ZapMe! controls access to our trade secrets and proprietary information by entering into confidentiality agreements with its employees, consultants, contractors and actual and potential business partners. We currently own the Internet domain name "zapme.com," from which we run our corporate web site.

GOVERNMENT REGULATION

    We expect to generate a significant portion of our revenue from advertising and e-commerce directed primarily at teens using ZapMe! labs in schools. This business model may prove controversial and lead to action by the government or private interests to restrict or stop our network. To date, some third parties that oppose corporate advertising in schools, including sponsorships on the ZapMe! network, have sought legislation to curb this practice. In particular, California recently enacted a law that imposes additional procedural requirements before ZapMe! or other entities may sign contracts with local school boards. Similar or more restrictive legislation is possible in other states and at the local and federal levels. Anti-school-advertising groups have had some successes in the past seeking regulation and boycotts of other companies that advertise in schools, such as Channel One. Restrictions on our advertising or e-commerce would seriously harm our business. Moreover, any new law or regulation pertaining to online media or advertising in schools, or the application or interpretation of existing laws, could decrease the demand for our service, increase our cost of doing business or otherwise have a negative effect on our business.

    The Internet is also the subject of an increasing number of laws and regulations. These laws and regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. In particular, Congress has recently passed (and the President has signed into law):

    - Child Online Protection Act of 1998. The Act makes it unlawful for anyone to knowingly distribute material for commercial purposes over the Internet to minors that is harmful to minors. It imposes additional restrictions and obligations and establishes the Commission on Online Protection to study and report to Congress on methods to help reduce access to harmful information by minors.

    - Children's Online Privacy Protection Act of 1998. The Act makes it unlawful for an operator of a web site or online service directed to children under 13 to collect, use or distribute personal information from a child under 13 in a manner which violates regulations to be proscribed by the FTC. The FTC is in the process of issuing final regulations, which concern the scope of the Act's parental consent requirements.

    - Protection of Children from Sexual Predators Act of 1998. This Act mandates that electronic communication service providers report facts or circumstances from which a violation of child pornography laws is apparent.

    - Digital Millennium Copyright Act of 1998. This Act establishes limited liability for online copyright infringement by online service providers for listing or linking to third-party web sites that include copyright-infringing materials.

    The courts have not yet interpreted these laws so their applicability and reach, therefore, are not defined. One federal court has, however, upheld a challenge to the constitutional validity of the Child Online Protection Act and ordered a preliminary injunction against enforcement or prosecution under the Act as of February 1, 1999. Nonetheless, these laws may impose significant additional costs on our business, require us to change our operating methods, or subject ZapMe! to additional liabilities. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property

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
ownership, copyright, defamation, obscenity and personal privacy is uncertain and developing. ZapMe! may be subject to claims that our services violate such laws. Any new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could damage our business and cause the price of our common stock to decline.

    The satellite industry is a highly regulated industry. In the United States, operation and use of satellites requires licenses from the FCC. As a lessee of satellite space, we could in the future be indirectly subject to new laws, policies or regulations or changes in the interpretation or application of existing laws, policies or regulations, any of which may modify the present regulatory environment in the United States. While we believe that our satellite access providers will be able to obtain all U.S. licenses and authorizations necessary to operate effectively, they may not continue to be successful in doing so. Our failure to indirectly obtain some or all necessary licenses or approvals could seriously harm our business.

LEGAL PROCEEDINGS

    On July 7, 1999, we filed a demand for arbitration with our former President and Director, Frank J. Vigil, related to his employment at and departure from ZapMe!. We assert that ZapMe! was induced by Mr. Vigil's fraudulent representations to enter into an employment agreement with him. We seek the rescission of the employment agreement, as well as the return of all benefits received by Mr. Vigil under the agreement, and costs and fees associated with the arbitration.

    On July 26, 1999, Mr. Vigil filed a response to our demand and a counterclaim. Mr. Vigil denied the allegations contained in our demand. Mr. Vigil's counterclaim alleges breach of contract, breach of implied covenant of good faith and fair dealing, fraud in the inducement of contract, intentional misrepresentation, defamation, and violations of the California Labor Code, all related to the circumstances of his employment at and departure from ZapMe!. Mr. Vigil seeks various damages which are set forth in "Risk Factors--We are currently in arbitration with one of our former officers," beginning on page 15.

    Each party to the arbitration has asserted various defenses to the claims and counterclaims. We cannot assure you that we will prevail in this arbitration, and any decision against us could result in an obligation to pay some or all of the damages Mr. Vigil has sought in his counterclaim. These damages could be substantial. Notably, under the terms of his employment agreement and related agreements, Mr. Vigil was permitted to purchase 1.35 million shares of common stock of ZapMe!. Some of those shares were subject to a right of repurchase by ZapMe! at the time of Mr. Vigil's separation from ZapMe!. Mr. Vigil may claim that, under the terms of his employment agreement, the closing of this offering could result in the cancellation of the right of repurchase and the full vesting of his stock. A decision against us with regard to the validity of the employment contract and related agreements could therefore result in the complete vesting of Mr. Vigil's stock.

EMPLOYEES

    As of June 30, 1999, we had 88 employees. None of our employees is represented by a labor union or is the subject of a collective bargaining agreement. We have never experienced a work stoppage and believe that employee relations are good.

    ZapMe! believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and we cannot guarantee that we will be able to identify, attract and retain such personnel in the future.

FACILITIES

    Our primary offices are located in approximately 12,000 square feet of office space in San Ramon, California, under a lease expiring in August 2002. We believe that our current facilities will not be adequate to sustain the anticipated increase in headcount during the 1999 fiscal year, and we are currently negotiating for additional office space in San Ramon.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    The executive officers, key employees and directors of the Company, and their ages as of June 30, 1999, are as follows:

NAME                                                         AGE                         POSITION
--------------------------------------------------------  ---------  -------------------------------------------------
Lance Mortensen.........................................     46      Chairman of the Board
Rick Inatome............................................     46      Chief Executive Officer, President and Director
Robert A. Stoffregen....................................     50      Chief Financial Officer
Don Kingsborough........................................     52      Senior Vice President, Sales and Marketing
Bruce Bower.............................................     37      General Counsel, Vice President of Business
                                                                       Development and Secretary
William S. Burwell......................................     52      Chief Information Officer
Dave Lundberg...........................................     40      Chief Technical Officer
Robert Rudy.............................................     44      Vice President of Operations
Royce Johnson...........................................     50      Vice President of Vertical Markets
Darryl Deaton...........................................     51      Vice President and Director
Michael Arnouse(1)(2)...................................     43      Director
Douglas Becker(1)(2)....................................     33      Director
Tom Hitchner(2).........................................     47      Director
Jack Kemp...............................................     64      Director

------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

    MR. MORTENSEN is a founder of ZapMe! Corporation and has been our Chairman since our inception. Mr. Mortensen began the planning and preliminary organization of ZapMe! in 1996, and incorporated us in June 1997. Prior to founding ZapMe!, Mr. Mortensen was Chief Executive Officer of Monterey Pasta Company, a food service company, from January 1993 to October 1995. From 1981 to 1992 he was President of Morweg Construction Company, a California residential construction company.

    MR. INATOME, our Chief Executive Officer, President and one of our directors, joined us in September 1999. From July 1993 to September 1999, Mr. Inatome was Chairman of the Board of Inacom, a technology services firm. Mr. Inatome currently serves on the Board of Directors of Sylvan Learning Systems, Inc., RL Polk, and Atlantic Premium Brands.

    MR. STOFFREGEN has been our Chief Financial Officer since January 1999. Prior to joining us as an employee, Mr. Stoffregen was a consultant to the company. From January 1998 to October 1998, he served as Vice President and Chief Financial Officer of Radical Entertainment, a video game development company. Prior to that, from June 1996 to January 1998, he was Executive Vice President, Chief Financial Officer and Director of Corporate Development for the California Culinary Academy, a culinary arts school. From May 1995 to May 1996, he was providing financial consulting services. Mr. Stoffregen was Executive Vice President and Chief Financial Officer of YES! Entertainment Corporation, a children's product and entertainment company, from September 1994 to March 1995. From August 1991 to September 1994, he was Senior Vice President and Chief Financial Officer of The Sharper Image, a retailer of upscale gifts. Mr. Stoffregen was a partner with Deloitte & Touche from 1985 through August 1991.

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    MR. KINGSBOROUGH joined us in April 1999 as Senior Vice President, Sales and
Marketing. From July 1998 to April 1999, Mr. Kingsborough provided consulting services. Mr. Kingsborough served as the Chief Executive Officer of YES! Entertainment Corporation, a children's product and entertainment company, from December 1992 to July 1998. YES! Entertainment Corporation filed a petition pursuant to Chapter 11 of the Bankruptcy Code in February 1999. Mr. Kingsborough serves on the Board of Directors of Game Trader, Inc., a wholesaler of new and used video games and a publicly traded company.

    MR. BOWER has been our General Counsel, Vice President of Business Development and Secretary since November 1998. Prior to joining us, Mr. Bower was a founder and principal of i-80 Ventures, an investment and consulting firm, from November 1997 to November 1998. Mr. Bower was the principal of Bower Consulting Group from April 1997 to November 1998. From March 1995 to March 1997, he served as Executive Vice President, Business Development and General Counsel of YES! Entertainment Corporation, a children's product and entertainment company. From November 1989 to March 1995, Mr. Bower was an associate with Wilson Sonsini Goodrich & Rosati, a law firm.

    MR. BURWELL has been our Chief Information Officer since September 1999. Prior to joining us, Mr. Burwell worked for EDS, a computer services firm, from 1974 to September 1999 in numerous capacities, most recently as President of Consumer Technology Services.

    MR. LUNDBERG, our Chief Technical Officer, joined us in January 1999. Before that, he was with Computer Curriculum Corporation, an educational software development company, from June 1995 to January 1999, initially as Vice President of Engineering, and then as Vice President of Internet Technology. From December 1992 to June 1995, Mr. Lundberg was Vice President of Engineering for Kalieda Labs, a software development company.

    MR. RUDY has been Vice President of Operations since March 1999. From March 1998 to March 1999, he was Vice President of Corporate Quality and Development at Credence Systems Corporation, a semiconductor supplier. Mr. Rudy was Director of Account Management and Technology Transfer at SEMATECH, a nonprofit research and development consortium of U.S. semiconductor manufacturers, from November 1994 to March 1998.

    MR. JOHNSON, our Vice President of Vertical Markets, has been with us since September 1998. From April 1996 to September 1998, Mr. Johnson was Vice President, Marketing and a Director of Millennia Software, a software company. He was the owner and principal of Pioneer Business Consulting, a business and financial consulting firm from October 1994 to April 1996. Mr. Johnson worked from June 1976 to October 1994 for Intel Corporation, serving in a number of positions, including Controller and Assistant General Manager, Microprocessor Division.

    MR. DEATON is a Vice President and has been one of our directors since November 1997. One of our co-founders, he has been with us since our inception in June 1997, and has headed various departments, including Content Development, School Sales and Marketing and School Network Installation. From July 1994 until June 1997, Mr. Deaton was the owner and principal of Darryl Deaton Real Estate/Consulting.

    MR. ARNOUSE has been one of our directors since October 1998. Mr. Arnouse has spent the past 10 years as a business consultant and financier for private and publicly traded companies. During that period, he had financed more than fifty transactions totaling in excess of five hundred million dollars. Mr. Arnouse co-founded Sky Trek International Airlines and served as Chairman of the Board of Directors from January 1996 until June 1998 and continues to serve on its board. Mr. Arnouse is currently employed as Chairman and President of Wharton Capital Partners Ltd., a New York based investment banking and financial consulting firm. Mr. Arnouse also serves as president of State Capital Market Group Ltd., a privately owned investment and business consulting company.

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
    MR. BECKER has been one of our directors since April 1999. Mr. Becker has been President and Co-Chief Executive Officer of Sylvan Learning Systems, Inc., one of our shareholders, since April 1993. From February 1991 until April 1993, Mr. Becker was the Chief Executive Officer of the Sylvan Learning Center Division of Sylvan. He has been a Director of Sylvan since December 1986. Mr. Becker also serves as a director of Caliber Learning Network, Inc. and Constellation Energy Group. Mr. Becker was elected to our board pursuant to the terms of the Series D Preferred Stock Purchase Agreement.

    MR. HITCHNER has been one of our directors since May 1999. Mr. Hitchner is a General Partner of QuestMark Partners, L.P., where he has been since January 1999. From 1988 to November 1998, he was with BT Alex. Brown, serving in a number of positions, including Managing Director and a founder and senior member of the Private Equity Group. Mr. Hitchner served as the senior private equity professional on 49 transactions while he was with the Private Equity Group of BT Alex. Brown, in which $973 million was invested. Mr. Hitchner was elected to the board pursuant to a voting agreement between QuestMark Partners, L.P., Lance Mortensen, and ZapMe!, entered into in connection with the Series D preferred stock financing.

    MR. KEMP has been one of our directors since July 1999. Mr. Kemp has been Co-Director of Empower America, a political policy organization, since 1993. Mr. Kemp served as the Secretary of Housing and Urban Development from February 1989 until January 1992 and, before that, for 18 years as a member of the United States House of Representatives. Mr. Kemp is also a director of Oracle Corporation, American Bankers Insurance Group, Inc., Carson Products, Inc., a manufacturer and marketer of personal care products, Everen Securities, Inc., a securities firm, Proxicom, Inc., an internet services provider, Speedway Motorsports, Inc., a promotor and sponsor of motorsports and The Sports Authority, Inc., a sporting goods retailer. Mr. Kemp also sits on the compensation committee of Everen Securities, Inc., and on the advisory board of Thomas Weisel Partners, LLC, one of the underwriters of this offering.

BOARD COMMITTEES

    The board of directors recently reconstituted the compensation and audit committees. The compensation committee evaluates and approves the compensation policies for the executive officers and administers our employee benefit plans. The members of the compensation committee are Michael Arnouse and Douglas Becker. The audit committee reviews the accounting practices and procedures, the results and scope of the audit and recommends the appointment of the independent auditors. The members of the audit committee are Michael Arnouse, Douglas Becker and Tom Hitchner.

DIRECTOR COMPENSATION

    We reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings. No member of our board of directors currently receives any additional cash compensation.

    In June 1999, Mr. Arnouse, Mr. Hitchner and Mr. Becker, as outside directors of ZapMe!, were each granted options to purchase 20,000 shares of stock at an exercise price of $4.00. These options were immediately exerciseable. In August 1999, Mr. Kemp, as an outside director of ZapMe!, was granted an option to purchase 20,000 shares of stock at an exercise price of $5.00 per share. This option was immediately exerciseable.

    Our 1998 Plan provides that options will be granted to non-employee directors pursuant to an automatic nondiscretionary grant formula. Each non-employee director will be granted an option to purchase 7,500 shares of common stock on the date of each annual meeting of the shareholders of ZapMe!. Each option will be granted at the fair market value of the common stock on the date of grant. Options granted to non-employee directors under the Director Plan will be fully vested and

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
exercisable on the date of grant. The options to be granted under the 1998 Plan will be nonqualified stock options. Nonqualified stock options are stock options which do not constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Currently, all directors other than Mr. Mortensen and Mr. Deaton are eligible to participate in the 1998 Plan as non-employee directors. Mr. Mortensen and Mr. Deaton are eligible to participate in the 1998 Plan as employees. See "Incentive Stock Plans--1998 Stock Plan," beginning on page 58, for more information about director compensation.

DIRECTOR CONFLICTS OF INTEREST

    There are no known potential conflicts of interest arising from certain of our directors being affiliated with significant stockholders. Under the Delaware General Corporation Law, each of our directors will owe a duty of loyalty to ZapMe!. Furthermore, the interests of these Directors, who are stockholders' themselves, are aligned with the interests of other stockholders of ZapMe!. If nonetheless a conflict of interest were to arise (for example, in connection with a transaction between ZapMe! and a party affiliated with one of our directors), then such director would as appropriate recuse himself or herself from any discussion and vote upon the approval of the transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to June 1999, the compensation committee was composed of Messrs. Arnouse and Mortensen, our Chairman of the Board. The committee is currently composed of Messrs. Arnouse and Becker. No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

    Messrs. Arnouse and Mortensen, the members of the compensation committee during the previous fiscal year, were involved in the following transactions with ZapMe!:

    On June 25, 1997, we issued and sold 10,000,000 shares of common stock to Lance Mortensen, our Chief Executive Officer and Chairman of the Board, for an aggregate purchase price of $50,000.

    In August 1998, Mr. Mortensen exercised options to purchase 600,000 shares of our common stock at an aggregate purchase price of approximately $10,000.

    On August 1, 1997, October 17, 1997, December 22, 1997, January 22, 1998,
March 23, 1998, and June 9, 1998, we issued convertible promissory notes for an aggregate amount of $900,000. All of the notes contained the same rights and privileges. On August 5, 1998, the principal of the notes and interest which had accrued converted into 9,097,671 shares of our Series A preferred stock. Michael Arnouse, one of our directors, and his affiliates were holders of $800,000 of these promissory notes, which, at a rate of 6.50% per annum, had accrued approximately $23,000 in interest. This principal and accrued interest was converted into 7,986,560 shares of Series A preferred stock. All of the Series A preferred stock will convert into 9,097,671 shares of common stock upon the consummation of this offering.

    On May 7, 1998, we issued a convertible promissory note to Wharton Capital Partners, L.P., an entity with which Mr. Arnouse, one of our directors, is affiliated. The note's original amount of principal was $400,000, and the note carried an 8.5% interest rate. In August 1998, the promissory note was converted into 160,000 shares of Series B preferred stock and we paid approximately $8,000 in accrued interest. In February 1999, the shares were transferred to another private investor.

    In October 1997 and September 1998, Mr. Mortensen was granted options to purchase 600,000 and 300,000 shares, respectively, at an exercise price of $0.0165 per share and $1.10 per share, respectively, of our common stock. The options vest at a rate of one-twelfth each month and one-third per year, respectively; however, on June 2, 1998, the vesting of Mr. Mortensen's option to purchase 600,000 shares was accelerated, and these shares are now fully vested.

    On August 2, 1999, a majority of ZapMe!'s directors, excluding Lance Mortensen, approved the issuance of an immediately exercisable non-statutory option to purchase 300,000 shares of our common stock to Mr. Mortensen at an exercise price of $5.00 per share. The shares are subject to a right of repurchase in favor of ZapMe!, which will expire at a rate of one third on each anniversary of the date of grant. ZapMe! has agreed to loan Mr. Mortensen, at his request, the amount necessary to pay for the aggregate exercise price of the option, which loan will be secured by the shares purchased on exercise of the option. The interest rate of the loan will be 5.43%. This loan has not yet been issued to Mr. Mortensen.

    Between June 1997 and October 1997, we issued promissory notes to Mr. Mortensen aggregating approximately $156,000 bearing an interest rate of 12.0% per annum. In September 1998, the principal and approximately $11,000 in accrued interest was paid.

    We have paid Aquatic Innovations, Inc. approximately $10,000 and $130,000 for office equipment rental and other expenses incurred on behalf of ZapMe! in 1997 and 1998, respectively. Mr. Mortensen is the owner of Aquatic Innovations, Inc.

    In September 1998, we paid Wharton Capital Partners, L.P. $180,000 in consulting fees in connection with the issuance of ZapMe!'s Series C preferred stock. Mr. Arnouse is an affiliate of Wharton.

    In January 1999, we issued a promissory note in the amount of $500,000 to Mr. Arnouse bearing an interest rate of 12.0% per annum. The note and approximately $12,000 of interest was paid in April 1999.

EXECUTIVE COMPENSATION

    The following table sets forth summary information concerning the compensation we paid for services rendered to us during 1998 by our chief executive officer and our two most highly compensated executive officers who were serving as executive officers at the end of 1998 and whose salaries were more than $100,000 in 1998 and one individual who was not serving as an executive officer at the end of 1998, but who was otherwise qualified to be named in this table (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                                                                      COMPENSATION
                                                                                                         AWARDS
                                                                                                      -------------
                                                                               ANNUAL COMPENSATION     SECURITIES
                                                                             -----------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                                                  SALARY ($)   BONUS ($)    OPTIONS (#)
---------------------------------------------------------------------------  ----------  -----------  -------------
Lance Mortensen, Chairman..................................................     273,052          --       300,000
Darryl Deaton, Vice President and Director.................................     145,013          --        50,000
John Evleth, former Chief Financial Officer and Director(1)................     137,607          --        50,000
Joshua Marks, former Chief Operating Officer/Executive Producer(2).........     120,000          --       158,730

------------------------

(1) Mr. Evleth resigned as Chief Financial Officer and Director in November
    1998.

(2) Mr. Marks resigned as Chief Operating Officer/Executive Producer in January 1999.

OPTION GRANTS IN FISCAL YEAR 1998

    The following table provides information relating to stock options awarded to each of the executive officers named in the summary compensation table during the fiscal year ended December 31, 1998, including the potential realizable value over the 10 year term of the options based on assumed rates of stock appreciation of 5% and 10%, beginning with a base value equal to the fair market value at the time of grant, which is equal to the exercise price, compounded annually. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. In 1998, we granted options and rights to acquire up to an aggregate of 3,070,230 shares to employees, consultants, directors and other persons having a business relationship with us under the 1997 and 1998 Stock Option Plans and all at an exercise price equal to not less than the fair market value of our common stock on the date of grant as determined in good faith by the board of directors. Optionees may pay the exercise price by check, note, delivery of already-owned shares of our common stock or any other instrument the board will accept. Options granted under the 1997 and 1998 Stock Option Plans generally vest at a rate of one-third per year. No stock appreciation rights were granted to these individuals during such year.

                                                              INDIVIDUAL GRANTS
                                               ------------------------------------------------
                                                            PERCENT OF                              POTENTIAL REALIZED
                                                              TOTAL                               VALUE AT ASSUMED ANNUAL
                                               NUMBER OF     OPTIONS                               RATES OF STOCK PRICE
                                               SECURITIES   GRANTED TO   EXERCISE                    APPRECIATION FOR
                                               UNDERLYING   EMPLOYEES    PRICE PER                   OPTIONS TERM (1)
                                                OPTIONS     IN FISCAL      SHARE     EXPIRATION   -----------------------
NAME                                            GRANTED      YEAR (%)       ($)         DATE          5%          10%
---------------------------------------------  ----------   ----------   ---------   ----------   ----------  -----------
Lance Mortensen..............................   300,000        9.8         1.10        9/8/08     $5,045,352  $ 8,229,350
Darryl Deaton................................    50,000        1.6         1.00        9/8/08        845,892    1,376,558
John Evleth..................................    50,000(2)     1.6         1.00        9/8/08        845,892    1,376,558
Joshua Marks.................................   158,730(3)     5.2         0.09        1/6/08      2,829,813    4,514,466

------------------------


(1) Based on the initial public offering price.


(2) 50,000 shares returned to 1998 Stock Plan on November 23, 1998.

(3) 97,002 shares returned to 1997 Stock Plan on January 8, 1999.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information about the number and year-end value of exercisable and unexercisable options held by the executive officers named in the summary compensation table for the year ended December 31, 1998. The "Value Realized" on shares acquired on exercise in the year ended December 31, 1998 is based on the difference between the deemed fair market value of the common stock at December 31, 1998 ($2.00 per share) and the exercise price, while the "Value of Unexercised In-the-Money Options at December 31, 1998" is based on the difference between the initial public offering price and the exercise price.

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING             VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                                              DECEMBER 31, 1998            DECEMBER 31, 1998
                           SHARES ACQUIRED     VALUE      --------------------------  ---------------------------
NAME                         ON EXERCISE      REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------  ---------------  ------------  -----------  -------------  ------------  -------------
Lance Mortensen..........       600,000     $  1,190,100          --        300,000            --    $ 2,970,000
Darryl Deaton............       200,000          396,700          --         50,000            --        500,000
John Evleth..............       200,000          396,000          --             --            --             --
Joshua Marks.............            --               --      57,319        101,411    $  630,509      1,106,394

INCENTIVE STOCK PLANS

1997 EMPLOYEE STOCK OPTION PLAN.

    Our 1997 Employee Stock Option Plan was adopted by our board of directors and approved by our stockholders in October 1997. The 1997 Employee Stock Option Plan provides for the granting to our employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees, directors and independent contractors of nonstatutory stock options. Our board of directors and our stockholders have authorized a total of 1,363,730 shares of common stock for issuance pursuant to the 1997 Employee Stock Option Plan. As of June 30, 1999, there were options to purchase 129,410 shares outstanding. No grants were made under this plan after the adoption of the 1998 Stock Plan.

1998 STOCK PLAN.

    The board of directors adopted the 1998 Plan and the stockholders initially approved the 1998 Plan in June 1998. In connection with this offering, the board of directors approved the amendment and restatement of the 1998 Plan in August 1999 and the stockholders approved the amendment and restatement in September 1999. The 1998 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants.

NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE 1998 PLAN

    As of June 30, 1999, a total of 4,036,270 shares of common stock were reserved for issuance pursuant to the 1998 Plan, of which options to acquire 2,383,447 shares were issued and outstanding as of that date. As part of the 1999 amendment and restatement of the 1998 Plan, the board of directors approved an increase of 1,500,000 shares reserved for issuance under the 1998 Plan. The 1998 Plan provides for annual increases in the number of shares available for issuance thereunder, on the first day of each new fiscal year of the Company, effective beginning with the Company's fiscal year 2000, equal to the lowest of 5% of the outstanding shares of common stock on the first day of the fiscal year, 2 million shares or such amount as the board may determine.

ADMINISTRATION OF THE 1998 PLAN

    The board of directors or a committee of the board (as applicable, the administrator) administers the 1998 Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability of the options and the form of consideration payable upon exercise.

OPTIONS

    The administrator determines the exercise price of nonstatutory stock options granted under the 1998 Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the common stock on the date of grant. The exercise price of all incentive stock options granted under the 1998 Plan must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of ZapMe!'s outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options is determined by the administrator.

    An optionee generally must exercise an option granted under the 1998 Plan at the time set forth in the optionee's option agreement after termination of the optionee's status as an employee, director or consultant of ZapMe!, or within 12 months after the optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term.

STOCK PURCHASE RIGHTS

    The administrator determines the exercise price of SPRs granted under the 1998 Plan. In the case of SPRs, unless the administrator determines otherwise, the restricted stock purchase agreement entered into in connection with the exercise of the SPR shall grant ZapMe! a repurchase option that ZapMe! may exercise upon the voluntary or involuntary termination of the purchaser's service with ZapMe! for any reason (including death or disability). The purchase price for shares ZapMe! repurchases pursuant to restricted stock purchase agreements shall generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to ZapMe!. The repurchase option shall lapse at a rate that the administrator determines.

OUTSIDE DIRECTOR OPTIONS

    The 1998 Plan also provides for the automatic grant to each nonemployee director of a nonstatutory stock option for 7,500 shares of common stock on the date of each annual stockholder's meeting of ZapMe!. Each option shall have a term of 10 years and the shares subject to these options shall be fully vested and exercisable on the date of grant. The exercise price of each option shall be 100% of the fair market value per share of common stock on the date of grant.

TRANSFERABILITY OF OPTIONS AND SPRS

    An optionee generally may not transfer options and SPRs granted under the 1998 Plan and only the optionee may exercise an option and SPR during his or her lifetime.

AMENDMENT AND TERMINATION OF THE 1998 PLAN

    Unless terminated sooner, the 1998 Plan will terminate automatically in 2008. In addition, the administrator has the authority to amend, suspend or terminate the 1998 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 1998 Plan.

1999 EMPLOYEE STOCK PURCHASE PLAN

    The board of directors adopted ZapMe!'s Purchase Plan in August 1999. ZapMe!'s stockholders approved the Purchase Plan in September 1999.

NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE PURCHASE PLAN

    A total of 500,000 shares of common stock has been reserved for issuance under the Purchase Plan. In addition, the Purchase Plan provides for automatic annual increases in the number of shares available for issuance under the Purchase Plan on the first day of each fiscal year, beginning with the Company's fiscal year 2000, equal to the lowest of 2% of the outstanding shares of common stock on the first day of the fiscal year, one million shares or such other amount as may be determined by the board.

ADMINISTRATION OF THE PURCHASE PLAN

    The board of directors or a committee appointed by the board administers the Purchase Plan. The board of directors or its committee has full and exclusive authority to interpret the terms of the Purchase Plan and determine eligibility.

ELIGIBILITY TO PARTICIPATE

    Employees are eligible to participate if they are customarily employed by ZapMe! or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the Purchase Plan if such employee:

    - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of ZapMe!; or

    - whose rights to purchase stock under all employee stock purchase plans of ZapMe! accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

OFFERING PERIODS AND CONTRIBUTIONS

    The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains consecutive, 6-month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before November 1, 1999.

    The Purchase Plan permits participants to purchase common stock through payroll deductions of up to 10% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single offering period is 5,000 shares.

PURCHASE OF SHARES

    Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning or end of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with ZapMe!.

TRANSFERABILITY OF RIGHTS

    A participant may not transfer rights granted under the Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Purchase Plan.

ADJUSTMENTS UPON MERGER OR ASSET SALE

    The Purchase Plan provides that, in the event of a merger of ZapMe! with or into another corporation or a sale of substantially all of ZapMe!'s assets, a successor corporation may assume or substitute for each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

AMENDMENT AND TERMINATION OF THE PURCHASE PLAN

    The 1999 Purchase Plan will terminate in 2009. However, the board of directors has the authority to amend or terminate the Purchase Plan, except that, other than in connection with a dissolution, liquidation, merger or sale of substantially all ZapMe!'s assets, no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan.

401(k) PLAN

    ZapMe! recently adopted a 401(k) plan which is scheduled to go into effect in September 1999. ZapMe!'s 401(k) plan covers its eligible employees located in the United States. The 401(k) plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. Consequently, contributions to the 401(k) plan by employees or by ZapMe!, and the investment earnings thereon, will not be taxable to employees until withdrawn from the 401(k) plan. Further, contributions by ZapMe!, if any, will be deductible by ZapMe! when made. Employees may elect to contribute up to 15% of their current compensation to the 401(k) plan up to the statutorily prescribed annual limit, which was $10,000 in 1999.

    ZapMe! does not currently intend to make any contributions to the 401(k) plan. However, since this is a new plan participation in the plan by non-highly compensated employees may be insufficient to meet statutory minimums. In such a case, ZapMe! may be required to make contributions, and the ability of highly compensated employees to participate may be limited.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    We have entered into agreements with some of our officers providing for payments upon termination of their employment. Our agreement with Mr. Deaton provides that he will receive a minimum compensation level of $10,000 per month, paid through December 31, 1999 regardless of whether either he or ZapMe! terminates his employment voluntarily or with cause. Our agreement with Mr. Kingsborough provides that in the event that he terminates his employment for good reason, or if ZapMe! terminates his employment without cause, he will receive nine months of base salary, if the termination occurs prior to the first anniversary of his employment at ZapMe!, or six months of base salary, if the termination occurs prior to the third anniversary of his employment. Mr. Kingsborough is also entitled to a pro rata portion of the cash bonus otherwise payable to him under these circumstances. Our agreement with Mr. Rudy provides that, in the event he terminates his employment for good reason, or if ZapMe! terminates his employment without cause, he will receive six months of base salary, six months of non-cash benefits, a pro rata share of the cash bonus otherwise payable to him, and accelerated vesting of his options, to the lesser of 30,000 shares or the balance of the unvested shares under Mr. Rudy's initial grant of options. Our agreement with Mr. Inatome provides that, in the event that ZapMe! terminates his employment without his consent and for a reason other than cause, death, or disability, he will receive his then current base salary for a period of one year, provided that he does not compete with ZapMe! during that term.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by the General Corporations Law of the State of Delaware, as amended. We are also empowered under our bylaws to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have entered into indemnification agreements with each of our directors and executive officers and intend to obtain a policy of directors' and officers' liability insurance that insures such persons against the cost of defense, settlement or payment of a judgment in the absence of an intent to deceive or defraud.

    We have entered into agreements with our directors and executive officers regarding indemnification. Under these agreements we are required to indemnify them against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with an actual, or a threatened, proceeding if any of them may be made a party because he or she is or was one of our directors or officers. We are obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in (or not opposed to) our best interests. With respect to any criminal proceeding, we are obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

    In addition, our amended and restated certificate of incorporation filed in connection with this offering provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law of the State of Delaware, as amended. This provision in our amended and restated certificate of incorporation does not eliminate a director's duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or our stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS

EQUITY TRANSACTIONS

    On September 3, 1997, we issued 1,486,984 shares of common stock to Darryl Deaton, one of our directors and officers, and 371,746 shares of common stock to John Evleth, a former officer and director, in lieu of wages owed.

    In August 1998, Mr. Deaton and Mr. Evleth exercised options to purchase 200,000 and 200,000 shares of our common stock, respectively, at an aggregate purchase price of approximately $3,000 and $3,000, respectively.

    In January 1999, Joshua Marks, a former officer, exercised options to purchase 57,319 shares of our common stock, for an aggregate purchase price of approximately $5,000.

    On December 3, 1998, March 31, 1999 and May 28, 1999, we issued and sold an aggregate of 5,894,110 shares of our Series D preferred stock at a purchase price of $5.00 per share, including:

    - 2,026,070 shares to QuestMark Partners, L.P., a major shareholder and an entity with which Thomas Hitchner, one of our directors, is affiliated;

    - 600,000 shares to Sylvan Learning Systems, Inc., and 448,333 shares to Sterling ZapMe LLC, entities with which Douglas Becker, one of our directors, is affiliated;

    - other private investors.

    On August 4, 1999, we issued and sold an aggregate of 2,030,000 shares of our Series E preferred stock at a purchase price of $5.00 per share, including:

    - 2,000,000 shares to Dell Computer Corporation, a major shareholder; and

    - 30,000 shares to another private investor.

    Since inception, as part of the Company's normal review and determination of compensation, we have granted the following options to officers:

    - In October 1997 and September 1998, Mr. Evleth was granted options to purchase 200,000 and 50,000 shares, respectively, at an exercise price of $0.015 and $1.00 per share, respectively, of our common stock. Mr. Evleth has exercised the option to purchase 200,000 shares, and the option to purchase 50,000 shares has expired;

    - In October 1997 and September 1998, Mr. Deaton was granted options to purchase 200,000 and 50,000 shares, respectively, at an exercise price of $0.0165 and $1.00 per share, respectively, of our common stock. Mr. Deaton has exercised the option to purchase 200,000 shares, and the option to purchase 50,000 shares vests at the rate of one-third per year;

    - In January 1998, Mr. Marks was granted options to purchase 158,730 shares of ZapMe!'s common stock at an exercise price of $0.09 per share. These shares vested over 3 years, with one third vesting after one year and the balance vesting monthly thereafter;

    - In December 1998 and June 1999, Robert A. Stoffregen, one of our officers, was granted options to purchase 110,000 and 40,000 shares, respectively, at an exercise price of $1.50 and $4.00 per share, respectively, of our common stock. These options vest at a rate of one-third per year;

    - In January 1999, April 1999 and April 1999, Don Kingsborough, one of our officers, was granted options to purchase 30,000, 120,000 and 180,000 shares, respectively, at an exercise price of $2.00, $2.50 and $2.50 per share, respectively, of our common stock. These options vest at a rate of one-third per year. The options to purchase 30,000 shares have expired;

    - In September 1999, Rick Inatome, one of our officers, was granted options to purchase 1,000,000 shares of common stock at an exercise price of $5.00 per share. These options vest at a rate of one-fourth after one year and 1/48 per month thereafter;

    - In November 1998 and June 1999, Bruce Bower, one of our officers, was granted options to purchase 150,000 and 30,000 shares, respectively, at an exercise price of $1.00 and $4.00 per share, respectively, of our common stock. These options vest at a rate of one-third per year;

    - In December 1998, April 1999 and June 1999, Dave Lundberg, one of our officers, was granted options to purchase 40,000, 25,000 and 85,000 shares, respectively, at an exercise price of $1.50, $2.50 and $4.00 per share, respectively, of our common stock. These options vest at a rate of one-third per year;

    - In April 1999, Robert Rudy, one of our officers, was granted options to purchase 180,000 shares of our common stock at an exercise price of $2.50 per share. These options vest at a rate of one-third per year;

    - In October 1998 and December 1998, Royce Johnson, one of our officers, was granted options to purchase 60,000 and 20,000 shares, respectively, at an exercise price of $1.00 and $1.50 per share, respectively, of our common stock. The option for 60,000 shares vests one year after grant. The option for 20,000 shares vests only if certain performance criteria are met; and

    - In September 1999, William S. Burwell, one of our officers, was granted options to purchase 175,000 shares of common stock at an exercise price of $10.00 per share. These options vest at a rate of one-third per year.

    We believe that the shares issued in the above described transactions were sold at the then fair market value and that the terms of all the above described transactions were no less favorable than we could have obtained from unaffiliated third parties.

OTHER TRANSACTIONS

    In March 1999, ZapMe! entered into a "Products and Services Agreement" with Sylvan Learning Systems, Inc. The Agreement grants Sylvan an exclusive right to deliver products and services on the ZapMe! systems in schools. The products and services include student tutoring, information training services, test preparation programs and other computer based tests. We will earn fees based upon the number of eligible schools and the length of time eligible schools have been operational. In particular, we will earn 35% of the net operating profit derived each quarter from Sylvan products and services sold through our network. This percentage will decrease with each $5 million in fees until it reaches 20%. During 1999, we will earn a minimum of $250,000 in such fees, creditable against future years to the extent earned fees do not equal this amount. In subsequent years, the minimum will be calculated according to a formula based on the total number of schools in the ZapMe! network and years the schools have been installed. In addition, Sylvan is a charter sponsor of our network in an amount of $500,000, which will increase by 20% per year assuming satisfactory performance, at most favored party pricing at least 25% and 50% below standard pricing in 1999 and 2000 respectively. This sponsorship amount is creditable against fees payable to ZapMe! for sales of Sylvan's products and services through our network. The initial term of the agreement will expire on December 31, 2003 with a five year renewal option subject to our earning minimum fees from the agreement. Mr. Becker is an affiliate of Sylvan.

    As consideration to enter into the agreement, Sylvan was issued a warrant for 150,000 shares of ZapMe!'s common stock at $5.00 per share. The warrant is exercisable in whole after Sylvan issues its release of audited financial statements for the year ended December 31, 2003 and subject to ZapMe! earning a minimum fee per eligible school during the year ended December 31, 2003.

    ZapMe! purchases VSAT data communications equipment from Gilat Satellite Networks, Ltd. and Spacenet Inc., its subsidiary. During June 1999, ZapMe! paid approximately $1.8 million to Gilat and SpaceNet for equipment, consulting services and software license fees. On June 11, 1999, ZapMe! and Spacenet entered into an agreement whereby Spacenet will provide us with equipment, installation and space segment for a fixed fee per school installment. ZapMe! does not receive any preferential treatment with respect to the pricing terms contained in this Agreement, which was negotiated at arms-length. Spacenet does provide ZapMe! a monthly services credit for thirty-six months commencing on the effective date of the Agreement. To the extent that monthly services fees are less than the monthly credit ZapMe! receives, the difference may be applied to Service fees for subsequent months.

    Yoel Gat, a co-founder of Gilat Satellite Networks Ltd., was a director of ZapMe! from June 1999 through October 1999. In connection with his resignation from the ZapMe! Board of Directors on October 15, 1999, Mr. Gat has agreed not to serve on our Board for the foreseeable future. Mr. Gat will retain observer rights on the Board, which will give him the opportunity to participate in most Board discussions. He will not, however, have a vote or the other rights of a director.

    Prior to entering into its agreement with Spacenet, ZapMe! previously had a Satellite Services Agreement with GE American Communications, Inc., commonly know as GE Americom. Under the terms of the Satellite Services Agreement, GE Americom provided ZapMe!, on terms substantially similar to our agreement with Spacenet, with a complete package of network services comparable to those currently provided by Spacenet, including similar bandwidth service, space segment and transmission services, network management, and maintenance.

    In August 1999, ZapMe! entered into a "Dell Education Alliance Marketer Agreement" with Dell Marketing L.P. Under the agreement, when we provide computer equipment and Internet access at no charge to K-12 institutions that are members of the ZapMe! network, we will be eligible to purchase these Dell products at the then-current education list prices. The initial term of the agreement will expire on August 3, 2000, subject to automatic renewal for successive one-year terms under the same terms and conditions. Either party may terminate the agreement at any time on at least thirty days' prior written notice to the other.

    Our agreement with Dell is similar in many respects to the "Equipment Purchase and Service Agreement" between ZapMe! and Toshiba, an unaffiliated party that also provides us with computer equipment. Under the terms of the agreement with Toshiba, Toshiba provides computer hardware-- including PCs, monitors and servers--to the company through the Company's leasing agents at the best available educational price. The agreement is of infinite duration. As of September 30, 1999, we had purchased or issued purchase orders for an aggregate of approximately $10.5 million of equipment under this agreement.

    For additional information, please see the sections entitled
"Management--Directors Compensation," beginning on page 54, and "Management--Compensation Committee Interlocks and Insider Participation," beginning on page 55.

    ZapMe! believes that all of the transactions set forth above were made on terms no less favorable to ZapMe! than could have been otherwise obtained from unaffiliated third parties. ZapMe! did not employ special procedures in connection with all of the transactions set forth above, but rather relied upon the business judgment and experience of its senior management to ensure that these transactions were completed on terms equivalent to those which could have been obtained in an arm's length transaction. All future transactions, including loans, if any, between ZapMe! and its officers, directors and principal stockholders and their affiliates and any transactions between ZapMe! and any entity with which its officers, directors or 5% shareholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to ZapMe! than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding to the beneficial ownership of our common stock as of August 31, 1999, and as adjusted to reflect the sale of the shares of common stock offered in the offerings, by each person or entity who is known by ZapMe! to own beneficially 5% or more of ZapMe!'s outstanding common stock, each director of ZapMe!, each of the executive officers and all directors and executive officers of ZapMe! as a group. The address of all the beneficial owners, unless otherwise noted, is 3000 Executive Parkway, San Ramon CA 94583. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.


    The percentage ownership in the table below is based on 33,455,660 shares of common stock outstanding as of September 30, 1999 and 42,944,413 shares immediately following the completion of the offerings (assuming no exercise of the Underwriters' over-allotment option), together with applicable options and/or warrants for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of common stock subject to options or warrants that are presently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, there will be further dilution to new public investors.


    The number of shares includes 17,781,781 shares of common stock issuable upon conversion of our convertible preferred stock upon consummation of this offering. For purposes of this table, we have assumed that the preferred stock converts to common stock at a ratio of one-to-one. The percentage of shares outstanding after the offerings assumes the underwriter's over-allotment is not exercised.

                                                         NUMBER OF SHARES BENEFICIALLY    PERCENTAGE OF SHARES
                                           NUMBER OF     OWNED AS A RESULT OF OPTIONS         OUTSTANDING
                                             SHARES        AND WARRANTS EXERCISABLE      ----------------------
                                          BENEFICIALLY   WITHIN 60 DAYS OF THE DATE OF   BEFORE THE   AFTER THE
NAME OF BENEFICIAL OWNER                     OWNED              THIS PROSPECTUS           OFFERING    OFFERING
----------------------------------------  ------------   -----------------------------   ----------   ---------
QuestMark Partners, L.P.(1).............     2,026,070                20,000                    6.1%        4.8%
Dell Computer Corporation(2)............     2,000,000                    --                    6.0         4.7
Mortensen Irrevocable Family Trust(3)...     2,000,000                    --                    6.0         4.7
MCA Irrevocable Family Trust(4).........     2,000,000                    --                    6.0         4.7
Marianne Schmitt Hellauer(5)............     4,000,000                    --                   12.0         9.3
Lance Mortensen(6)......................    10,900,000               100,000                   32.8        25.6
Rick Inatome............................     1,110,000                    --                    3.3         2.6
Michael Arnouse(7)......................     7,976,560                20,000                   23.9        18.6
Robert A. Stoffregen....................            --                    --                      *           *
Don Kingsborough........................            --                    --                      *           *
Bruce Bower.............................            --                50,000                      *           *
William S. Burwell......................            --                    --                      *           *
Dave Lundberg...........................            --                13,333                      *           *
Bob Rudy................................            --                    --                      *           *
Royce Johnson...........................            --                64,000                      *           *
Darryl Deaton...........................     1,626,984                16,667                    4.9         3.8
Douglas Becker(8).......................       652,887               170,000                    2.4         1.9
Thomas Hitchner(9)......................     2,026,070                20,000                    6.1         4.8
Jack Kemp...............................            --                20,000                      *           *
All executive officers and directors as
  a group (15 persons)..................    24,292,501               474,000                   73.0        57.0


------------------------

*   Less than 1%.

(1) One South Street, Suite 800, Baltimore, MD 21202.

(2) Dell Computer Corporation purchased 2,000,000 shares of Series E preferred stock on August 4, 1999. Dell Computer Corporation owns these shares through Dell USA L.P., an indirect wholly-owned subsidiary. One Dell Way, Round Rock, TX 78682.

(3) Trust established for the benefit of Lance Mortensen, Marianne Schmitt Hellauer, Trustee, 3712 Valerie Carol Ct., Ellicott City, MD 21042.

(4) Trust established for the benefit of Michael Arnouse, Marianne Schmitt Hellauer, Trustee, 3712 Valerie Carol Ct., Ellicott City, MD 21042.

(5) Includes 2,000,000 shares held by Ms. Hellauer as trustee of the MCA Irrevocable Family Trust and 2,000,000 shares held by Ms. Hellauer as trustee of the Mortensen Family Trust. Ms. Hellauer disclaims beneficial ownership of these shares.

(6) Includes 2,000,000 shares held by the Mortensen Irrevocable Family Trust, a trust established for the benefit of Mr. Mortensen.

(7) Includes 2,000,000 shares held by the MCA Irrevocable Family Trust, a trust established for the benefit of Mr. Arnouse, and 700,000 shares held by the MC Investment Trust, a trust established for the benefit of Mr. Arnouse.

(8) Includes 600,000 shares and a warrant for 150,000 shares held by Sylvan Learning Systems, Inc. Mr. Becker is the President and Co-Chief Executive Officer of Sylvan Learning System, Inc., and disclaims beneficial ownership of the shares and warrant held by Sylvan, except to the extent of his pecuniary interest therein. Also includes 52,887 shares that represent Mr. Becker's beneficial ownership interest in shares held by Sterling ZapMe LLC, in which Mr. Becker has no voting or dispositive power.

(9) Includes 2,026,070 shares and options for 20,000 shares held by QuestMark Partners, L.P., an entity with which Mr. Hitchner is affiliated. Mr. Hitchner disclaims beneficial ownership of the shares held by QuestMark Partners, L.P., except to the extent of his general partnership interest therein.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock and the provisions of our articles of incorporation and bylaws are only summaries and are qualified by reference to our articles of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus is a part. Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, and 17,781,781 shares of preferred stock, $.01 par value per share. As of September 30, 1999, the outstanding shares are set forth in the table below:

                                                                        NUMBER OF SHAREHOLDERS OF
                                                   OUTSTANDING SHARES            RECORD
                                                   ------------------  ---------------------------
Common Stock.....................................       15,673,879                     35
Total Preferred Stock............................       17,781,781                     59
  Series A.......................................        9,097,671                      4
  Series B.......................................          160,000                      1
  Series C.......................................          600,000                      5
  Series D.......................................        5,894,110                     47
  Series E.......................................        2,030,000                      2

    Each of the shares of preferred stock outstanding prior to this offering will automatically convert into common stock upon consummation of this offering.

COMMON STOCK

    Holders of the common stock are entitled to receive, when and if declared by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock. Holders of common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors.

    There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.


    After this offering there will be 43,790,776 shares of common stock outstanding. This number consists of 15,673,879 shares of common stock outstanding as of September 30, 1999, 9,488,753 shares being issued in the offerings and 18,628,144 shares issuable upon conversion of our preferred stock.


PREFERRED STOCK

    Before this offering, there were 17,781,781 shares of preferred stock outstanding. Each of these shares will be converted into common stock upon consummation of the offering. After this conversion, our board of directors, without further action by the shareholders, is authorized to issue an aggregate of 5,000,000 shares of preferred stock. Currently, we have no plans to issue a new series of preferred stock. Our board of directors may, without shareholder approval, issue preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. Issuance of preferred stock could make it harder for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding stock.

    The 17,781,781 shares of preferred stock currently outstanding have preemptive rights.

RIGHTS OF PREFERRED STOCK HOLDERS

    On August 27, 1998, we sold 600,000 shares of Series C preferred stock. On December 3, 1998, February 1, 1999, March 31, 1999 and May 28, 1999 we sold an aggregate of 5,894,110 shares of Series D preferred stock. On August 4, 1999 we sold 2,030,000 shares of Series E preferred stock. Generally, the shares of Series C, Series D and Series E preferred stock will convert to common stock on a greater than one-to-one basis. In addition, rights granted to the holders of the Series C and Series D preferred stock under our Certificate of Incorporation may require us to issue additional shares of common stock.

    STOCK DIVIDEND

    The holders of our Series C, Series D and Series E preferred stock are entitled to a per annum dividend equal to ten percent, fifteen percent and seven and one-half percent, respectively, of the liquidation value of the preferred stock, which value is initially set at $5 per share, the purchase price of the stock. The dividend will be paid by increasing the liquidation value of the preferred stock by the amount equal to the dividend obligation. Upon the closing of the offering, the number of shares of common stock that the preferred stock converts into equals the quotient obtained by dividing (1) the liquidation value of the preferred stock then in effect by (2) the purchase price of the preferred stock.


    ADDITIONAL SHARES OF COMMON WHICH MUST BE ISSUED UPON CONVERSION



    The holders of our Series C preferred stock and Series D preferred stock are also entitled to receive additional newly issued shares of common stock upon the closing of this offering if the offering price does not exceed $15 per share in the case of the Series C preferred stock and $10 per share in the case of the Series D preferred stock.



    Because holders of the shares received as a stock dividend also have the right to receive the additional shares, given the offering price of $11 per share and the closing date of October 25, 1999, the 600,000 shares of Series C preferred stock outstanding will convert into 909,260 shares of our common stock, the 5,894,110 shares of Series D preferred stock outstanding will convert into 6,395,842 shares of our common stock and the 2,030,000 shares of Series E preferred stock outstanding will convert into 2,065,371 shares of our common stock.



    Because of the issuance of these additional shares, current and prospective stockholders will suffer additional dilution with a resulting proportionate decrease in our earnings per share.


WARRANTS

    As of September 30, 1999, giving effect to the conversion of all preferred stock into common stock, we had outstanding warrants to purchase an aggregate of 848,390 shares of common stock, 698,390 of which are immediately exercisable and 150,000 of which are exercisable for 30 days after Sylvan releases its audited financial statements for the year ended December 31, 2003, if Sylvan achieves a specified milestone. Of these, warrants to purchase 5,890 shares of preferred stock expire immediately prior to the closing of this offering. The remaining warrants expire at various dates through June 2004.

    The following table sets forth warrants outstanding as of September 30, 1999:

                                                                    AVERAGE
                                                      NUMBER OF    EXERCISE
DATE OF ISSUANCE                      TYPE            WARRANTS       PRICE          EXPIRES
----------------------------  ---------------------  -----------  -----------  ------------------
May 1998....................  Series B preferred        500,000    $    3.25        May 2003
November 1998...............  Series D preferred          5,500    $    5.00     November 2005
February 1999...............  Series D preferred            390    $    5.00     February 2006
March 1999..................  Common                    150,000    $    5.00       April 2004
June 1999...................  Series D preferred        100,000    $    5.00       June 2004

    Some of the warrants have a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of our stock at the time of the exercise of the warrant, after deducting the aggregate exercise price.

    The holders of warrants for Series B and Series D preferred shares have the right to require us to include their securities in some future registration statements we file under the Securities Act of 1933.

REGISTRATION RIGHTS


    After the consummation of the offering, the holders of 9,530,473 shares of common stock issuable upon conversion of the preferred stock will have registration rights with respect to those securities (not including shares issuable upon exercise of warrants). These rights are described in a shareholders agreement between us and the holders of those securities. The agreement provides for registration upon the demand of the holders of not less than 25% of the outstanding shares of Series C and Series D preferred stock, upon the demand of the holders of not less than 50% of the outstanding Series C preferred stock, and upon the demand of specified holders of Series D preferred stock. In addition, pursuant to that agreement, the holders of our preferred stock and warrants for our preferred stock are entitled to require us to include their securities in some future registration statements we file under the Securities Act of 1933, referred to as piggyback registration rights. The holders of those securities also are entitled to require us to register their securities on a registration statement on Form S-3 once we are eligible to use a Form S-3 in connection with registrations. However, holders of these shares will be restricted from exercising these rights until 180 days after the date of this prospectus. Registration of shares of common stock by the exercise of these demand registration rights, piggyback registration rights or S-3 registration rights under the Securities Act of 1933 would result in these shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon the effectiveness of such registration. Please see "Risk Factors--Substantial future sales of our common stock in the public market could cause our stock price to fall," beginning on page 18, and "Shares Eligible for Future Sale," beginning on page 72.


SHAREHOLDER ACTION; SPECIAL MEETING OF SHAREHOLDERS

    The Delaware Certificate of Incorporation that will become effective immediately prior to the effectiveness of this offering states that shareholders may not take action by written consent, but only at duly called annual or special meetings of shareholders. The Delaware Certificate of Incorporation also provides that special meetings of shareholders may be called only by the president, the chairman of the board of directors, by a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    The bylaws provide that shareholders must provide timely notice in writing to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. To be timely notice for an annual meeting, a shareholder's notice must be delivered to or mailed and received at our principal executive offices at least 120 days before the first anniversary of the date our notice of annual meeting was provided for the previous year's annual meeting of shareholders. If no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders has been changed to be more than 30 calendar days earlier than or 30 calendar days after that anniversary, notice by the shareholder, to be timely, must be received at least 90 days but no more than 120 days before the annual meeting of shareholders or the close of business on the 10th day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever first occurs. To be timely notice for a special meeting, a shareholder's notice must be delivered to us by the close of business 10 days after notice of the meeting is given to shareholders. The bylaws also specify requirements as to the form and content of a shareholders' notice. These provisions may keep shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of common stock and preferred stock are available for future issuances without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it harder or discourage an attempt to obtain control of us by a proxy contest, tender offer, merger or otherwise.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

    After our reincorporation in Delaware, we will be subject to Section 203 of the Delaware General Corporation Law which generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. Section 203 applies unless:

    - prior to the date such stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

    - on or after such date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Provisions of our certificate of incorporation and Delaware law may delay, defer or prevent a change in our control and may adversely affect the voting and other rights of holders of common stock. In particular, our certificate of incorporation provides for a classified board of directors and the inability of stockholders to vote cumulatively for directors.

LIMITATION ON DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation provides that, except to the extent provided by Delaware law, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty while serving as directors. This provision also does not affect the directors' responsibilities under Delaware corporate law or any other laws, such as the Federal securities laws or state or Federal environmental laws. Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    We have entered into indemnity agreements to indemnify our executive officers and directors in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements indemnify our directors and executive officers for expenses, judgments and fines and amounts paid in settlement, actually and reasonably incurred by any such person in any action, suit or proceeding arising out of such person's services as a director or executive officer on our behalf. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is BankBoston N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock in the public market after the offering could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.


    After the offerings, 43,790,776 shares of our common stock will be outstanding, assuming that the underwriters do not exercise the over-allotment option. This number consists of 15,673,879 shares of common stock outstanding as of September 30, 1999, 9,488,753 shares being issued in the offerings and 18,628,144 shares issuable upon conversion of our preferred stock. Of these shares, all of the 9,488,753 shares sold in the offerings will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.



    The following table shows approximately when the 34,302,023 shares of our common stock that are not being sold in this offering but which will be outstanding when this offering is complete will be eligible for sale in the public market:


         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET


At the effective date...........................................................            --
90 days after the effective date................................................       199,700
180 days after the effective date...............................................    27,251,058
More than 180 days..............................................................     6,851,265
                                                                                  ------------


    Resale of most of the restricted shares that will become available for sale in the public market starting 180 days after the effective date will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:


    - 1% of the number of shares of common stock then outstanding, which will equal approximately 437,908 shares immediately after this offering; or


    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

    Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

    Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144.

LOCK-UP AGREEMENTS


    Executive officers, directors and shareholders who will hold an aggregate of 34,102,323 shares of our common stock after this offering will sign or are subject to existing lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Merrill Lynch & Co.


REGISTRATION RIGHTS


    Upon completion of this offering the holders of 9,530,473 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. Please see "Description of Capital Stock--Registration Rights," beginning on page 70, for a more detailed description of these registration rights. After registration, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock.


STOCK OPTIONS


    Immediately after this offering we intend to file a registration statement under the Securities Act covering 4,761,348 shares of common stock reserved for issuance under our stock option plans. Each year as the number of shares reserved for issuance under our 1998 Stock Plan increases, we will file an amendment to the registration statement covering the additional shares. As of June 30, 1999, options to purchase 2,512,857 shares of common stock were issued and outstanding. Of these options to purchase shares of common stock, 670,382 will be vested and exercisable within 60 days of the date of this offering. When the lock-up agreements described above expire, these vested options will become freely tradable. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under that registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up agreements expire.

                                  UNDERWRITING

GENERAL

    Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Thomas Weisel Partners LLC, and Wit Capital Corporation are acting as representatives of each of the underwriters named below. Subject to the terms and conditions stated in the Purchase Agreement among us and the underwriters, we have agreed to sell to each of underwriters, and each of the underwriters, severally and not jointly, has agreed to purchase from us the number of shares of common stock stated opposite its name below.


                                                                                     NUMBER
          UNDERWRITER                                                              OF SHARES
                                                                                   ----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...........................................................   3,790,150
Deutsche Bank Securities Inc.....................................................   1,624,350
Thomas Weisel Partners LLC.......................................................   1,547,000
Wit Capital Corporation..........................................................     773,500
BancBoston Robertson Stephens Inc................................................     230,000
Hambrecht & Quist LLC............................................................     230,000
E*OFFERING Corp..................................................................     115,000
Fahnestock & Co. Inc.............................................................     115,000
Gerard Klauer Mattison & Co., Inc................................................     115,000
Jefferies & Company, Inc.........................................................     115,000
Loop Capital Markets.............................................................     115,000
Neuberger Berman, LLC............................................................     115,000
U.S. Bancorp Piper Jaffray Inc...................................................     115,000
                                                                                   ----------

          Total..................................................................   9,000,000
                                                                                   ----------
                                                                                   ----------



    Subject to the terms and conditions stated in the Purchase Agreement, the several underwriters have agreed to purchase all the shares of common stock being sold pursuant to the Purchase Agreement if any shares of common stock are purchased. Under the terms of the Purchase Agreement, the commitments of the non-defaulting Underwriters may in some circumstances be increased or the Purchase Agreement may be terminated.



    ZapMe! will sell the 488,753 shares that may be issued to various Series D shareholders associated with Gilat Satellite Networks directly pursuant to an agreement to offer such shares to them. The sale to these shareholders is expected to be consummated simultaneously with the sale of the shares offered hereby.


    We have agreed to indemnify the several underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

    The underwriters offer the shares of common stock, subject to prior sale, when as and if issued to and accepted by them, subject to approval of some legal matters by counsel for the underwriters and some other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject order in whole or in part.

    A prospectus in electronic format is being made available on a web site maintained by Wit Capital. In addition, all dealers purchasing shares from Wit Capital in this offering have agreed to make a prospectus in electronic format available on web sites maintained by each of these dealers.

COMMISSIONS AND DISCOUNTS

    The representatives have advised us that they propose initially to offer the shares of common stock to the public at the public offering price stated on the cover page of this prospectus, and to some dealers at such price less a concession not in excess of $.45 per share. The underwriters may allow, and such dealers may reallow, a discount not in excess of $.10 per share on sales to some other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


    The following table shows the per share and total underwriting discounts that we will pay to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.


                                                                  WITHOUT
                                                    PER SHARE     OPTION     WITH OPTION
                                                    ---------   -----------  ------------
Public offering price.............................   $11.00     $99,000,000  $113,850,000
Underwriting discount.............................     $.77      $6,930,000    $7,969,500
Proceeds, before expenses, to ZapMe!..............   $10.23     $92,070,000  $105,880,500


    We will pay the expenses of the offering, estimated at $1,000,000.


OTHER COMPENSATION



    Richard Gadbois ("Gadbois"), an affiliate of Merrill Lynch, purchased 30,000 shares of our Series E preferred stock on August 4, 1999, for the same price and on the same terms as the other purchasers of our series E preferred stock. The shares purchased by Mr. Gadbois have been deemed to be underwriters compensation pursuant to Rule 2710 of the Conduct Rules of the NASD. BT Investment Partners ("BT") and ABS Venture Capital Partners ("ABS"), each an affiliate of Deutsche Bank Securities Inc., are the beneficial owners of 73,065 and 35,528 shares, respectively, of our series D preferred stock. The shares beneficially owned by each of BT and ABS have been deemed to be underwriters compensation pursuant to Rule 2710 of the Conduct Rules of the NASD. The shares held by each of Gadbois, BT and ABS shall not be sold, transferred, assigned, pledged or hypothecated for a period of one year following the effective date except to officers or partners (not directors) of the underwriter and members of the selling group and/or their officers or partners.


RESERVED SHARES

    At our request, the underwriters have reserved for sale, at the initial public offering price, up to twelve percent of the shares offered hereby to be sold to people associated with us or our directors, officers or employees, such as vendors, suppliers, existing stockholders and other persons that have relationships with or are interested in us. Shares may also be reserved for our directors, officers or employees. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

OVER-ALLOTMENT OPTION

    We have granted to the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of an additional 1,350,000 shares of common stock at the public offering price stated on the cover of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will generally be obligated to purchase a number of additional shares of common stock proportionate to such underwriter's initial amount reflected to the table above.

NO SALES OF SIMILAR SECURITIES

    We and our executive officers and directors have agreed, for a period of 180 days after the date of this prospectus not to directly or indirectly issue, sell, or otherwise dispose of or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for common stock, without the prior written consent of Merrill Lynch on behalf of the underwriters, except for purchases and sales of stock in the open market, shares purchased in our directed share program, or transfers to a family member or a family trust, transfers of shares as a gift, or transfers to limited partners of a partnership or shareholders of a corporation if such transferee agrees in writing to be similarly restricted. See "Shares Eligible for Future Sale," beginning on page 72, for detailed information about our shares of common stock that will be eligible for future sale.


PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and some selling group members to bid for and purchase the common stock. As an exception to these rules, the representatives are permitted to engage in some transactions that stabilize the price of the common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

    If the underwriters create a short position in the common stock in connection with this offering, i.e., if they sell more shares of common stock than are stated on the cover page of this prospectus, the representatives may reduce that short position by purchasing common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

NEW UNDERWRITERS

    Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in this offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter or co-manager in over 95 public offerings.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 71 filed public offerings of equity securities, of which 39 have been completed, and has acted as a syndicate member in an additional 33 public offerings of equity securities. Jack Kemp, one of our directors, sits on the Advisory Board of Thomas Weisel Partners. Other than Mr. Kemp's affiliation, Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

OTHER RELATIONSHIPS

    Some of the underwriters and their affiliates engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with our company, for which they have received or may receive customary compensation.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby is being passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, San

Francisco, California. As of the date of this prospectus, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as certain individual attorneys of this firm, beneficially own an aggregate of 21,400 shares of ZapMe!'s Series D preferred stock which will convert into 23,221 shares of common stock.


                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements as of December 31, 1997 and 1998, and for the period June 25, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to ZapMe! and its common stock, see the registration statement and the exhibits and schedules thereto. Any document ZapMe! files may be read and copied at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's Web site at http://www.sec.gov.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the Web site of the Commission referred to above.

                               ZAPME! CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                           PAGE
                                                                                           -----
Report of Ernst & Young LLP, Independent Auditors.....................................         F-2

Balance Sheets........................................................................         F-3

Statements of Operations..............................................................         F-4

Statements of Redeemable Convertible Preferred Stock and Stockholders' Equity
  (Deficit)...........................................................................         F-5

Statements of Cash Flows..............................................................         F-6

Notes to Financial Statements.........................................................         F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
ZapMe! Corporation

    We have audited the accompanying balance sheets of ZapMe! Corporation (a development stage company) as of December 31, 1997 and 1998, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the period June 25, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ZapMe! Corporation (a development stage company) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period June 25, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

Walnut Creek, California                                   /s/ ERNST & YOUNG LLP
April 2, 1999,
except for Note 8, as to which the date is
October 19, 1999

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                                   PRO FORMA
                                                                                                                 STOCKHOLDERS'
                                                                                                                    EQUITY
                                                                                  DECEMBER 31,       JUNE 30,      JUNE 30,
                                                                                1997       1998        1999          1999
                                                                              ---------  ---------  -----------  -------------
                                                                                                    (UNAUDITED)   (UNAUDITED)
                                                            ASSETS
Current assets:
  Cash and cash equivalents.................................................  $     275  $     815   $  19,855
  Restricted cash...........................................................         --         --         560
  Accounts receivable.......................................................         --         --          14
  Other receivables.........................................................         --        105       1,168
  Notes receivable from stockholder.........................................         --        127         131
  Prepaid expenses and other current assets.................................         13         45         362
                                                                              ---------  ---------  -----------
Total current assets........................................................        288      1,092      22,090

Equipment, net..............................................................         43      2,471       9,781
Other assets................................................................         18         40         275
                                                                              ---------  ---------  -----------
Total assets................................................................  $     349  $   3,603   $  32,146
                                                                              ---------  ---------  -----------
                                                                              ---------  ---------  -----------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.....................................  $     157  $   1,541   $   3,217
  Accrued compensation and related expenses.................................        242        446         882
  Deferred revenue..........................................................         --         --         302
  Current portion of capital lease obligations..............................         --        118       2,092
                                                                              ---------  ---------  -----------
Total current liabilities...................................................        399      2,105       6,493

Capital lease obligations...................................................         --        269       4,613
Notes payable to stockholders...............................................        462         --          --
                                                                              ---------  ---------  -----------
Total liabilities...........................................................        861      2,374      11,106

Commitments
Redeemable convertible preferred stock, $0.01 par value, issuable in series:
  Authorized shares--600,000 (none pro forma)
    Issued and outstanding shares--600,000 in 1998, and 1999 and none pro
    forma (liquidation preference at June 30, 1999--$4,542).................         --      3,352       6,080     $      --

Stockholders' equity (deficit):
  Convertible preferred stock, $0.01 par value:
    Authorized shares--12,857,671 in 1998 and 16,357,671 in 1999 (including
      600,000 shares designated as redeemable convertible preferred stock)
      (5,000,000 pro forma)
    Issued and outstanding shares--9,557,671 in 1998 and 15,151,781 in 1999, and none pro forma (liquidation preference at June 30,
      1999--$30,893)........................................................         --      2,783      30,155            --
  Common stock, $0.01 par value:
    Authorized shares--50,000,000 (200,000,000 pro forma)
    Issued and outstanding shares--11,858,730 in 1997, 14,208,730 in 1998,
      14,359,380 in 1999, and 30,111,161 pro forma..........................         69      5,212      10,478        46,713
  Deferred stock compensation...............................................         --     (4,900)     (6,617)       (6,617)
  Accumulated deficit during the development stage..........................       (581)    (6,218)    (19,056)      (19,056)
                                                                              ---------  ---------  -----------  -------------
Total stockholders' equity (deficit)........................................       (512)    (2,123)     14,960     $  21,040
                                                                              ---------  ---------  -----------  -------------
                                                                                                                 -------------
Total liabilities, redeemable convertible preferred stock and stockholders'
  equity (deficit)..........................................................  $     349  $   3,603   $  32,146
                                                                              ---------  ---------  -----------
                                                                              ---------  ---------  -----------

                            SEE ACCOMPANYING NOTES.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           PERIOD FROM JUNE                                            PERIOD FROM JUNE
                                               25, 1997                      SIX MONTHS ENDED JUNE         25, 1997
                                             (INCEPTION)       YEAR ENDED             30,                (INCEPTION)
                                           THROUGH DECEMBER   DECEMBER 31,  ------------------------   THROUGH JUNE 30,
                                               31, 1997           1998         1998         1999             1999
                                          ------------------  ------------  -----------  -----------  ------------------
                                                                            (UNAUDITED)  (UNAUDITED)     (UNAUDITED)
Revenue.................................      $       --       $       --    $      --    $     147       $      147

Costs and expenses:
  Cost of services......................              --              135            8        1,247            1,382
  Research and development..............             231            1,140          429        1,034            2,405
  Sales and marketing...................              40            1,197          176        2,456            3,693
  General and administrative............             299            1,458          415        1,975            3,732
  Amortization of deferred stock
    compensation........................              --            1,065           --        2,531            3,596
                                                 -------      ------------  -----------  -----------        --------
Total costs and expenses................             570            4,995        1,028        9,243           14,808
                                                 -------      ------------  -----------  -----------        --------
Loss from operations....................            (570)          (4,995)      (1,028)      (9,096)         (14,661)
Interest income (expense), net..........             (11)             (36)         (35)          29              (18)
                                                 -------      ------------  -----------  -----------        --------
Net loss................................            (581)          (5,031)      (1,063)      (9,067)         (14,679)
Accretion and dividend on redeemable
  convertible preferred stock...........              --             (606)          --       (3,771)          (4,377)
                                                 -------      ------------  -----------  -----------        --------
Net loss applicable to common
  stockholders..........................      $     (581)      $   (5,637)   $  (1,063)   $ (12,838)      $  (19,056)
                                                 -------      ------------  -----------  -----------        --------
                                                 -------      ------------  -----------  -----------        --------
Net loss per share:
  Basic and diluted.....................      $    (0.05)      $    (0.48)   $   (0.09)   $   (0.95)
                                                 -------      ------------  -----------  -----------
                                                 -------      ------------  -----------  -----------
  Pro forma basic and diluted
    (unaudited).........................                       $    (0.32)                $   (0.36)
                                                              ------------               -----------
                                                              ------------               -----------
Shares used in calculation of net loss
  per share:
  Basic and diluted.....................          11,183           11,685       11,859       13,517
                                                 -------      ------------  -----------  -----------
                                                 -------      ------------  -----------  -----------
  Pro forma basic and diluted
    (unaudited).........................                           15,993                    25,462
                                                              ------------               -----------
                                                              ------------               -----------

                            SEE ACCOMPANYING NOTES.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                          STOCKHOLDERS' EQUITY (DEFICIT)
                                               ------------------------------------------------------------------------------------
                                REDEEMABLE                                                              ACCUMULATED
                                CONVERTIBLE        CONVERTIBLE                                            DEFICIT         TOTAL
                              PREFERRED STOCK    PREFERRED STOCK       COMMON STOCK        DEFERRED     DURING THE    STOCKHOLDERS'
                              ---------------  -------------------  -------------------     STOCK       DEVELOPMENT      EQUITY
                              SHARES   AMOUNT    SHARES    AMOUNT     SHARES    AMOUNT   COMPENSATION      STAGE        (DEFICIT)
                              -------  ------  ----------  -------  ----------  -------  ------------   -----------   -------------
  Issuance of common stock
    to founders at $0.005
    per share in June
    1997....................       --  $  --           --  $   --   10,000,000  $   50     $    --       $     --        $    50
  Issuance of common stock
    for services at $0.10
    per share in September
    1997....................       --     --           --      --    1,858,730      19          --             --             19
  Net loss and comprehensive
    loss....................       --     --           --      --           --      --          --           (581)          (581)
                              -------  ------  ----------  -------  ----------  -------  ------------   -----------   -------------
Balances at December 31,
  1997......................       --     --           --      --   11,858,730      69          --           (581)          (512)
  Issuance of Series A
    preferred stock at $0.10
    per share for conversion
    of notes payable, net of
    issuance cost of $11 in
    August 1998.............       --     --    9,097,671     899           --      --          --             --            899
  Issuance of Series B
    preferred stock at $2.50
    per share for conversion
    of notes payable, net of
    issuance costs of $4 in
    August 1998.............       --     --      160,000     396           --      --          --             --            396
  Issuance of Series C
    redeemable convertible
    preferred stock at $5.00
    per share, net of
    issuance costs of $254
    in August 1998..........  600,000  2,746           --      --           --      --          --             --             --
  Issuance of Series D
    preferred stock at $5.00
    per share, net of
    issuance costs of $12 in
    December 1998...........       --     --      300,000   1,488           --      --          --             --          1,488
  Issuance of common stock
    upon exercise of stock
    options at prices
    ranging from $0.015 to
    $0.0165 per share.......       --     --           --      --    1,000,000      16          --             --             16
  Issuance of common stock
    at $0.25 per share for
    services for note
    receivable in August
    1998....................       --     --           --      --    1,350,000   3,537      (3,375)            --            162
  Deferred stock
    compensation............       --     --           --      --           --   2,590      (2,590)            --             --
  Amortization of deferred
    stock compensation......       --     --           --      --           --      --       1,065             --          1,065
  Accretion of redeemable
    convertible preferred
    stock...................       --    531           --      --           --      --          --           (531)          (531)
  Accrued Series C
    dividends...............       --     75           --      --           --      --          --            (75)           (75)
  Net loss and comprehensive
    loss....................       --     --           --      --           --      --          --         (5,031)        (5,031)
                              -------  ------  ----------  -------  ----------  -------  ------------   -----------   -------------
Balances at December 31,
  1998......................  600,000  3,352    9,557,671   2,783   14,208,730   6,212      (4,900)        (6,218)        (2,123)
  Issuance of common stock
    at prices ranging from
    $0.02 to $0.25 per share
    upon exercise of stock
    options (unaudited).....       --     --           --      --      150,650      18          --             --             18
  Issuance of Series D
    preferred stock at $5.00
    per share, net of
    issuance costs of $1,811
    in March 1999.
    (unaudited).............       --     --    5,554,110  25,960           --      --          --             --         25,960
  Issuance of Series D
    preferred stock at $5.00
    per share for conversion
    of note payable in
    February 1999.
    (unaudited).............       --     --       40,000     200           --      --          --             --            200
  Issuance of common stock
    options to non-employees
    in consideration for
    services rendered
    (unaudited).............       --     --           --      --           --     262        (262)            --             --
  Warrants issued in
    connection with lease
    financing in March 1999.
    (unaudited).............       --     --           --     169           --      --          --             --            169
  Warrants issued in
    connection with Products
    and Services Agreement
    in March 1999
    (unaudited).............       --     --           --      --           --     974        (974)            --             --
  Deferred stock
    compensation
    (unaudited).............       --     --           --      --           --   3,012      (3,012)            --             --
  Amortization of deferred
    stock compensation
    (unaudited).............       --     --           --      --           --      --       2,531             --          2,531
  Accretion of redeemable
    convertible preferred
    stock (unaudited).......       --    780           --      --           --      --          --           (780)          (780)
  Accretion of guaranteed
    return (unaudited)......       --  1,792           --      --           --      --          --         (1,792)        (1,792)
  Accretion of Series D
    dividends (unaudited)...       --     --           --   1,043           --      --          --         (1,043)        (1,043)
  Accrued Series C dividends
    (unaudited).............       --    156           --      --           --      --          --           (156)          (156)
  Net loss and comprehensive
    loss (unaudited)........       --     --           --      --           --      --          --         (9,067)        (9,067)
                              -------  ------  ----------  -------  ----------  -------  ------------   -----------   -------------
Balances at June 30, 1999
  (unaudited)...............  600,000  $6,080  15,151,781  $30,155  14,359,380  $10,478    $(6,617)      $(19,056)       $14,960
                              -------  ------  ----------  -------  ----------  -------  ------------   -----------   -------------
                              -------  ------  ----------  -------  ----------  -------  ------------   -----------   -------------


                            SEE ACCOMPANYING NOTES.

                               ZAPME! CORPORATION

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                           PERIOD FROM
                                                          JUNE 25, 1997                                             PERIOD FROM
                                                           (INCEPTION)                    SIX MONTHS ENDED JUNE    JUNE 25, 1997
                                                             THROUGH       YEAR ENDED              30,              (INCEPTION)
                                                          DECEMBER 31,    DECEMBER 31,   ------------------------  THROUGH JUNE
                                                              1997            1998          1998         1999        30, 1999
                                                         ---------------  -------------  -----------  -----------  -------------
                                                                                         (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net loss...............................................     $    (581)      $  (5,031)    $  (1,063)   $  (9,067)   $   (14,098)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Amortization of deferred stock compensation..........            --           1,065            --        2,290          3,355
  Depreciation and amortization........................            10             205            27          770            985
  Common stock issued for services.....................            19              --            --          241            260
  Changes in operating assets and liabilities:
    Restricted cash....................................            --              --            --         (560)          (560)
    Accounts receivable................................            --              --            --          (14)           (14)
    Other receivables..................................            --            (105)           --       (1,063)        (1,168)
    Prepaid expenses and other current assets..........           (13)            (32)          (36)        (317)          (362)
    Other assets.......................................           (18)            (22)           --          (75)          (115)
    Accounts payable and accrued expenses..............           157           1,384           155        1,676          3,217
    Accrued compensation and related expenses..........           242             204           256          436            882
    Deferred revenue...................................            --              --            --          302            302
                                                                -----     -------------  -----------  -----------  -------------
Net cash used in operating activities..................          (184)         (2,332)         (661)      (5,381)        (7,897)
INVESTING ACTIVITIES
Purchase of equipment, net.............................           (53)         (2,243)         (378)      (1,303)        (3,599)
Notes receivable from stockholder......................            --            (127)           --           (4)          (131)
                                                                -----     -------------  -----------  -----------  -------------
Net cash used in investing activities..................           (53)         (2,370)         (378)      (1,307)        (3,730)
FINANCING ACTIVITIES
Proceeds from issuance of preferred stock, net.........            --           4,229            --       25,960         30,189
Proceeds from issuance of common stock.................            50             178            --           18            246
Proceeds from borrowings on notes payable..............           462           1,000         1,026          700          2,162
Payments on notes payable..............................            --            (162)           --         (500)          (662)
Payments on lease obligations..........................            --              (3)           --         (450)          (453)
                                                                -----     -------------  -----------  -----------  -------------
Net cash provided by financing activities..............           512           5,242         1,026       25,728         31,482
                                                                -----     -------------  -----------  -----------  -------------
Increase (decrease) in cash and cash equivalents.......           275             540           (13)      19,040         19,855
Cash and cash equivalents at beginning of period.......            --             275           275          815             --
                                                                -----     -------------  -----------  -----------  -------------
Cash and cash equivalents at end of period.............     $     275       $     815     $     262    $  19,855    $    19,855
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------
SUPPLEMENTAL DISCLOSURES:
Conversion of notes payable to stockholders to
  preferred stock......................................     $      --       $   1,300     $      --    $     200    $     1,500
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------
Issuance of common stock for notes receivable..........     $      --       $     162     $      --    $      --    $       162
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------
Accretion and dividends of redeemable preferred stock..     $      --       $     606     $      --    $     936    $     1,542
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------
Accretion of mandatory dividends and guaranteed
  return...............................................     $      --       $      --     $      --    $   2,835    $     2,835
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------
Capital lease obligations incurred.....................     $      --       $     390     $      --    $   6,768    $     7,158
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------
Warrants issued in connection with lease financing.....     $      --       $      --     $      --    $     169    $       169
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------
Warrants issued in connection with Products & Services
  Agreement............................................     $      --       $      --     $      --    $     974    $       974
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------
Cash paid for interest.................................     $      --       $      26     $      10    $     110    $       136
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------


                            SEE ACCOMPANYING NOTES.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

           (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE COMPANY

    ZapMe! Corporation (the "Company") was incorporated, under the name Satellite Online Solutions Corporation, on June 25, 1997 in California for the purpose of building a broadband interactive network that brings technology tools and educational resources to schools at no cost. The Company changed its name to ZapMe! Corporation in October 1998. The Company is planning to generate revenue from corporate sponsorships on its network. The Company is in the development stage, devoting its efforts to developing products and raising capital.

    The Company has incurred operating losses since inception during the development stage. Its activities to date have been financed primarily through private placements of equity securities, including preferred stock issuances of $10 million in March 1999 and $16 million in May 1999. The Company may seek to raise additional capital through the issuance of debt or equity securities. However, there can be no assurance that additional funding will be available to the Company on acceptable terms, if at all.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

    The interim financial information as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position at such date and its results of operations and cash flows for those periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of results that may be expected for any future periods.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of demand deposits and money market accounts held with two financial institutions with insignificant interest rate risk and original maturities of three months or less from the date of purchase.

EQUIPMENT

    Equipment is stated at cost and depreciated using the straight-line method over estimated useful lives of three to seven years.

DEPENDENCE ON THIRD PARTIES

    The Company has relationships with three parties, one which installs the Company's software on the computers, one which installs the Company's lab in each school site and one which serves as the general contractor to oversee the installation process. In addition, the Company relies on third parties

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) to provide the majority of support necessary to maintain the network and labs once installed and are also dependent on transmissions from the satellite to customer sites. The inability of any of these parties to fulfill their obligations with the Company could negatively impact the Company's future results.

SOFTWARE DEVELOPMENT COSTS

    The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards Board ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. To date, costs incurred subsequent to the establishment of technological feasibility have not been significant, and all software development costs have been charged to research and development expense in the accompanying statements of operations.

REVENUE RECOGNITION


    The Company earns revenue from sponsorship agreements, which include content and public service announcement sponsorships, banner advertising and full screen interactive ads, upon delivery of messages over the Company's network. Provided that collectibility is probable, revenue is recognized ratably over the time periods that the advertisement is delivered or sponsorship is acknowledged unless such sponsorship is based on delivery of a minimum number of impressions, in which case revenue is recognized as the impressions are delivered. One customer accounted for approximately 87% of the Company's revenue during the six-month period ended June 30, 1999.


    E-commerce revenue consists of referral fees and commissions on transactions facilitated through the Company's network as well as referred transactions. Revenue from e-commerce is recognized upon notification from the contracting partner of the fact of the referral or sale upon which referral fees or commissions is due. Network services and other revenue consist of revenue from the distribution of content and products delivered through the Company's network, and from educational services delivered in the ZapMe! labs such as teacher training, tutoring and other educational programs offered through a strategic alliance. Network services and other revenue is recognized in the time period in which the underlying service is delivered. Network services and other revenue also include revenue from the Company's five-year agreement with a strategic partner which provides for a sharing of revenue derived from the delivery of programs in ZapMe! computer labs. This agreement allows the strategic partner to offer student tutoring, teacher training, and other programs in the ZapMe! computer labs. For the calendar year 1999, the strategic partner is committed to pay ZapMe! minimum fees. Thereafter, fees will be based on a rate for installed schools available for use by the strategic partner. To date, no programs have been offered under this arrangement, and additionally, no e-commerce or network services have been delivered and no revenue has been recognized by ZapMe!.

    Deferred revenue consists of prepaid sponsorship fees.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
AFFINITY PROGRAM

    The Company has an affinity program designed to encourage ZapMe! users to log onto the network and utilize various features of the Netspace and rewards users with points which may be redeemed by connecting to participating companies' websites through links inserted on the ZapMe! Netspace and selecting items to purchase. The user will tender points and other consideration if necessary to the e-commerce partner. For each purchase transacted by a user with an e-commerce partner, the Company will earn a fee equal to a percentage of the purchase. When the fee is earned from a transaction where points are tendered, the Company will record the fee as a reduction to marketing expense. To the extent the fee is earned on a transaction in which points are not tendered, the fee will be recognized as revenue earned. The effect of fees earned through the affinity program will be recorded in the statement of operations in the month in which the purchase transaction occurs between the user and the e-commerce partner.

    At June 30 1999, the dollar equivalent of a ZapPoint was $0.001; however management may change this amount in the future and would change the expense amount as necessary. The Company determines the value of ZapPoints and records a marketing expense equal to the full value of ZapPoints awarded to users each month. The Company records no adjustment to this expense for estimated forfeiture or breakage of ZapPoints. The timing of redemption of ZapPoints is solely at the discretion of the user and is beyond the control of the Company. ZapPoints expire if a user remains inactive for a period of nine months. ZapPoints may not be redeemed for cash. ZapPoints are currently transferable to immediate family members also logged in to the ZapMe! Netspace.

STOCK-BASED COMPENSATION

    The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

    The value of warrants, options or stock exchanged for services is expensed over the period benefitted. The warrants and options are valued using the Black-Scholes option pricing model. To calculate the expense, the Company uses either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

    Basic and diluted net loss per share information for all periods is presented under the requirement of SFAS No. 128, "Earnings per Share." Basic loss per share has been computed using net loss

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) applicable to common stockholders divided by the weighted-average number of common shares outstanding during the period, less shares subject to repurchase, and excludes stock options, warrants, and convertible securities. Such securities have also been excluded from the computation of diluted net loss per share as their inclusion would be antidilutive.


    Pro forma net loss per share has been computed using net loss as adjusted for accrued redeemable convertible preferred stock dividends divided by the weighted-average number of shares outstanding and also gives effect, under Securities and Exchange Commission guidance, to the conversion of preferred shares not included above that will automatically convert upon completion of the Company's initial offering, using the if-converted method. The conversion assumes a one-for-one conversion of the preferred stock into common stock. Such conversion is subject to adjustment based on the final pricing of the Company's common stock in an initial public offering. Such accretion of convertible preferred stock of $531,000 and $780,000 for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, is based upon the initial public offering price ($11 per share) and is included in the pro forma net loss per share calculation.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The calculation of historical and pro forma basic and diluted net loss per share is as follows (in thousands, expect per share amounts):

                                                              PERIOD FROM
                                                             JUNE 25, 1997
                                                              (INCEPTION)                  SIX MONTHS ENDED JUNE
                                                                THROUGH      YEAR ENDED             30,
                                                             DECEMBER 31,   DECEMBER 31,  ------------------------
                                                                 1997           1998         1998         1999
                                                             -------------  ------------  -----------  -----------
                                                                                          (UNAUDITED)  (UNAUDITED)
Historical:
  Net loss.................................................   $      (581)   $   (5,031)   $  (1,063)   $  (9,067)
  Accretion and dividend on redeemable convertible
    preferred stock........................................            --          (606)          --       (3,771)
                                                             -------------  ------------  -----------  -----------
  Net loss applicable to common stockholders...............   $      (581)   $   (5,637)   $  (1,063)   $ (12,838)
                                                             -------------  ------------  -----------  -----------
                                                             -------------  ------------  -----------  -----------
  Weighted average shares of common stock outstanding......        11,183        12,739       11,859       14,311
  Less: weighted average shares subject to repurchase......            --         1,054           --          794
                                                             -------------  ------------  -----------  -----------
  Weighted average shares of common stock outstanding used
    in computing basic and diluted net loss per share......        11,183        11,685       11,859       13,517
                                                             -------------  ------------  -----------  -----------
                                                             -------------  ------------  -----------  -----------
  Basic and diluted net loss per share.....................   $     (0.05)   $    (0.48)   $   (0.09)   $   (0.95)
                                                             -------------  ------------  -----------  -----------
                                                             -------------  ------------  -----------  -----------
Pro forma (Unaudited):
  Net loss applicable to common stockholders (from
    above).................................................                  $   (5,637)                $ (12,838)
  Accretion on redeemable convertible preferred stock......                         531                       780
                                                                            ------------               -----------
  Pro forma net loss.......................................                  $   (5,106)                $ (12,058)
                                                                            ------------               -----------
                                                                            ------------               -----------
  Weighted average shares used in computing basic and
    diluted net loss per share (from above)................                      11,685                    13,517
  Adjustment to reflect the effect of the assumed
    conversion of preferred stock from the date of
    issuance...............................................                       4,308                    11,945
                                                                            ------------               -----------
  Weighted average shares used in computing pro forma basic
    and diluted net loss per share.........................                      15,993                    25,462
                                                                            ------------               -----------
                                                                            ------------               -----------
  Pro forma basic and diluted net loss per share...........                  $    (0.32)                $   (0.47)
                                                                            ------------               -----------
                                                                            ------------               -----------

    If the Company had reported net income, the calculation of historical and pro forma diluted earnings per share would have included approximately an additional 86,000, 938,000, 979,000 and 1,258,000 common equivalent shares related to the outstanding stock options and warrants not included above (determined using the treasury stock method at the estimated fair value) for the period from

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
June 25, 1997 (inception) through December 31, 1997, the year ended December 31, 1998, and for the six months ended June 30, 1998 and 1999, respectively.

EFFECT OF NEW ACCOUNTING STANDARDS

    The FASB issued Statement No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company adopted SFAS 131 in the year ended December 31, 1998, and operates in one business segment which is building a broadband interactive network that brings technology tools and educational resources to schools at no cost.

2. EQUIPMENT

    Equipment consists of the following (in thousands):

                                                                        DECEMBER 31,      JUNE 30,
                                                                    --------------------  ---------
                                                                      1997       1998       1999
                                                                    ---------  ---------  ---------
Computer and office equipment.....................................  $      43  $   2,510  $  10,397
Furniture and fixtures............................................         10        176        362
                                                                          ---  ---------  ---------
                                                                           53      2,686     10,759
Less accumulated depreciation and amortization....................        (10)      (215)      (978)
                                                                          ---  ---------  ---------
                                                                    $      43  $   2,471  $   9,781
                                                                          ---  ---------  ---------
                                                                          ---  ---------  ---------

3. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    Preferred stock consists of the following by series:

                                                                                     SHARES ISSUED AND OUTSTANDING
                                                                                ---------------------------------------
                                                        AUTHORIZED SHARES
                                                    --------------------------        DECEMBER 31,
                                                    DECEMBER 31,    JUNE 30,    -------------------------    JUNE 30,
SERIES                                                  1998          1999         1997          1998          1999
--------------------------------------------------  ------------  ------------     -----     ------------  ------------
                                                           (UNAUDITED)                        (UNAUDITED)
A convertible.....................................    9,097,671      9,097,671          --      9,097,671     9,097,671
B convertible.....................................      660,000        660,000          --        160,000       160,000
C redeemable convertible..........................      600,000        600,000          --        600,000       600,000
D convertible.....................................    2,500,000      6,000,000          --        300,000     5,894,110
                                                    ------------  ------------         ---   ------------  ------------
                                                     12,857,671     16,357,671          --     10,157,671    15,751,781
                                                    ------------  ------------         ---   ------------  ------------
                                                    ------------  ------------         ---   ------------  ------------

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

3. STOCKHOLDERS' EQUITY (CONTINUED)
    The holders of Series A, Series B and Series D convertible preferred stock are entitled to dividends when and if they are declared by the Board of Directors prior to and in preference to any dividend on common stock. No dividend or distribution can be declared or paid on any shares of Series A, B or D convertible preferred stock unless all accrued but unpaid dividends on the Series C redeemable convertible preferred stock have been paid. The holders of Series C redeemable convertible preferred stock are entitled to a mandatory dividend payable quarterly at the rate of 10% per annum of the liquidation preference. In the event the corporation does not pay a dividend in cash, the preferred liquidation value of each such share is automatically increased by an amount equal to the unpaid dividend amount. The holders of Series D convertible preferred stock are entitled to a mandatory rate increase of 15% per annum of the liquidation preference, compounded quarterly, which pursuant to the Amended & Restated Articles of Incorporation began to accrue on March 10, 1999. In the event of an initial public offering of the Company's common stock, the liquidation value per share will be issued in shares of the Company's common stock at a conversion price of $5.00 per share.

    Each share of preferred stock is convertible, at the option of the holder, into one share of the Company's common stock, subject to certain anti-dilution provisions. Each share of preferred stock will be automatically converted into common stock upon completion of an initial public offering of the Company's common stock with proceeds to the Company of a minimum of $25,000,000 at a minimum offering price of $8.00 per share of common stock. The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their preferred stock is convertible.

    The Series C redeemable convertible preferred stock is redeemable in the event that the Company has not consummated a public offering or merger event on or before August 27, 2000. The redemption price per share will equal twice the preferred liquidation amount for each such share, together with accrued but unpaid dividends on such shares. The carrying value of Series C redeemable convertible preferred stock is being accreted to its redemption value by charges to accumulated deficit during the development stage. In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Series A, Series B, Series C and Series D preferred stock have a liquidation preference of $0.10, $2.50, $5.00 and $5.00 per share, respectively, over holders of common stock plus any declared but unpaid dividends. If the assets and funds of the Company are insufficient to pay the aforesaid potential amounts, the holders of Series C redeemable convertible preferred stock have preference to the holders of Series A, Series B and Series D convertible preferred stock.

    The Series C and Series D convertible preferred stockholders are guaranteed a minimum amount if the initial public offering range is below $15 and $10, respectively. In the event of an initial public offering of the Company's common stock with an offering price of less than $15.00 or $10.00 per share, as adjusted for stock splits or reverse splits, each holder of Series C redeemable convertible and Series D convertible preferred stock, respectively, will be immediately issued or deemed to hold additional shares of Series C and Series D preferred stock which is convertible into shares of common stock at the closing of a public offering using a conversion price pursuant to a pre-determined formula which will compensate the holders for the lower offering price.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

3. STOCKHOLDERS' EQUITY (CONTINUED)

    Because the offering price is $11.00 per share, the Series C stockholders, Series D stockholders and Series E stockholders are entitled to receive approximately 309,260 shares, 501,732 shares and 35,371 shares, respectively. When such issuance of additional shares of common stock occurs, current and prospective stockholders will suffer additional dilution with a resulting increase in net loss applicable to common stockholders of $4,933,000 which will also result in an increase in net loss per share applicable to common stockholders.


BRIDGE FINANCINGS

    Between August 1997 and June 1998, the Company issued notes payable with aggregate principal totaling $900,000 and interest rates of 5.87% to 6.50% per annum. The principal amount of these notes was converted into 9,097,671 shares of Series A convertible preferred stock in August 1998.

    In May 1998, the Company issued notes payable with aggregate principal totaling $400,000 and an interest rate of 8.5% per annum together with warrants to purchase 500,000 shares of Series B convertible preferred stock. The principal amount of these notes was converted into 160,000 shares of Series B convertible preferred stock in August 1998.

    In February 1999, the Company issued a $200,000 note payable with an interest rate of 10% per annum. The principal amount was converted into 40,000 shares of Series D preferred stock in April 1999.

STOCK PLANS

    The Company has two stock plans which provide for the granting of stock options or shares of common stock to employees, directors and consultants. Stock options are exercisable immediately upon issuance (subject to vesting requirements) and generally have a term of 10 years. The Company typically reserves the right of first refusal to purchase all shares held by the participant upon termination of employment. Unvested options are canceled upon termination of employment. Fully vested shares may be repurchased by the Company at the higher of the original purchase price or the fair market value of the shares as determined by the Board of Directors. The vesting schedule is determined by the Board of Directors at the time of issuance. Stock options generally vest over a period of between three and four years. The repurchase right for vested shares expires upon the completion of an initial public offering of the Company's common stock. The Company has reserved 4,400,000 shares of common stock for issuance under the plans. In January 1999, the Company reserved an additional 1,000,000 shares of common stock for issuance under the Plan.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. STOCKHOLDERS' EQUITY (CONTINUED)

    A summary of activity under the Company's stock option plans is as follows:

                                                                        OPTIONS OUTSTANDING
                                                                    ----------------------------
                                                                                   WEIGHTED-
                                                                    NUMBER OF   AVERAGE EXERCISE
                                                                      SHARES    PRICE PER SHARE
                                                                    ----------  ----------------
  Options granted.................................................   1,120,000       $0.02
                                                                    ----------       -----
Outstanding at December 31, 1997..................................   1,120,000        0.02
  Options granted.................................................   1,720,230        0.84
  Options exercised...............................................  (1,000,000)       0.02
  Options canceled................................................     (91,000)       0.59
                                                                    ----------       -----
Outstanding at December 31, 1998..................................   1,749,230        0.80
  Options granted (unaudited).....................................   1,192,946        2.94
  Options exercised (unaudited)...................................    (150,650)       0.12
  Options canceled (unaudited)....................................    (278,669)       0.55
                                                                    ----------       -----
Outstanding at June 30, 1999 (unaudited)..........................   2,512,857       $1.87
                                                                    ----------       -----
                                                                    ----------       -----
Vested and Exercisable at December 31, 1997.......................     166,666       $0.02
                                                                    ----------       -----
                                                                    ----------       -----
Vested and exercisable at December 31, 1998.......................     152,742       $0.42
                                                                    ----------       -----
                                                                    ----------       -----
Vested and exercisable at June 30, 1999 (unaudited)...............     167,773       $2.34
                                                                    ----------       -----
                                                                    ----------       -----
Outstanding shares of common stock that may be repurchased at
  December 31, 1998...............................................     977,684
                                                                    ----------
                                                                    ----------
Outstanding shares of common stock that may be repurchased at June
  30, 1999 (unaudited)............................................     654,215
                                                                    ----------
                                                                    ----------

    The following table summarizes information concerning outstanding and exercisable options at December 31, 1998:

                                                                     OPTIONS VESTED AND
                                OPTIONS OUTSTANDING                     EXERCISABLE
                    -------------------------------------------  --------------------------
                                 WEIGHTED-        WEIGHTED-                     WEIGHTED-
                                  AVERAGE          AVERAGE                       AVERAGE
                                 EXERCISE         REMAINING                     EXERCISE
                     NUMBER        PRICE      CONTRACTUAL LIFE     NUMBER         PRICE
EXERCISE PRICES     OF SHARES    PER SHARE         (YEARS)        OF SHARES     PER SHARE
------------------  ---------  -------------  -----------------  -----------  -------------
$0.02 - $0.275....    699,730    $    0.16             9.23         118,742     $    0.11
$1.00 - $1.10.....    628,500    $    1.05             9.74              --            --
$1.50.............    421,000    $    1.50             9.95          34,000     $    1.50
                    ---------                                    -----------
                    1,749,230                                       152,742
                    ---------                                    -----------
                    ---------                                    -----------

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information concerning outstanding and exercisable options at June 30, 1999:

                                                                     OPTIONS VESTED AND
                                OPTIONS OUTSTANDING                     EXERCISABLE
                    -------------------------------------------  --------------------------
                                 WEIGHTED-        WEIGHTED-                     WEIGHTED-
                                  AVERAGE          AVERAGE                       AVERAGE
                                 EXERCISE         REMAINING                     EXERCISE
                     NUMBER        PRICE      CONTRACTUAL LIFE     NUMBER         PRICE
EXERCISE PRICES     OF SHARES    PER SHARE         (YEARS)        OF SHARES     PER SHARE
------------------  ---------  -------------  -----------------  -----------  -------------
$0.02 - $0.275....    326,411    $    0.18             8.77          48,573     $    0.19
$1.00 - $1.10.....    627,500    $    1.05             9.28              --            --
$1.50 - $2.50.....  1,182,846    $    2.14             9.67          39,200     $    1.63
$3.00 - $4.00.....    376,100    $    3.89             9.98          80,000     $    4.00
                    ---------                                    -----------
                    2,512,857                                       167,773
                    ---------                                    -----------
                    ---------                                    -----------

DEFERRED COMPENSATION

    During the year ended December 31, 1998, the Company also granted 1,350,000 shares of common stock to an officer of the Company (Note 6) under the 1998 Stock Plan at a price of $0.25 per share which was below the deemed fair market value at the date of grant of $2.75 per share. As a result, the Company recorded deferred compensation of $3,375,000 during the year ended December 31, 1998 representing the difference between the price paid per share and the deemed fair value of the Company's common stock. These amounts are being amortized by charges to operations over the vesting period of the stock of approximately four years resulting in amortization of approximately $730,000 for the year ended December 31, 1998 and $957,000 for the six months ended June 30, 1999. The Company has the right to buy back the unvested portion of this common stock if certain milestones are not met by the officer. If the Company elects to repurchase the unvested portion, the Company will retire the stock using the treasury method.

    The Company recorded deferred stock compensation of approximately $2,590,000 during the year ended December 31, 1998 and $3,012,000 during the six months ended June 30, 1999 representing the difference between the exercise price and the deemed fair value of the Company's common stock on the grant date for certain of the Company's stock options granted to employees. In the absence of a public market for the Company's common stock, the deemed fair value was based on the price per share of recent preferred stock financings, less a discount to give effect to the superior rights of the preferred stock. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options using a graded vesting method. Such amortization amounted to approximately $335,000 for the year ended December 31, 1998 and approximately $1,574,000 for the six months ended June 30, 1999.


    Including deferred compensation which will be recorded for option grants made during the three months ended September 30, 1999, future amortization is estimated to be approximately $3,745,000 for the six months ended December 31, 1999 and approximately $6,683,000, $2,942,000, $1,085,000 and $99,000 for the
fiscal year 2000, 2001, 2002 and 2003, respectively.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. STOCKHOLDERS' EQUITY (CONTINUED)
    In 1997 and 1998, the Company issued 1,858,730 and 1,350,000 shares, respectively, of common stock to employees in exchange for services. The common stock issued was recorded at the estimated fair value of the commmon stock at the time the services were performed and the expense was recorded. The Company's management believes that the value of the common stock issued approximates the value of the services received.

PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK-BASED COMPENSATION

    Pro forma information regarding results of operations and net loss per share is required by SFAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option valuation model with the following weighted average assumptions: a risk-free interest rate of 5.5% for the period from June 25, 1997 (inception) through December 31, 1997 and the year ended December 31, 1998, no dividend yield or volatility factors of the expected market price of the Company's common stock, and a weight-average expected life of the option of three and one-half years.

    The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans calculated using the minimum value method of SFAS 123, the Company's net loss (in thousands) and pro forma basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

                                                                    PERIOD FROM
                                                                   JUNE 25, 1997
                                                                    (INCEPTION)
                                                                      THROUGH      YEAR ENDED
                                                                   DECEMBER 31,   DECEMBER 31,
                                                                       1997           1998
                                                                   -------------  ------------
Net loss--pro forma..............................................    $    (584)    $   (5,046)
                                                                        ------    ------------
                                                                        ------    ------------
Net loss per share--pro forma....................................    $   (0.05)    $    (0.43)
                                                                        ------    ------------
                                                                        ------    ------------

    The weighted-average fair value of options granted for the period from inception to December 31, 1997, the year ended December 31, 1998, and for the six months ended June 30, 1999 was $0.01, $0.16, and $0.56, respectively.

    The effect on pro forma net loss is not necessarily indicative of the effect on pro forma net loss in future years, as future years will include the effects of additional years of stock option grants.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. STOCKHOLDERS' EQUITY (CONTINUED)
SHARES RESERVED FOR FUTURE ISSUANCE

    At December 31, 1998, the Company reserved shares of capital stock for future issuance as follows:

                                                                                 PREFERRED
                                                                COMMON STOCK       STOCK
                                                               --------------  --------------
Convertible preferred stock, including effect of preferred
  stock warrants.............................................     10,663,171      10,157,671
Warrants to purchase stock...................................             --         505,500
Stock options outstanding....................................      1,749,230              --
Stock options and shares available for grant.................        300,770              --
                                                               --------------  --------------
                                                                  12,713,171      10,663,171
                                                               --------------  --------------
                                                               --------------  --------------

WARRANTS

    The Company had the following warrants outstanding at June 30, 1999 to purchase shares of stock:

                   PREFERRED   EXERCISE PRICE
NUMBER OF SHARES     STOCK        PER SHARE                           EXPIRATION OF WARRANTS
-----------------  ----------  ---------------  -------------------------------------------------------------------
       250,000      Series B      $    3.00     May 2003
       250,000      Series B           3.50     May 2003
         5,500      Series D           5.00     Earlier of November 2005 or close of an initial public offering
           390      Series D           5.00     February 2007
       100,000      Series D           5.00     June 2004
       150,000       Common            5.00     December 2003
       -------
       755,890
       -------
       -------

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. INCOME TAXES

    Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                                 DECEMBER 31,
                                                                               1997       1998
                                                                             ---------  ---------
Net operating loss carryforwards...........................................  $     138  $   1,633
Accrued compensation.......................................................         82        101
Other......................................................................         --        118
                                                                             ---------  ---------
Total deferred tax assets..................................................        220      1,852
Valuation allowance........................................................       (220)    (1,852)
                                                                             ---------  ---------
Net deferred tax assets....................................................  $      --  $      --
                                                                             ---------  ---------
                                                                             ---------  ---------

    Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $220,000 and $1,632,000 in the years ended December 31, 1997 and 1998, respectively.

    A reconciliation of income taxes at the statutory federal income tax rate to net income taxes included in the accompanying statements of operations is as follows:

                                                              PERIOD FROM
                                                       JUNE 25, 1997 (INCEPTION)
                                                                THROUGH             YEAR ENDED DECEMBER     SIX MONTHS ENDED
                                                           DECEMBER 31, 1997             31, 1998             JUNE 30, 1999
                                                      ---------------------------  ---------------------  ---------------------
U.S. federal taxes (benefit) at statutory rate......                  34%                       34%                    34%
State...............................................                   6%                        6%                     6%
Valuation allowance.................................                 (40)%                     (40)%                  (40)%
                                                                      --                        --                     --
Total...............................................                   0%                        0%                     0%
                                                                      --                        --                     --
                                                                      --                        --                     --

    At December 31, 1997 and 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $344,000 and $4,082,000, respectively, which expire in tax years 2012 through 2018. Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization.

5. COMMITMENTS AND CONTINGENCIES

    The Company leases its office facility and certain office equipment under non-cancelable lease agreements, which require the Company to pay a portion of operating costs, including property taxes, insurance, and normal maintenance. Rent expense amounted to approximately $41,000 and $206,000 for the period from June 25, 1997 (inception) through December 31, 1997 and the year ended December 31, 1998, respectively.

    Capital lease obligations represent the present value of future rental payments under capital lease agreements for equipment. The original cost of the equipment under capital leases is $390,000 at December 31, 1998 (none in 1997) . The related amortization is included with depreciation expense. As

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. COMMITMENTS AND CONTINGENCIES (CONTINUED) part of one of its capital lease agreements, the Company has issued warrants to purchase 5,500 shares of Series D convertible preferred stock which are outstanding at December 31, 1998.

    Future minimum payments under capital and operating leases are as follows (in thousands):

                                                                             CAPITAL     OPERATING
YEAR ENDING DECEMBER 31:                                                     LEASES       LEASES
-------------------------------------------------------------------------  -----------  -----------
  1999...................................................................   $     142    $     244
  2000...................................................................         149          244
  2001...................................................................         146          240
  2002...................................................................           1          156
                                                                                -----        -----
Total minimum lease payments.............................................         438    $     884
                                                                                             -----
                                                                                             -----
Less amount representing interest........................................         (51)
                                                                                -----
Present value of minimum lease payments..................................         387
Less current portion of capital lease obligations........................        (118)
                                                                                -----
                                                                            $     269
                                                                                -----
                                                                                -----

    As of June 30, 1999, the Company has obtained credit lines from a number of lease finance companies for the purpose of acquiring computer and network equipment in schools. In aggregate, the Company has entered into lease finance agreements which allow for borrowings of up to approximately $20,145,000, bear per annum interest rates from 10.5% to 18%, and have terms ranging from 24 to 36 months. In addition, the Company has issued a letter of credit to two companies as security against the leases. As of June 30, 1999, the Company has drawn down approximately $6,768,000 from these credit lines.

    In June 1999, the Company entered into an agreement whereby a minimum number of school sites would be established and maintained for a fixed monthly fee for a minimum of three years. In the event the Company fails to establish the minimum number of sites within three months, an unordered minimum site fee would be assessed per site until the site was installed. As of June 30, 1999, the maximum obligation on installed sites is $3,978,000. In July 1999, the agreement was amended and the fixed monthly fee on the minimum number of site was reduced, which reduced the maximum obligation on installed sites to $3,330,000. Additionally, the Company will record an asset and related lease obligation for all equipment for which ownership is transferred to the Company. As of June 30, 1999, no sites have been installed under the agreement.

    The Company is a party to an arbitration and related counterclaim with a former officer of the Company relating to this officer's employment with the Company. Management believes the Company is adequately covered by insurance, or that the ultimate liability, if any, would not have a materially adverse effect on the Company's results of operations or financial position. However, depending on the amount and timing, an unfavorable resolution of these matters could materially affect the Company's future results of operations or cash flows in a particular period.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. NOTES RECEIVABLE FROM STOCKHOLDER

    During the year ended December 31, 1998, the Company loaned an officer $125,000 in exchange for a promissory note. The unsecured note bears interest at 5.35% per annum, with interest and principal due December 31, 1999.

7. RELATED PARTY TRANSACTIONS

    An officer of the Company owns other businesses which engage in financing transactions with the Company. Amounts paid to these related entities were approximately $12,000 and $163,000 for the period from June 25, 1997 (inception) through December 31, 1997 and during the year ended December 31, 1998, respectively.

    Between June and October 1997, the Company issued promissory notes to an officer of the Company aggregating approximately $156,000, which bore interest at 12.0% per annum and was repaid, along with accrued interest, in September 1998.

    In March 1999, the Company entered into an agreement with a stockholder in which the Company has granted the stockholder an exclusive right to deliver certain products and services on the Company's systems in schools. The Company will earn fees based upon the number of eligible schools and the length of time eligible schools have been operational. The initial term of the agreement will expire on December 31, 2003 with a five year renewal option subject to the Company earning certain minimum fees from the agreement. As consideration for the agreement, the Company issued the stockholder a warrant to purchase 150,000 shares of the Company's common stock at $5.00 per share. The warrant is exercisable in whole only if the Company earns a minimum fee per eligible school during the year ended December 31, 2003. The Company recorded deferred stock compensation of approximately $974,000 during the six months ended June 30, 1999. This amount was computed using the Black-Scholes option valuation model; it will be remeasured at each measurement date, and the related amortization will be charged to operations over the term of the related agreement. The assumptions used to compute the value of the warrant at June 30, 1999 under Black-Scholes are as follows: expected volatility, 0.7; expected life, 4.5 years; exercise price, $5.00; stock price at measurement date, $9.00; expected dividend yield, 0%; and risk-free interest rate, 6.0%.

    The Company purchases certain data communications equipment from one of its stockholders. Through June 30, 1999, the Company has paid approximately $1.8 million to the stockholder for equipment, consulting services, and software license fees.

    In September 1998, the Company paid a stockholder $180,000 in consulting fees in connection with the issuance of Series C preferred stock.

    In January 1999, the Company issued a promissory note in the amount of $500,000 to a member of the Company's board of directors, bearing an interest rate of 12.0% per annum. The note and approximately $12,000 of interest was paid in April 1999.

    In August 1999, a majority of ZapMe!'s directors, approved the issuance of an immediately exercisable non-statutory option to purchase 300,000 shares of the Company's common stock to an officer of the Company at an exercise price of $5.00 per share. The shares are subject to a right of repurchase in favor of ZapMe!, which will expire at a rate of one third on each anniversary of the date of grant. ZapMe! has agreed to loan the officer, at his request, the amount necessary to pay for the

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. RELATED PARTY TRANSACTIONS (CONTINUED) aggregate exercise price of the option, which loan will be secured by the shares purchased on exercise of the option.

8. SUBSEQUENT EVENTS

PROPOSED PUBLIC OFFERING OF COMMON STOCK

    In August 1999, the Board of Directors authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, all of the outstanding preferred stock will automatically convert into common stock. The unaudited pro forma stockholders' equity at June 30, 1999 gives effect to the conversion of all outstanding shares of convertible preferred stock at that date into 15,751,781 shares of common stock upon the completion of the offering.

REINCORPORATION

    In connection with the Company's reincorporation in the state of Delaware, the Board of Directors authorized an increase in the number of authorized shares of common stock to 200,000,000 and an increase in the number of authorized shares of preferred stock to 23,357,671 shares, subject to stockholder approval. Effective immediately prior to the closing of the initial public offering of its common stock, the Board of Directors authorized, subject to stockholder approval, a decrease in the number of authorized shares of preferred stock to 5,000,000.

OPTION PLAN


    In August 1999, the Company's Board of Directors approved, and in October 1999, the stockholders approved, the amended and restated 1998 Stock Plan. The plan allows for the addition of 1,500,000 shares of common stock to be offered under the plan as well as an annual increase commencing January 1, 2000 equal to the lowest of 2,000,000, 5% of the outstanding shares of the Company's common stock on the first day of the fiscal year, or such other amount as determined by the Board of Directors.


1999 EMPLOYEE STOCK PURCHASE PLAN


    The Company's 1999 Employee Stock Purchase Plan was adopted by the Board of Directors in August 1999 and approved by the stockholders in October 1999 to be effective upon the completion of the Company's initial public offering of its common stock. The Company has reserved a total of 500,000 shares of common stock for issuance under this plan. Eligible employees may purchase common stock at 15% of the lesser of the fair market value of the Company's common stock on the first day of the applicable six-month offering period at the date of purchase. In addition, the plan provides for automatic annual increases in the number of shares available for issuance on the first day of each fiscal year equal to the lowest of 1,000,000, 2% of the outstanding shares of the Company's common stock on the first day of the fiscal year, or such other amount as determined by the Board of Directors.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. SUBSEQUENT EVENTS (CONTINUED)
SERIES E PREFERRED STOCK

    In August 1999, the Board of Directors authorized 2,030,000 shares of Series E preferred stock. The holders of Series E preferred stock are entitled to dividends when and if they are declared by the Board of Directors prior to and in preference to any dividend or common stock. In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Series E preferred stock have a liquidation preference of $5.00 over holders of common stock plus any declared but unpaid dividends. The holders of Series E preferred stock are entitled to a mandatory rate increase of 7.5% per annum of the liquidation preference, compounded quarterly. In the event of an initial public offering of the Company's common stock, the liquidation value per share will be issued in shares of common stock at a conversion price of $5.00. In August 1999, the Company issued 2,030,000 shares of Series E preferred stock, with gross proceeds to the Company of approximately $10,150,000.


    The $5.00 per share price of Series E preferred stock does not necessarily represent the fair value of the preferred stock issued. In August 1999, the Company will record an increase to the net loss available to common stockholders of approximately $12,200,000, which represents the difference between the $5.00 per share purchase price and the deemed fair value of $11.00 per share.


WARRANTS

    The Company has agreed to issue warrants to a number of lease financing companies. As of June 30, 1999, the Company is obligated to issue warrants for 100,000 shares of Series D convertible preferred stock and 140,000 shares of common stock, of which 100,000 was issued subsequent to June 30, 1999. The value of the warrants, if any, will be determined by management at the issuance date.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. SUBSEQUENT EVENTS (CONTINUED)
STOCK OPTIONS

    In July, August and September 1999, the Company has granted stock options and stock purchase rights as follows:

                                                   SHARES     EXERCISE     DEEMED FAIR     DEFERRED
           RECIPIENT                GRANT DATE     GRANTED      PRICE         VALUE      COMPENSATION      VESTING PERIOD
--------------------------------  --------------  ---------  -----------  -------------  -------------  --------------------
Beverly Weinstein (non-employee)  July 1999           6,800        4.00         10.00     $    43,400   Vests upon grant
Kemp, Jack (director)             July 1999          20,000        4.00         10.00         120,000   Vests upon grant
Employees                         July 1999          43,600        4.00         10.00         261,600   3-year vesting, 1/3
                                                                                                        each anniversary
Lance Mortensen (Chairman)        August 1999       300,000        5.00         11.00       1,800,000   3-year vesting,1/3
                                                                                                        each anniversary
Employees                         August 1999        31,050        5.00         11.00         186,300   3-year vesting, 1/3
                                                                                                        each anniversary
Delcom Marketing                  September 1999     10,000        5.00         11.00          60,000   Performance-based,
                                                                                                        expires 12/31/1999
Employees                         September 1999     79,100        5.00         11.00         474,600   3-year vesting, 1/3
                                                                                                        each anniversary
Rick Inatome (CEO)                September 1999  1,000,000        5.00         11.00       6,000,000   4-year vesting, 25%
                                                                                                        on first year,
                                                                                                        monthly thereafter
W Scott Burwell                   September 1999    175,000       10.00         11.00         175,000   3-year vesting, 1/3
                                                                                                        each anniversary
                                                  ---------                              -------------
Total                                             1,665,550                               $ 9,120,900
                                                  ---------                              -------------
                                                  ---------                              -------------

    Delcom Marketing may exercise the stock option only if it delivers a minimum number of signed subscription agreements with school districts to permit installation of ZapMe! computer labs. The assumptions used to compute the value of the stock option under Black-Scholes at September 30, 1999 are as follows: expected volatility, 0.7; expected life, 3 months; exercise price, $5.00; stock price at measurement date, $11.00; expected dividend yield, 0%; and risk-free interest rate, 6.0%.

EMPLOYMENT AGREEMENT

    In September 1999, the Company hired a new chief executive officer. As part of the officer's employment agreement the Company granted a non-statutory option to purchase one million shares of the company's common stock at an exercise price of $5.00 per share. The shares are subject to a right of repurchase in favor of ZapMe!, which will expire at a rate of twenty-five percent on the first anniversary of the grant date and one forty-eighth of the shares at the end of each month thereafter. The Company will be required to record deferred compensation during the three months ending September 30, 1999 representing the difference between the price paid and the deemed fair value of the Company's common stock. This amount will amortized by charges to operations over the vesting period of the stock. The Company has also agreed to loan the amount necessary to pay for the aggregate purchase price of the option, which will be secured by a full recourse promissory note. The promissory note has a term of four years and bears an interest rate of 5.96%.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. SUBSEQUENT EVENTS (CONTINUED)
CONCURRENT OFFERING


    Concurrently with the proposed initial public offering of Company's common stock, the Company is offering directly to various shareholders associated with Gilat Satellite Networks, at the initial public offering price minus the underwriting discount and commissions, an aggregate of 488,753 shares of the Company's common stock. Although these individuals have indicated an intention to purchase the shares in the concurrent offering, they are under no obligation to do so. The sale of the shares to an individual in the concurrent offering is not dependent on the sale of shares to others, and the Company might not sell any shares in the concurrent offering. The shares are not issued in connection with any services or supply arrangement between the Company and Gilat or its affiliates. If the individuals do not purchase their full allotment of the shares in the concurrent offering, the Company will not sell any of the remainder of those allotted shares. The Company will record a charge of approximately $350,0000 representing the value of the underwriting discount and commissions for the shares that are sold, if any, in this concurrent offering.

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    THROUGH AND INCLUDING NOVEMBER 13, 1999, (THE 25(TH) DAY AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                9,000,000 SHARES

                                 [ZAPME! LOGO]

                                  COMMON STOCK

                              -------------------

                              P R O S P E C T U S

                              -------------------

                              MERRILL LYNCH & CO.
                           DEUTSCHE BANC ALEX. BROWN
                           THOMAS WEISEL PARTNERS LLC
                            WIT CAPITAL CORPORATION


                                OCTOBER 19, 1999


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